Filed pursuant to Rule 424(b)(3)
                                                Registration No. 333-83964



MAY 1, 2003

TIAA REAL ESTATE ACCOUNT

PROSPECTUS

A TAX-DEFERRED VARIABLE ANNUITY OPTION OFFERED BY
TEACHERS INSURANCE AND ANNUITY
ASSOCIATION OF AMERICA

      THIS PROSPECTUS TELLS YOU ABOUT THE TIAA REAL ESTATE ACCOUNT, AN INVESTMENT OPTION OFFERED THROUGH INDIVIDUAL AND GROUP VARIABLE ANNUITY CONTRACTS ISSUED BY TIAA. PLEASE READ IT CAREFULLY BEFORE INVESTING AND KEEP IT FOR FUTURE REFERENCE.

      The Real Estate Account invests primarily in real estate and real estate-related investments. TIAA, one of the largest and most experienced mortgage and real estate investors in the nation, manages the Account's assets.

      The value of your investment in the Real Estate Account will go up or down depending on how the Account performs and you could lose money. The Account's performance depends mainly on the value of the Account's real estate and other real estate-related investments, and the income generated by those investments. The Account's returns could go down if, for example, real estate values or rental and occupancy rates decrease due to general economic conditions or a weak market for real estate generally. Property operating costs and government regulations, such as zoning or environmental laws, could also affect a property's profitability. TIAA does not guarantee the investment performance of the Account, and you bear the entire investment risk. FOR A DETAILED DISCUSSION OF THE SPECIFIC RISKS OF INVESTING IN THE ACCOUNT, SEE "RISKS," PAGE 4.

      We take deductions daily from the Account's net assets for the Account's operating and investment management expenses. The Account also pays TIAA for bearing mortality and expense risks and for providing a liquidity guarantee. The current estimated annual expense deductions from Account's net assets total 0.690%.

      The Real Estate Account is designed as an option for retirement and tax-deferred savings plans for employees of nonprofit institutions. TIAA offers the Real Estate Account under the following annuity contracts:

      o     RA and GRAs (Retirement and Group Retirement Annuities)

      o     SRAs (Supplemental Retirement Annuities)

      o     GSRAs (Group Supplemental Retirement Annuities)

      o     Classic and Roth IRAs (Individual Retirement Annuities)

      o     GAs (Group Annuities) and institutionally-owned GSRAs

      o     Keoghs

      THE SECURITIES AND EXCHANGE COMMISSION (SEC) HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THE INFORMATION IN THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      AN INVESTMENT IN THE REAL ESTATE ACCOUNT IS NOT A BANK DEPOSIT AND IS NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.


                                        TIAA Real Estate Account  PROSPECTUS |1|
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TABLE OF CONTENTS

 2   About the Real Estate Account and TIAA
 2   The Account's Investment Objective and Strategy
 2   About the Account's Investments -- In General
 3   General Investment and Operating Policies
 4   Risks
 6   Establishing and Managing the Account-- The Role of TIAA
 8   Description of Properties
12   Selected Financial Data
13 Management's Discussion and Analysis of Financial Condition and Results of Operations
16   Valuing the Account's Assets
17   Expense Deductions
18   The Contracts
19   How to Transfer and Withdraw Your Money
20   Receiving Annuity Income
22   Death Benefits
23   Taxes
24   General Matters
24   Distributor
24   State Regulation
24   Legal Matters
25   Experts
25   Additional Information
25   Financial Statements
25   Index to Financial Statements
44   Appendix A -- Management of TIAA
44   Appendix B -- Special Terms

ABOUT THE REAL ESTATE ACCOUNT AND TIAA

The TIAA Real Estate Account was established in February 1995 as a separate account of Teachers Insurance and Annuity Association of America (TIAA). TIAA is a life insurance company founded in 1918 by the Carnegie Foundation for the Advancement of Teaching. Its home office is at 730 Third Avenue, New York, NY 10017-3206 and its telephone number is (212) 490-9000. In addition to issuing variable annuities, whose returns depend upon the performance of certain specified investments, TIAA also offers traditional fixed annuities.

      With its 50 years in the real estate business and interests in properties located across the U.S., TIAA is one of the nation's largest and most experienced investors in mortgages and real estate equity interests. As of December 31, 2002, TIAA's general account had a mortgage and real property portfolio of approximately $29.6 billion.

      TIAA is the companion organization of the College Retirement Equities Fund
(CREF), the first company in the United States to issue a variable annuity. Together, TIAA and CREF form the principal retirement system for the nation's education and research communities and one of the largest pension systems in the U.S., based on assets under management. TIAA-CREF serves approximately 2.5 million people at over 15,000 institutions. As of December 31, 2002, TIAA's assets were approximately $141.8 billion; the combined assets for TIAA and CREF totaled approximately $255.6 billion.

      THE REAL ESTATE ACCOUNT OFFERED BY THIS PROSPECTUS IS ONLY BEING OFFERED IN THOSE JURISDICTIONS WHERE IT IS LEGAL TO DO SO. NO PERSON MAY MAKE ANY REPRESENTATION TO YOU OR GIVE YOU ANY INFORMATION ABOUT THE OFFERING THAT IS NOT IN THE PROSPECTUS. IF ANYONE PROVIDES YOU WITH INFORMATION ABOUT THE OFFERING THAT IS NOT IN THE PROSPECTUS, YOU SHOULDN'T RELY ON IT.

THE ACCOUNT'S INVESTMENT OBJECTIVE AND STRATEGY

INVESTMENT OBJECTIVE: The Real Estate Account seeks favorable long term returns primarily through rental income and appreciation of real estate investments owned by the Account. The Account also will invest in publicly-traded securities and other investments that are easily converted to cash to make redemptions, purchase or improve properties or cover other expenses.

      INVESTMENT STRATEGY: The Account seeks to invest between 70 percent to 95 percent of its assets directly in real estate or real estate-related investments. The Account's principal strategy is to purchase direct ownership interests in income-producing real estate, such as office, industrial, retail, and multi-family residential properties. The Account can also invest in other real estate or real estate-related investments, through joint ventures, real estate partnerships or real estate investment trusts (REITs). To a limited extent, the Account can also invest in conventional mortgage loans, participating mortgage loans, common or preferred stock of companies whose operations involve real estate (I.E., that primarily own or manage real estate), and mortgage-backed securities.

      The Account will invest the remaining portion of its assets in government and corporate debt securities, money market instruments and other cash equivalents, and, at times, stock of companies that don't primarily own or manage real estate. In some circumstances, the Account can increase the portion of its assets invested in debt securities or money market instruments. This could happen if the Account receives a large inflow of money in a short period of time, there is a lack of attractive real estate investments available on the market, or the Account anticipates a need to have more cash available.

      The amount the Account invests in real estate and real estate-related investments at a given time will vary depending on market conditions and real estate prospects, among other factors. On December 31, 2002, the Account had approximately 96.90 percent of its portfolio invested in real estate and real estate-related investments (including REITs).

ABOUT THE ACCOUNT'S INVESTMENTS--IN GENERAL

DIRECT INVESTMENTS IN REAL ESTATE

DIRECT PURCHASE: The Account will generally buy direct ownership interests in existing or newly constructed income-producing properties, including office, industrial, retail, and multi-family residential properties. The Account will invest mainly in established properties with existing rent and expense schedules or in newly-constructed properties with predictable cash flows or in which a seller agrees to provide certain minimum income levels. On occasion the Account might invest in real estate development projects.

      PURCHASE-LEASEBACK TRANSACTIONS: The Account can enter into purchase-leaseback transactions (leasebacks) in which it typically will buy land and income-producing improvements on the land (such as buildings), and simultaneously lease the land and improvements to a third party (the lessee). Leasebacks are generally for very long terms. Usually, the lessee is responsible for operating the property and paying all operating costs, including taxes and mortgage debt. The Account can also give the lessee an option to buy the land and improvements.

      In some leasebacks, the Account may purchase only the land under an income-producing building and lease the land to the building owner. In


|2| PROSPECTUS TIAA Real Estate Account those cases, the Account will often seek to share (or "participate") in any increase in property value from building improvements or in the lessee's revenues from the building above a base amount. The Account can invest in leasebacks that are subordinated to other interests in the land, buildings, and improvements (e.g., first mortgages); in that case, the leaseback interest will be subject to greater risks.

INVESTMENTS IN MORTGAGES

GENERAL: The Account can originate or acquire interests in mortgage loans, generally on the same types of properties it might otherwise buy. These mortgage loans may pay fixed or variable interest rates or have "participating" features (as described below). Normally the Account's mortgage loans will be secured by properties that have income-producing potential. They usually will not be insured or guaranteed by the U.S. government, its agencies or anyone else. They usually will be non-recourse, which means they won't be the borrower's personal obligations. Most will be first mortgage loans on existing income-producing property, with first-priority liens on the property. These loans may be amortized, or may provide for interest-only payments, with a balloon payment at maturity.

      PARTICIPATING MORTGAGE LOANS: The Account may make mortgage loans which permit the Account to share (have a "participation") in the income from or appreciation of the underlying property. These participations let the Account receive additional interest, usually calculated as a percentage of the revenues the borrower receives from operating, selling or refinancing the property. The Account may also have an option to buy an interest in the property securing the participating loan.

      MANAGING MORTGAGE LOAN INVESTMENTS: TIAA can manage the Account's mortgage loans in a variety of ways, including:

o     renegotiating and restructuring the terms of a mortgage loan

o     extending the maturity of any mortgage loan made by the Account

o     consenting to a sale of the property subject to a mortgage loan

o financing the purchase of a property by making a new mortgage loan in connection with the sale

o     selling them, or portions of them, before maturity

OTHER REAL ESTATE-RELATED INVESTMENTS

REAL ESTATE INVESTMENT TRUSTS: The Account may invest in real estate investment trusts (REITs), publicly-owned entities that lease, manage, acquire, hold mortgages on, and develop real estate. Normally the Account will buy the common or preferred stock of a REIT, although at times it may purchase REIT debt securities. REITs seek to maximize share value and increase cash flows by acquiring and developing new projects, upgrading existing properties or renegotiating existing arrangements to increase rental rates and occupancy levels. REITs must distribute at least 90% of their net earnings to shareholders in order to benefit from a special tax structure, which means they may pay high dividends. The value of a particular REIT can be affected by such factors as cash flow, the skill of its management team, and defaults by its lessees or borrowers.

      STOCK OF COMPANIES INVOLVED IN REAL ESTATE ACTIVITIES: The Account can invest in common or preferred stock of companies whose business involves real estate. These stocks may be listed on U.S. or foreign stock exchanges or traded over-the-counter in the U.S. or abroad.

      MORTGAGE-BACKED SECURITIES: The Account can invest in mortgage-backed securities and other mortgage-related or asset-backed instruments, including commercial mortgage-backed securities (CMBSs), residential mortgage-backed securities, mortgage-backed securities issued or guaranteed by agencies or instrumentalities of the U.S. Government, non-agency mortgage instruments, and collateralized mortgage obligations that are fully collateralized by a portfolio of mortgages or mortgage-related securities. Mortgage-backed securities are instruments that directly or indirectly represent a participation in, or are secured by and payable from, one or more mortgage loans secured by real estate. In most cases, mortgage-backed securities distribute principal and interest payments on the mortgages to investors. Interest rates on these instruments can be fixed or variable. Some classes of mortgage-backed securities may be entitled to receive mortgage prepayments before other classes do. Therefore, the prepayment risk for a particular instrument may be different than for other mortgage-related securities.

      INVESTMENT VEHICLES INVOLVED IN REAL ESTATE ACTIVITIES: The Account can hold interests in limited partnerships, funds, and other commingled investment vehicles involved in real estate-related activities, including owning, financing, managing, or developing real estate.

NON-REAL ESTATE-RELATED INVESTMENTS

The Account can also invest in:

o     U.S. government or government agency securities

o Money market instruments and other cash equivalents. These will usually be high-quality short-term debt instruments, including U.S. government or government agency securities, commercial paper, certificates of deposit, bankers' acceptances, repurchase agreements, interest-bearing time deposits, and corporate debt securities.

o Corporate debt or asset-backed securities of U.S. or foreign entities, or debt securities of foreign governments or multi-national organizations, but only if they're investment-grade and rated in the top four categories by a nationally recognized rating organization (or, if not rated, deemed by TIAA to be of equal quality)

o Common or preferred stock, or other ownership interests, of U.S. or foreign companies that aren't involved in real estate, to a limited extent

FOREIGN REAL ESTATE AND OTHER FOREIGN INVESTMENTS

The Account may invest in foreign real estate or real estate-related investments. It might also invest in securities or other instruments of foreign government or private issuers. While the percentage will vary, we expect that foreign investments will be no more than 25 percent of the Account's portfolio. Depending on investment opportunities, the Account's foreign investments could at times be concentrated in one or two foreign countries. We will consider the special risks involved in foreign investing before investing in foreign real estate and won't invest unless our standards are met.

GENERAL INVESTMENT AND OPERATING POLICIES

STANDARDS FOR REAL ESTATE INVESTMENTS

GENERAL CRITERIA FOR BUYING REAL ESTATE OR MAKING MORTGAGE LOANS: Before the Account purchases real estate or makes a mortgage loan, TIAA will consider such factors as:

o     the location, condition, and use of the underlying property

o     its operating history, and its future income-producing capacity

o     the quality, operating experience, and creditworthiness of the borrower

      TIAA will analyze the fair market value of the underlying real estate, taking into account the property's operating cash flow (based on the historical and projected levels of rental and occupancy rates, and expenses), as well as the general economic conditions in the area where the property is located.

      DIVERSIFICATION: We haven't placed percentage limitations on the type and location of properties that the Account can buy. However, the Account seeks to diversify its investments by type of property and geographic location. How much the Account diversifies will depend upon whether suitable investments are available and how much the Account has available to invest.


                                        TIAA Real Estate Account  PROSPECTUS |3|
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      SPECIAL CRITERIA FOR MAKING MORTGAGE LOANS: Ordinarily, the Account will only make a mortgage loan if the loan, when added to any existing debt, will not exceed 85 percent of the appraised value of the mortgaged property when the loan is made, unless the Account is compensated for taking additional risk.

      SELLING REAL ESTATE INVESTMENTS: The Account doesn't intend to buy and sell its real estate investments simply to make short-term profits. But the Account may sell investments if market conditions are favorable or to raise cash. The Account will reinvest any sale proceeds that it doesn't need to pay operating expenses or to meet redemption requests (E.G., cash withdrawals or transfers).

OTHER REAL ESTATE-RELATED POLICIES

APPRAISALS: The Account will rely on TIAA's own analysis to appraise a property when it first buys it. After that, normally the Account's properties and participating mortgage loans will be appraised or valued once a year by an independent state-certified appraiser who is a member of a professional appraisal organization. In addition, TIAA's appraisal staff will perform a valuation of each real estate property on a quarterly basis. While the Account usually won't receive an independent appraisal before it buys real estate, it will get an independent appraisal when it makes mortgage loans.

      BORROWING: The Account may borrow money and assume or obtain a mortgage on a property -- i.e., make leveraged real estate investments -- under the following limited circumstances:

o The Account may borrow money when it buys a property that is already subject to existing mortgage loans

o The Account may take out a mortgage on a property with a joint venture partner

o The Account may take out a construction loan on a property with a joint venture partner, provided that if there is a default under the loan, the lender's recourse is limited to the assets of that joint venture

o To meet short-term cash needs, the Account may obtain a line of credit whose terms require that the Account secure a loan with one or more of its properties

      The Account's total borrowings may not exceed 20% of the Account's total net asset value. (In calculating the 20% limit, we will include only the Account's actual percentage interest in any borrowings and not that of any joint venture partner.) The Account may only borrow up to 70% of the then current value of a property, although construction loans may be for 100% of costs incurred in developing the property. Except for construction loans, any mortgage loans on a property will be non-recourse, meaning that if the Account defaults on its loan, the lender will have recourse only to the property encumbered or the joint venture owning the property, and not to any other assets of the Account. When possible, the Account will seek to have loans mature at different times to limit the risks of borrowing.

      The Account will not obtain mortgage financing from TIAA or any of its affiliates. However, on a limited basis, the Account may place a mortgage on an Account property held by a subsidiary for tax planning or other purposes. This type of mortgage will not be subject to the general limitations on borrowing described above.

      When the Account assumes or obtains a mortgage on a property, it will bear the expense of mortgage payments. It will also be exposed to certain additional risks, which are described under "Risks of Borrowing" on page 5.

      JOINT INVESTMENTS: The Account can hold property jointly through general or limited partnerships, joint ventures, leaseholds, tenancies-in-common, or other legal arrangements. However, the Account will not hold real property jointly with TIAA or its affiliates.

      DISCRETION TO EVICT OR FORECLOSE: TIAA may, in its discretion, evict defaulting tenants or foreclose on defaulting borrowers to maintain the value of an investment, when it decides that it's in the Account's best interests.

      PROPERTY MANAGEMENT AND LEASING SERVICES: The Account usually will hire a local management company to perform the day-to-day management services for the Account's properties, including supervising any on-site personnel, negotiating maintenance and service contracts, and providing advice on major repairs and capital improvements. The local manager will also recommend changes in rent schedules and create marketing and advertising programs to attain and maintain good occupancy rates by responsible tenants. The Account may also hire leasing companies to perform or coordinate leasing and marketing services to fill any vacancies. The fees paid to the local management company, along with any leasing commissions and expenses, will reduce the Account's cash flow from a property.

      INSURANCE: We will try to arrange for, or require proof of, comprehensive insurance, including liability, fire, and extended coverage, for the Account's real property and properties securing mortgage loans or subject to purchase-leaseback transactions. The Account's insurance currently includes some coverage for terrorist acts, but we can't assure you that it will be adequate to cover all losses. We also can't assure you that we will be able to obtain coverage for terrorist acts at an acceptable cost, if at all, when the current policy expires.

OTHER POLICIES

LIQUID ASSETS: At times, a significant percentage of the Account may be invested in liquid assets (which may or may not be real estate-related) while we look for suitable real property investments. The Account can temporarily increase the percentage of its liquid assets under some circumstances, including the rapid inflow of participants' funds, lack of suitable real estate investments, or a need for greater liquidity.

      INVESTMENT COMPANY ACT OF 1940: We intend to operate the Account so that it will not have to register as an "investment company" under the Investment Company Act of 1940 (the 1940 Act). This will require monitoring the Account's portfolio so that it won't have more than 40 percent of total assets, other than U.S. government securities and cash items, in investment securities. As a result, the Account may be unable to make some potentially profitable investments.

      CHANGING OPERATING POLICIES OR WINDING DOWN: TIAA can decide to change the operating policies of the Account or wind it down. If the Account is wound down, you may need to transfer your accumulations or annuity income to TIAA's traditional annuity or any CREF account available under your employer's plan. If you don't tell us where to transfer your accumulations or annuity income, we'll automatically transfer them to the CREF Money Market Account. You will be notified in advance if we decide to change a significant policy or wind down the Account.

RISKS

THE VALUE OF YOUR INVESTMENT IN THE ACCOUNT WILL GO UP AND DOWN BASED ON THE VALUE OF THE ACCOUNT'S ASSETS AND THE INCOME THE ASSETS GENERATE. The potential risk of investing in the Account is moderate. You can lose money by investing in the Account. The Account's assets and income (particularly its real estate assets and rental income) can be affected by many factors, and you should consider the specific risks presented below before investing in the Account.

RISKS OF REAL ESTATE INVESTING

GENERAL RISKS OF OWNING REAL PROPERTY: The Account will be subject to the risks inherent in owning real property, including:

o The Account's property values or rental and occupancy rates could go down due to general economic conditions, a weak market for real estate


|4| PROSPECTUS TIAA Real Estate Account generally, changing supply and demand for certain types of properties, and natural disasters or man-made events.

o A property may be unable to attract and retain tenants, which means that rental income would decline.

o The Account could lose revenue if tenants don't pay rent, or if the Account is forced to terminate a lease for nonpayment. Any disputes with tenants could also involve costly litigation.

o A property's profitability could go down if operating costs, such as property taxes, utilities, maintenance and insurance costs, go up in relation to gross rental income, or the property needs unanticipated repairs and renovations.

      GENERAL RISKS OF SELLING REAL ESTATE INVESTMENTS: Among the risks of selling real estate investments are:

o The sale price of an Account property might differ from its estimated or appraised value, leading to losses or reduced profits to the Account.

o Because of the nature of real estate, the Account might not be able to sell a property at a particular time for its full value, particularly in a poor market. This might make it difficult to raise cash quickly and also could lead to Account losses.

o     The Account may need to provide financing if no cash buyers are available.

      RISKS OF BORROWING: Among the risks of borrowing money and investing in a property subject to a mortgage are:

o The Account may not be able to make its loan payments, which could result in a default on its loan. The lender then could foreclose on the underlying property and the Account would lose the value of its investment in the foreclosed property.

o If the Account obtains a mortgage loan that involves a balloon payment, there is a risk that the Account may not be able to make the lump sum principal payment due under the loan at the end of the loan term, or otherwise obtain adequate refinancing. The Account then may be forced to sell the property or other properties under unfavorable market conditions or default on its mortgage.

o If the Account takes out variable-rate loans, the Account's returns may be volatile when interest rates are volatile.

      REGULATORY RISKS: Government regulation, including zoning laws, property taxes, fiscal, environmental or other government policies, could operate or change in a way that hurts the Account and its properties. For example, regulations could raise the cost of owning and maintaining properties or make it harder to sell, rent, finance, or refinance properties due to the increased costs associated with regulatory compliance.

      ENVIRONMENTAL RISKS: The Account may be liable for damage to the environment caused by hazardous substances used or found on its properties. Under various environmental regulations, the Account may also be liable, as a current or previous property owner or mortgagee, for the cost of removing or cleaning-up hazardous substances found on a property, even if it didn't know of and wasn't responsible for the hazardous substances. If any hazardous substances are present or the Account doesn't properly clean up any hazardous substances, or if the Account fails to comply with regulations requiring it to actively monitor the business activities on its premises, the Account may have difficulty selling or renting a property or be liable for monetary penalties. The cost of any required clean-up and the Account's potential liability for environmental damage to a single real estate investment could exceed the value of the Account's investment in a property, the property's value, or in an extreme case, a significant portion of the Account's assets.

      UNINSURABLE LOSSES: Certain catastrophic losses (e.g., from earthquakes, wars, terrorist acts, nuclear accidents, floods, or environmental or industrial hazards or accidents) are uninsurable or so expensive to insure against that it doesn't make sense to buy insurance for them. If a disaster that we haven't insured against occurs, the Account could lose both its original investment and any future profits from the property affected. In addition, some leases may permit a tenant to terminate its obligations in certain situations, regardless of whether those events are fully covered by insurance. In that case, the Account would not receive rental income from the property while that tenant's space is vacant.

      RISKS OF DEVELOPING REAL ESTATE OR BUYING RECENTLY-CONSTRUCTED PROPERTIES:
If the Account chooses to develop a property or buys a recently-constructed property, it may face the following risks:

o If developing real estate, there may be delays or unexpected increases in the cost of property development and construction due to strikes, bad weather, material shortages, increases in material and labor costs, or other events.

o Because external factors may have changed from when the project was originally conceived (e.g., slower growth in local economy, higher interest rates, or overbuilding in the area), the property, if purchased when unleased, may not operate at the income and expense levels first projected or may not be developed in the way originally planned.

o The seller or other party may not be able to carry out any agreement to provide certain minimum levels of income, or that agreement could expire, which could reduce operating income and lower returns.

      RISKS OF JOINT OWNERSHIP: Investing in joint venture partnerships or other forms of joint property ownership may involve special risks.

o The co-venturer may have interests or goals inconsistent with those of the Account.

o If a co-venturer doesn't follow the Account's instructions or adhere to the Account's policies, the jointly-owned properties, and consequently the Account, might be exposed to greater liabilities than expected.

o A co-venturer can make it harder for the Account to transfer its property interest, particularly if the co-venturer has the right to decide whether and when to sell the property.

o     The co-venturer may become insolvent or bankrupt.

      RISKS WITH PURCHASE-LEASEBACK TRANSACTIONS: The major risk of purchase-leaseback transactions is that the third party lessee will not be able to make required payments to the Account. If the leaseback interest is subordinate to other interests in the real property, such as a first mortgage or other lien, the risk to the Account increases because the lessee may have to pay the senior lienholder to prevent foreclosure before it pays the Account. If the lessee defaults or the leaseback is terminated prematurely, the Account might not recover its investment unless the property is sold or leased on favorable terms.

      APPRAISAL RISKS: Real estate appraisals are only estimates of property values based on a professional's opinion and may not be accurate predictors of the amount the Account would actually receive if it sold a property. If an appraisal is too high, the Account's value could go down upon reappraisal or if the property is sold for a lower price than the appraisal. If appraisals are too low, those who redeem prior to an adjustment to the valuation or a property sale will have received less than the true value of the Account's assets.

RISKS OF MORTGAGE LOAN INVESTMENTS

GENERAL RISKS OF MORTGAGE LOANS: The Account will be subject to the risks inherent in making mortgage loans, including:

o The borrower may default, requiring that the Account foreclose on the underlying property to protect the value of its mortgage loan. Since its mortgage loans are usually non-recourse, the Account must rely solely on the value of a property for its security. The larger the mortgage loan compared to the value of the property securing it, the greater the loan's risk. Upon default, the Account may not be able to sell the property for its estimated or

                                        TIAA Real Estate Account  PROSPECTUS |5|
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      appraised value. Also, certain liens on the property, such as mechanic's or tax liens, may have priority over the Account's security interest.

o A deterioration in the financial condition of tenants, or the bankruptcy or insolvency of a major tenant, may adversely affect the income of a property, which could increase the likelihood that the borrower will default under its obligations.

o The borrower may not be able to make a lump sum principal payment due under a mortgage loan at the end of the loan term, unless it can refinance the mortgage loan with another lender.

o If interest rates are volatile during the loan period, the Account's variable-rate mortgage loans could have lower yields.

      PREPAYMENT RISKS: The Account's mortgage loan investments will usually be subject to the risk that the borrower repays the loan early. Prepayments can change the Account's return because we may be unable to reinvest the proceeds at as high an interest rate as the original mortgage loan rate.

      INTEREST LIMITATIONS: The interest rate we charge on mortgage loans may inadvertently violate state usury laws that limit rates, if, for example, state law changes during the loan term. If this happens, we could incur penalties or may not be able to enforce payment of the loan.

      RISKS OF PARTICIPATIONS: Participating mortgages are subject to the following additional risks:

o The participation element might generate insufficient returns to make up for the higher interest rate the loan would have obtained without the participation feature.

o In very limited circumstances, a court could possibly characterize the Account's participation interest as a partnership or joint venture with the borrower and the Account could lose the priority of its security interest, or be liable for the borrower's debts.

RISKS OF REIT INVESTMENTS

REITs are subject to many of the same general risks associated with direct real property ownership. In particular, equity REITs may be affected by changes in the value of the underlying property owned by the trust, while mortgage REITs may be affected by the quality of any credit extended. In addition to these risks, because REIT investments are securities, they may be exposed to market risk-price volatility due to changing conditions in the financial markets and, in particular, changes in overall interest rates.

RISKS OF MORTGAGE-BACKED SECURITIES

Mortgage-backed securities are subject to many of the same general risks inherent in real estate investing, making mortgage loans and investing in debt securities. In particular, these types of investments may be subject to prepayment risk -- i.e., the risk that borrowers will repay the loans early. If the underlying mortgage assets experience greater than anticipated payments of principal, the Account could fail to recoup some or all of its initial investment in these securities. The rate of prepayments depends on a variety of geographic, social and other functions, including prevailing market interest rates and general economic factors.

      The market value of these securities is also highly sensitive to changes in interest rates. Note that the potential for appreciation, which could otherwise be expected to result from a decline in interest rates, may be limited by any increased prepayments.

      These securities may be harder to sell than other securities.

RISKS OF LIQUID INVESTMENTS

      The Account's investments in securities and other liquid investments may be subject to:

o FINANCIAL RISK -- for debt securities, the possibility that the issuer won't be able to pay principal and interest when due, and for common or preferred stock, the possibility that the issuer's current earnings will fall or that its overall financial soundness will decline, reducing the security's value.

o MARKET RISK -- price volatility due to changing conditions in the financial markets and, particularly for debt securities, changes in overall interest rates.

o INTEREST RATE VOLATILITY, which may affect current income from an investment.

RISKS OF FOREIGN INVESTMENTS

Foreign investments present the following special risks:

o Foreign real estate markets may have different liquidity and volatility attributes than U.S. markets.

o The value of foreign investments or rental income can go up or down from changes in currency rates, currency exchange control regulations, possible expropriation or confiscatory taxation, political, social, and economic developments, and foreign regulations.

o The Account may (but is not required to) seek to hedge its exposure to changes in currency rates, which could involve extra costs. Hedging might not be successful.

o It may be more difficult to obtain and collect a judgment on foreign investments than on domestic ones.

NO OPPORTUNITY FOR PRIOR REVIEW OF PURCHASE

You won't have the opportunity to evaluate the economic merit of a property purchase before the Account completes the purchase, so you will need to rely solely on TIAA's judgment and ability to select investments consistent with the Account's investment objective and policies.

ESTABLISHING AND MANAGING THE ACCOUNT -- THE ROLE OF TIAA

ESTABLISHING THE ACCOUNT

TIAA's Board of Trustees established the Real Estate Account as a separate account of TIAA under New York law on February 22, 1995. The Account is regulated by the State of New York Insurance Department (NYID) and the insurance departments of some other jurisdictions in which the annuity contracts are offered. Although TIAA owns the assets of the Real Estate Account, and the Account's obligations are obligations of TIAA, the Account's income, investment gains, and investment losses are credited to or charged against the assets of the Account without regard to TIAA's other income, gains, or losses. Under New York insurance law, we can't charge the Account with liabilities incurred by any other TIAA business activities or any other TIAA separate account.

MANAGING THE ACCOUNT

TIAA employees, under the direction and control of TIAA's Board of Trustees and its Investment Committee, manage the investment of the Account's assets, following investment management procedures TIAA adopted for the Account. TIAA's investment management responsibilities include:

o identifying, recommending and purchasing appropriate real estate-related and other investments

o providing all portfolio accounting, custodial, and related services for the Account

o arranging for others to provide certain advisory or other management services to the Account's joint ventures or other investments

      TIAA provides all services to the Account at cost. For more about the charge for investment management services, see "Expense Deductions" page 17.


|6| PROSPECTUS  TIAA Real Estate Account

      You don't have the right to vote for TIAA Trustees directly. See "Voting Rights" page 24. For information about the Trustees and principal executive officers of TIAA, see Appendix A on page 44 of this prospectus.

      TIAA'S ERISA FIDUCIARY STATUS. To the extent that assets of a plan subject to ERISA are allocated to the Account, TIAA will be acting as an "investment manager" and a fiduciary under ERISA with respect to those assets.

LIQUIDITY GUARANTEE

TIAA provides the Account with a liquidity guarantee -- TIAA ensures that the Account has funds available to meet participant transfer or cash withdrawal requests. If the Account can't fund participant requests from the Account, TIAA's general account will fund them by purchasing Account accumulation units (liquidity units). TIAA guarantees that you can redeem your accumulation units at their then current daily net asset value. Of course, you can make a cash withdrawal only if allowed by the terms of your plan. The Account pays TIAA for the liquidity guarantee through a daily deduction from net assets. See "Expense Deductions," page 17.

      An independent fiduciary (described below) monitors the Account to ensure that TIAA does not own too much of the Account and may require TIAA to redeem some of its liquidity units, particularly when the Account has uninvested cash or liquid investments available. The independent fiduciary may also propose properties for the Account to sell so that TIAA can redeem liquidity units. TIAA does not currently own liquidity units.

CONFLICTS OF INTEREST

TIAA does not accept acquisition or placement fees for the services it provides to the Account. However, TIAA employees who manage the Account's investments may also manage TIAA's general account investments. It may therefore at times face various conflicts of interest.

      For example, TIAA's general account may sometimes compete with the Real Estate Account in the purchase or sale of investments. A special TIAA Allocation Committee will seek to resolve any conflict by determining which account has cash available to make the purchase, the effect the purchase or sale will have on the diversification of each account's portfolio, the estimated future cash flow of the portfolios with regard to both purchases or sales, and other relevant legal or investment policy factors. If this analysis does not clearly determine which account should participate in a transaction, a rotation system will be used.

      Conflicts could also arise because some properties in TIAA's general account may compete for tenants with the Account's properties. We will seek to resolve this conflict by determining the tenant's preference between the two properties, how much the tenant is willing to pay for rent, and which property can best afford to pay any required costs associated with such leasing.

      Many of the personnel of TIAA involved in performing services to the Real Estate Account will have competing demands on their time. The personnel will devote such time to the affairs of the Account as TIAA's management determines, in its sole discretion exercising good faith, is necessary to properly service the Account. TIAA believes that it has sufficient personnel to discharge its responsibility to both the general account and the Real Estate Account and to avoid conflicts of interest.

INDEMNIFICATION

The Account has agreed to indemnify TIAA and its affiliates, including its officers and directors, against certain liabilities, including liabilities under the Securities Act of 1933. The Account may make such indemnification out of its assets.

ROLE OF THE INDEPENDENT FIDUCIARY

      Because TIAA's ability to purchase and sell liquidity units raises certain technical issues under ERISA, TIAA applied for and received a prohibited transaction exemption from the U.S. Department of Labor (PTE 96-76). In connection with the exemption, TIAA has appointed an independent fiduciary for the Real Estate Account, with overall responsibility for reviewing Account transactions to determine whether they are fair and in the Account's best interest.

      The Townsend Group, an institutional real estate consulting firm whose principal offices are located in Cleveland, Ohio, serves as the Account's independent fiduciary. The independent fiduciary's responsibilities include:

o reviewing and approving the Account's investment guidelines and monitoring whether the Account's investments comply with those guidelines

o     reviewing and approving valuation procedures

o approving adjustments to any property valuations that change the value of the property or the Account as a whole above or below certain prescribed levels, or that are made within three months of the annual independent appraisal

o     reviewing and approving how we value accumulation and annuity units

o     approving the appointment of all independent appraisers

o reviewing the purchase and sale of units by TIAA to ensure that we use the correct unit values

o requiring appraisals besides those normally conducted, if the independent fiduciary believes that any of the properties have changed materially, or that an additional appraisal is necessary to assure the Account has correctly valued a property

      The independent fiduciary also must monitor TIAA's ownership in the Account and supervise any winding down of the Account's operations. Its responsibilities include:

o calculating the percentage of total accumulation units that TIAA's ownership shouldn't exceed (the trigger point) and creating a method for changing the trigger point

o approving any adjustment of TIAA's interest in the Account and requiring an adjustment if TIAA's investment reaches the trigger point

o participating in any program to reduce TIAA's ownership in the Account or to facilitate winding down the Account, including selecting properties for sale, providing sales guidelines, and approving those sales that, in the independent fiduciary's opinion, are desirable

      A special subcommittee of the Investment Committee of TIAA's Board of Trustees appointed The Townsend Group as the independent fiduciary in 2000, for a three-year term, which appointment has since been renewed for an additional three-year term starting March 1, 2003. This subcommittee may renew the independent fiduciary appointment, remove the independent fiduciary, or appoint its successor. The independent fiduciary can be removed for cause by the vote of a majority of subcommittee members and will not be reappointed unless more than 60 percent of the subcommittee members approve. It can resign after at least 180 days' written notice.

      TIAA pays the independent fiduciary directly. The investment management charge paid to TIAA includes TIAA's costs for retaining the independent fiduciary. The independent fiduciary will receive less than 5 percent of its annual income (including payment for its services to the Account) from TIAA.

      When you decide as a participant or plan fiduciary to invest in the Account, after TIAA has provided you with full and fair disclosure including the disclosure in this prospectus, you are also acknowledging that you approve and accept The Townsend Group or any successor to serve as the Account's independent fiduciary.


                                        TIAA Real Estate Account  PROSPECTUS |7|

DESCRIPTION OF PROPERTIES

THE PROPERTIES -- IN GENERAL

As of December 31, 2002, the TIAA Real Estate Account owned a total of 77 real estate properties, representing 92.56% of the Account's total investment portfolio. These included 30 office properties (three of which are held in joint venture), 17 industrial properties (including one development joint venture project), 22 apartment complexes, and 8 retail properties (including the three joint ventures that each own a regional mall in which the Account owns an approximately 50% partnership interest).

In the table below you will find general information about each of the Account's portfolio properties as of December 31, 2002.


                                                                                                         ANNUAL AVG.
                                                                                                          BASE RENT
                                                         YEAR         YEAR     RENTABLE AREA   PERCENT   PER LEASED
PROPERTY                       LOCATION                  BUILT      PURCHASED    (SQ. FT.)     LEASED    SQ. FT.(1)  MARKET VALUE(2)
------------------------------------------------------------------------------------------------------------------------------------
OFFICE PROPERTIES
Mellon Financial Center at
One Boston Place(3)            Boston, MA                1970(3)       2002       782,241        96%        $39.09   $  261,896,938
780 Third Avenue               New York, NY              1984          1999       487,501        92%        $45.73   $  178,500,000
701 Brickell                   Miami, FL                 1986(4)       2002       677,667        99%        $28.27   $  172,088,618
1801 K Street, N.W.            Washington, DC            1971(4)       2000       564,359        99%        $33.34   $  162,636,836
Ten & Twenty Westport Road     Wilton, CT       1974(4); 2001          2001       538,840       100%        $25.11   $  140,000,000
Morris Corporate Center III    Parsippany, NJ            1990          2000       525,154        85%        $23.88   $   92,400,000
Corporate Boulevard            Rockville, MD        1984-1989          2002       339,786        90%        $22.95   $   68,020,401
Oak Brook Regency Towers       Oakbrook, IL              1977(4)       2002       402,318        88%        $16.65   $   66,602,200
88 Kearny Street               San Francisco, CA         1986          1999       228,470        89%        $41.72   $   65,083,257
1015 15th Street               Washington, DC            1978(4)       2001       184,825       100%        $31.24   $   51,600,000
Parkview Plaza(5)              Oakbrook, IL              1990          1997       266,020        94%        $18.79   $   50,315,694
The Farragut Building          Washington, DC            1962(4)       2002       146,792        90%        $36.27   $   46,500,000
Sawgrass Office Portfolio      Sunrise, FL          1997-2000         1997;
                                                                  1999-2000       344,009        93%        $14.61   $   45,000,000
The Pointe on Tampa Bay        Tampa, FL                 1982(4)       2002       249,215        93%        $23.45   $   41,239,643
Maitland Promenade One         Maitland, FL              1999          2000       227,814        95%        $21.08   $   37,600,000
Columbia Centre III            Rosemont, IL              1989          1997       238,696        79%        $18.89   $   33,800,000
Monument Place                 Fairfax, VA               1990          1999       221,538        91%        $20.28   $   33,500,000
BISYS Fund Services
  Building(6)                  Eaton, OH           1995; 2002    1999; 2002       155,964       100%        $ 8.41   $   34,700,000
Fairgate at Ballston(5)        Arlington, VA             1988          1997       137,117        99%        $29.67   $   30,700,000
Biltmore Commerce Center       Phoenix, AZ               1985          1999       259,792        66%        $ 6.75   $   28,394,213
10 Waterview Boulevard         Parsippany, NJ            1984          1999       209,553        60%        $16.02   $   27,000,000
Needham Corporate Center       Needham, MA               1987          2001       138,684        97%        $26.15   $   26,500,000
Tysons Executive Plaza II(7)   McLean, VA                1988          2000       252,552        97%        $25.05   $   25,632,730
Longview Executive Park(5)     Hunt Valley, MD           1988          1997       258,999        89%        $11.50   $   24,990,805
Columbus Portfolio                                                                259,626                   $12.18   $   23,600,000
 Metro South Building          Dublin, OH                1997          1999        90,726        72%                             --
 Vision Service Plan Building  Eaton, OH                 1997          1999        50,000       100%                             --
 One Metro Place               Dublin, OH                1998          2001       118,900        97%                             --
9 Hutton Centre                Santa Ana, CA             1990          2001       148,265        85%        $16.79   $   19,425,493
Five Centerpointe(5)           Lake Oswego, OR           1988          1997       113,910        70%        $21.60   $   16,002,154
Batterymarch Park II           Quincy, MA                1986          2001       104,718        88%        $21.60   $   15,000,000
371 Hoes Lane                  Piscataway, NJ            1986          1997       139,670        30%        $10.38   $   10,817,795
Northmark Business Center(5)   Blue Ash, OH              1985          1997       108,561        83%        $12.35   $    8,000,000
                                                                                                                     --------------
SUBTOTAL--OFFICE PROPERTIES                                                                                          $1,837,546,777
------------------------------------------------------------------------------------------------------------------------------------

INDUSTRIAL PROPERTIES
Dallas Industrial Portfolio    Dallas and           1997-2001   2000-2002      3,763,886         94%        $ 2.95   $  136,034,954
 (formerly Parkwest Center)    Coppell, TX
Ontario Industrial Portfolio                                                   2,698,717        100%         $3.41   $  108,000,000
 Timberland Building           Ontario, CA               1998        1998        414,435                                         --
 5200 Airport Drive            Ontario, CA               1997        1998        404,500                                         --
 1200 S. Etiwanda Ave.         Ontario, CA               1998        1998        223,170                                         --
 Park Mira Loma West           Mira Loma, CA             1998        1998        557,500
 Wineville Center Buildings    Mira Loma, CA             1999        2000      1,099,112
IDI Kentucky Portfolio                                                         1,437,022        100%         $3.20   $   50,200,000
 (formerly, Parkwest Int'l)
 Building C                    Hebron, KY                1998        1998        520,000                                         --
 Building D                    Hebron, KY                1998        1998        184,800                                         --
 Building E                    Hebron, KY                2000        2000        207,222                                         --
 Building J                    Hebron, KY                2000        2000        525,000                                         --


|8| PROSPECTUS  TIAA Real Estate Account

                                                                                                      ANNUAL AVG.
                                                                                                       BASE RENT
                                                    YEAR        YEAR     RENTABLE AREA    PERCENT     PER LEASED
PROPERTY                       LOCATION             BUILT     PURCHASED    (SQ. FT.)      LEASED       SQ. FT.(1)  MARKET VALUE(2)
------------------------------------------------------------------------------------------------------------------------------------
INDUSTRIAL PROPERTIES (CONTINUED)
Chicago Industrial Portfolio
 (consolidation of Rockrun,
 Glen Pointe and Woodcreek     Chicago and          1997-       1998;        866,064         90%          $4.14   $   40,100,000
  Business Parks)              Joliet, IL            2000        2000
Atlanta Industrial Portfolio   Lawrenceville, GA  1996-99        2000      1,145,693         92%         $ 2.63   $   38,400,000
Northpoint Commerce Center     Fullerton, CA      1990-94        2000        612,023        100%         $ 5.85   $   37,972,054
Cabot Industrial Portfolio(8)  Rancho               2000-  2000; 2001;
                               Cucamonga, CA         2002        2002      1,214,475         47%         $ 1.82   $   41,586,565
South River Road Industrial    Cranbury, NJ          1999        2001        626,071         82%         $ 3.80   $   32,800,000
Konica Photo Imaging
 Headquarters                  Mahwah, NJ            1999        1999        168,000        100%         $ 9.71   $   17,900,000
Eastgate Distribution Center   San Diego, CA         1996        1997        200,000        100%         $ 6.22   $   15,200,000
Landmark at Salt Lake City
Building #4                    Salt Lake City, UT    2000        2000        328,508        100%         $ 3.98   $   12,700,000
UPS Distribution Facility      Fernley, NV           1998        1998        256,000        100%         $ 3.54   $   11,500,000
FEDEX Distribution Facility    Crofton, MD           1998        1998        111,191        100%         $ 6.41   $    7,500,000
Interstate Crossing            Eagan, MN             1995        1996        131,380         79%         $ 5.03   $    6,304,905
Westinghouse Facility          Coral Springs, FL     1997        1997         75,630        100%         $ 8.02   $    5,300,000
Butterfield Industrial Park    El Paso, TX        1980-81        1995        183,510        100%         $ 3.00   $    4,500,000
River Road Distribution Center Fridley, MN           1995        1995        100,456        100%         $ 4.19   $    4,150,000
                                                                                                                  --------------
SUBTOTAL--INDUSTRIAL PROPERTIES                                                                                   $  570,148,478
------------------------------------------------------------------------------------------------------------------------------------

RETAIL PROPERTIES
The Florida Mall(9)            Orlando, FL           1986(4)     2002        921,370(10)     93%         $45.45   $   84,997,624(11)
Westwood Marketplace           Los Angeles, CA       1950(12)    2002        202,201        100%         $27.25   $   74,026,411
West Town Mall(9)              Knoxville, TN         1972(4)     2002        684,777(10)     97%         $29.96   $   67,216,965(11)
Miami International Mall(9)    Miami, FL             1982(4)     2002        290,299(10)     99%         $36.39   $   57,322,356(11)
Rolling Meadows                Rolling Meadows, IL   1957(4)     1997        130,909         99%         $10.69   $   12,850,000
Plantation Grove               Ocoee, FL             1995        1995         73,655        100%         $10.53   $    8,200,000
The Lynnwood Collection        Raleigh, NC           1988        1996         86,362         92%         $ 7.95   $    7,983,285
The Millbrook Collection       Raleigh, NC           1988        1996        102,221         82%         $ 6.19   $    7,000,000
                                                                                                                  --------------
SUBTOTAL--RETAIL PROPERTIES                                                                                       $   319,596,641
                                                                                                                  --------------
SUBTOTAL--COMMERCIAL PROPERTIES                                                                                   $2,727,291,896
------------------------------------------------------------------------------------------------------------------------------------

RESIDENTIAL PROPERTIES(13)
The Legacy at Westwood
Apartments                     Los Angeles, CA       2001        2002             NA         97%          NA      $   85,075,210
Longwood Towers                Brookline, MA         1926(4)     2002             NA         87%          NA      $   80,202,248
Ashford Meadows Apartments     Herndon, VA           1998        2000             NA         94%          NA      $   62,000,000
The Colorado                   New York, NY          1987        1999             NA         94%          NA      $   55,702,614
Larkspur Courts                Larkspur, CA          1991        1999             NA         94%          NA      $   55,014,500
Regents Court Apartments       San Diego, CA         2001        2002             NA         94%          NA      $   49,567,031
South Florida Apartment        Boca Raton and
Portfolio                      Plantation, FL        1986        2001             NA         95%          NA      $   46,800,000
Alexan Buckhead                Atlanta, GA           2002        2002             NA         24%(14)      NA      $   45,739,570
Doral Pointe Apartments        Miami, FL             1990        2001             NA         95%          NA      $   43,507,416
The Lodge at Willow Creek      Denver, CO            1997        1997             NA         86%          NA      $   31,000,000
Golfview Apartments            Lake Mary, FL         1998        1998             NA         95%          NA      $   26,240,000
The Legends at Chase Oaks      Plano, TX             1997        1998             NA         98%          NA      $   26,000,000
Lincoln Woods Apartments       Lafayette Hill, PA    1991        1997             NA         93%          NA      $   24,676,180
Kenwood Mews Apartments        Burbank, CA           1991        2001             NA         97%          NA      $   22,700,000
Monte Vista                    Littleton, CO         1995        1996             NA         93%          NA      $   20,499,262
Westcreek Apartments           Westlake Village, CA  1988        1997             NA         97%          NA      $   18,686,112
Indian Creek Apartments        Farmington Hills, MI  1988        1998             NA         99%          NA      $   17,700,000
Quiet Waters at Coquina Lakes  Deerfield Beach, FL   1995        2001             NA         97%          NA      $   17,600,000
Royal St. George               W. Palm Beach, FL     1995        1996             NA         94%          NA      $   17,100,000
The Fairways of Carolina       Margate, FL           1993        2001             NA         98%          NA      $   16,100,000
The Greens at Metrowest
Apartments                     Orlando, FL           1990        1995             NA         93%          NA      $   13,900,000
Bent Tree Apartments           Columbus, OH          1987        1998             NA         93%          NA      $   13,400,000
                                                                                                                  --------------
SUBTOTAL--RESIDENTIAL PROPERTIES                                                  NA                              $  789,210,143
                                                                                                                  --------------
TOTAL--ALL PROPERTIES                                                                                             $3,516,502,039
------------------------------------------------------------------------------------------------------------------------------------

(1) BASED ON TOTAL CONTRACTUAL RENT ON LEASES EXISTING AT DECEMBER 31, 2002. FOR THOSE PROPERTIES PURCHASED IN 2002, THE NUMBER WAS DERIVED BY ANNUALIZING THE RENTS CHARGED BY THE ACCOUNT SINCE ACQUIRING THE PROPERTY.
(2) MARKET VALUE REFLECTS THE VALUE DETERMINED IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN THE ACCOUNT'S PROSPECTUS AND AS STATED IN THE CONSOLIDATED STATEMENT OF INVESTMENTS.
(3) THE ACCOUNT PURCHASED A 50.25% INTEREST IN A PRIVATE REIT WHICH OWNS THIS PROPERTY. THE REMAINING 49.70% IS OWNED BY SOCIETE IMMOBILER TRANS-QUEBEC, AND .05% IS OWNED BY 100 INDIVIDUALS.
(4)   UNDERGONE EXTENSIVE RENOVATIONS SINCE ORIGINAL CONSTRUCTION.
(5)   PURCHASED THROUGH LIGHT STREET PARTNERS, L.P. (NOW 100% OWNED BY THE
      ACCOUNT).
(6) PROPERTY HELD IN 96%/4% JOINT VENTURE WITH GEORGETOWN BISYS PHASE II LLC. PHASE II WAS PURCHASED IN 2002.
(7) PROPERTY HELD IN 50%/50% JOINT VENTURE WITH TENNESSEE CONSOLIDATED RETIREMENT SYSTEM. MARKET VALUE SHOWN REFLECTS THE VALUE OF THE ACCOUNT'S INTEREST IN THE PROPERTY.
(8)   THE PROPERTY IS HELD IN AN 80%/20% JOINT VENTURE WITH CABOT INDUSTRIAL
      TRUST.
(9) EACH PROPERTY IS HELD IN AN APPROXIMATELY 50%/50% JOINT VENTURE WITH THE SIMON PROPERTY GROUP.
(10)  REFLECTS THE SQUARE FOOTAGE OWNED BY THE JOINT VENTURE.
(11)  MARKET VALUE SHOWN REPRESENTS THE ACCOUNT'S INTEREST AFTER DEBT.
(12)  TOTAL RENOVATION COMPLETED IN 2001.
(13) FOR THE AVERAGE UNIT SIZE AND ANNUAL AVERAGE RENT PER UNIT FOR EACH RESIDENTIAL PROPERTY, SEE "RESIDENTIAL PROPERTIES" BELOW.
(14) THIS PROPERTY WAS COMPLETED IN LATE 2002 AND IS CURRENTLY IN ITS LEASE-UP PHASE. AT CLOSING, AN ESCROW WAS ESTABLISHED TO PROVIDE THE ACCOUNT WITH A 7% RETURN ON THIS PROPERTY DURING THE FIRST TWELVE MONTHS OF OWNERSHIP.


                                        TIAA Real Estate Account  PROSPECTUS |9|

COMMERCIAL (NON-RESIDENTIAL) PROPERTIES


IN GENERAL: At December 31, 2002, the Account held 55 commercial
(non-residential) properties in its portfolio. Three of these properties, which are held through joint ventures, are subject to mortgages. Although the terms vary under each lease, certain expenses, such as real estate taxes and other operating expenses, are paid or reimbursed by the tenants.

      The Account had a portfolio of 30 office properties containing approximately 8.8 million square feet located in 12 states and the District of Columbia, 17 industrial properties containing 14 million square feet located in 11 states, and 8 retail properties containing approximately 2.6 million square feet located in 5 states.


      As of December 31, 2002, the overall occupancy rate of Account's real estate portfolio was 92% on a weighted average basis. Office properties were 90% leased with 770 leases, industrial properties were 92% leased with 116 leases, and retail properties were 96% leased with 521 leases. No single tenant accounts for more than 4.8% of the total rentable area of the Account's commercial properties.

      MAJOR TENANTS: The following table lists the Account's major commercial tenants based on the total space they occupy in the Account's properties.


                                                               PERCENTAGE OF
                                           PERCENTAGE OF       TOTAL RENTABLE
                                           TOTAL RENTABLE      AREA OF ACCOUNT'S
                             OCCUPIED      AREA OF ACCOUNT'S   NON-RESIDENTIAL
                             SQUARE FEET   OFFICE PORTFOLIO    PROPERTIES
--------------------------------------------------------------------------------


OFFICE PROPERTIES
The Boston Company 271,982                       3.46%              1.19%
VanKampen                       235,717          3.00%              1.03%
BISYS Fund Services             227,869          2.90%              1.00%
PHH Vehicle Management          199,563          2.54%              0.87%
Nortel                          161,811          2.06%              0.71%
Pfizer                          154,377          1.97%              0.67%
Ameritech                       151,620          1.93%              0.66%
Bank of America                 142,960          1.82%              0.62%
Deloitte & Touche               137,475          1.75%              0.60%
Louis Dreyfus                   130,361          1.66%              0.57%

INDUSTRIAL PROPERTIES
Walmart                       1,099,112          8.71%              4.80%
The Gap, Inc.                 1,045,000          8.29%              4.57%
Standard Motor Products         671,172          5.32%              2.93%
Meiko America                   557,500          4.42%              2.44%
UPS Worldwide                   422,400          3.35%              1.85%
Timberland Company              414,435          3.29%              1.81%
New Breed Transfer Corp         404,500          3.21%              1.77%
Cooper Tire & Rubber            401,226          3.18%              1.75%
Factory 2 U Stores, Inc         301,300          2.39%              1.32%
Petco                           258,000          2.05%              1.13%

RETAIL PROPERTIES
JC Penney                       196,931          8.16%              0.86%
Saks Fifth Avenue               105,672          4.38%              0.46%
Kroger                          104,674          4.33%              0.46%
Expo Design Center               98,350          4.07%              0.43%
Regal Cinema                     76,580          3.17%              0.33%
Jewel-Osco                       62,230          2.58%              0.27%
Old Navy Clothing                57,076          2.36%              0.25%
Ralph's Grocery                  52,040          2.16%              0.23%

      LEASE EXPIRATIONS: The following charts provide lease expiration information for the Account's commercial properties, categorized by property type. While many of the leases contain renewal options with varying terms, these charts assume that none of the tenants exercise their renewal options.

                                           RENTABLE       PERCENTAGE OF
                                           AREA           TOTAL RENTABLE
                                           SUBJECT TO     AREA OF ACCOUNT'S
YEAR OF                    NUMBER OF       EXPIRING       NON-RESIDENTIAL
LEASE                      LEASES          LEASES         PROPERTIES REPRESENTED
EXPIRATION                 EXPIRING        (SQ. FT.)      BY EXPIRING LEASES
--------------------------------------------------------------------------------

OFFICE PROPERTIES
2003                          137             977,489           11.1%
2004                          128           1,212,472           13.8%
2005                          126           1,184,561           13.5%
2006                          105           1,100,321           12.5%
2007                          101             924,297           10.5%
2008 and
 thereafter                   173           2,451,994           27.9%
--------------------------------------------------------------------------------
TOTAL                         770           7,851,134           89.2%
================================================================================

INDUSTRIAL PROPERTIES
2003                           14           1,539,623           11.1%
2004                           18           1,278,531            9.2%
2005                           28           2,986,752           21.5%
2006                           19             951,315            6.8%
2007                            9           1,147,000            8.2%
2008 and
 thereafter                    28           4,709,424           33.8%
--------------------------------------------------------------------------------
TOTAL                         116          12,612,645           90.6%
================================================================================

RETAIL PROPERTIES
2003                           55              97,307            3.8%
2004                           52              93,410            3.6%
2005                           73             205,850            8.0%
2006                           64             139,762            5.4%
2007                           51             124,284            4.8%
2008 and
 thereafter                   226           1,754,068           68.3%
--------------------------------------------------------------------------------
TOTAL                         521           2,414,681           94.0%
================================================================================


|10| PROSPECTUS  TIAA Real Estate Account

RESIDENTIAL PROPERTIES

The Account's residential property portfolio currently consists of 22 first class or luxury multi-family garden apartment complexes, mid-rise and high rise apartment buildings containing approximately 5,796 units located in 11 states and the District of Columbia. The overall occupancy rate for the residential properties is 94%. None of the residential properties in the portfolio is subject to a mortgage. The complexes generally contain one- to three-bedroom apartment units, with a range of amenities, such as patios or balconies, washers and dryers, and central air conditioning. Many of these apartment communities have use of on-site fitness facilities, including some with swimming pools. Rents on each of the properties tend to be comparable with competitive communities and are not subject to rent regulation. The Account is responsible for the expenses of operating the properties.

      In the table below you will find additional information regarding the residential properties in the Account's portfolio as of December 31, 2002.


                                                                      NUMBER         AVERAGE UNIT SIZE         AVG. RENT PER
PROPERTY                               LOCATION                      OF UNITS          (SQUARE FEET)           UNIT/PER MONTH
-----------------------------------------------------------------------------------------------------------------------------
The Legacy at Westwood Apartments      Los Angeles, CA                 187                1,180                   $4,070.93
Longwood Towers                        Brookline, MA                   268                  938                   $2,541.80
Ashford Meadows Apartments             Herndon, VA                     440                1,050                   $1,473.40
The Colorado                           New York, NY                    254                  622                   $2,573.11
Larkspur Courts                        Larkspur, CA                    248                1,001                   $2,015.84
Regents Court Apartments               San Diego, CA                   251                  886                   $1,535.03
South Florida Apartment Portfolio      Boca Raton, Plantation, FL      550                  889                   $1,057.59
Alexan Buckhead                        Atlanta, GA                     230                  984                   $1,532.00
Doral Pointe Apartments                Miami, FL                       440                1,150                   $1,162.93
The Lodge at Willow Creek              Denver, CO                      316                  996                   $1,219.66
Golfview Apartments                    Lake Mary, FL                   277                1,134                   $1,170.89
The Legends at Chase Oaks              Plano, TX                       346                  972                   $1,058.60
Lincoln Woods Apartments               Lafayette Hill, PA              216                  774                   $1,140.45
Kenwood Mews Apartments                Burbank, CA                     141                  942                   $1,424.00
Monte Vista                            Littleton, CO                   219                  888                   $1,099.65
Westcreek Apartments                   Westlake Village, CA            126                  951                   $1,571.71
Indian Creek Apartments                Farmington Hills, MI            196                1,139                   $1,011.11
Quiet Waters at Coquina Lakes          Deerfield Beach, FL             200                1,048                   $1,099.07
Royal St. George                       West Palm Beach, FL             224                  870                   $  983.32
The Fairways of Carolina               Margate, FL                     208                1,026                   $1,024.33
The Greens at Metrowest Apartments     Orlando, FL                     203                  920                   $  867.15
Bent Tree Apartments                   Columbus, OH                    256                  928                   $  739.73

RECENT PROPERTY PURCHASES AND SALES

ROCK RUN BUSINESS PARK--BUILDING V--JOLIET, IL

On April 30, 2003, the Account will purchase one warehouse building in Joliet, Illinois for approximately $18.0 million. The building, developed in 1999, contains 459,070 rentable square feet and is currently 100% leased to two tenants. The two tenants are: Unisource Worldwide, Inc. (192,390 square feet) and Madison Warehouse Corporation (266,680 square feet). Rental rates average $3.16 per square foot, slightly below the average market rent for comparable properties. The property is in the Southwest/I-55 industrial market, which has approximately 124 million square feet, with a vacancy rate of 12.2%.

THE FOLLOWING DESCRIBES A RECENT PROPERTY SALE BY THE ACCOUNT. WHEN REVIEWING THIS INFORMATION, IT IS IMPORTANT TO KEEP IN MIND THAT ANY CHANGES IN THE VALUATION OF THE PROPERTY SINCE IT WAS PURCHASED HAVE BEEN REFLECTED IN THE ACCOUNT'S DAILY UNIT VALUE OVER THE PERIOD THE ACCOUNT HELD THE PROPERTY.

      On January 9, 2003, the Account sold one industrial property building (the Westinghouse Facility) located in Coral Springs, Florida for approximately $5.4 million. The Account had purchased the building in February, 1997 at a cost of approximately $6.1 million.

      FOR A DISCUSSION OF THE ACCOUNT'S REAL ESTATE HOLDINGS AND RECENT ACQUISITIONS IN THE CONTEXT OF THE ACCOUNT'S PERFORMANCE AS A WHOLE, SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" BELOW. REAL ESTATE INVESTMENTS MADE BY THE ACCOUNT AFTER THE DATE OF THIS PROSPECTUS WILL BE DESCRIBED IN SUPPLEMENTS TO THE PROSPECTUS, AS APPROPRIATE.



                                       TIAA Real Estate Account  PROSPECTUS |11|

SELECTED FINANCIAL DATA

The following selected financial data should be considered in conjunction with the Account's consolidated financial statements and notes provided in this report.


                                                               YEAR ENDED DECEMBER 31,
                                 -------------------------------------------------------------------------------
                                      2002             2001             2000            1999            1998
----------------------------------------------------------------------------------------------------------------
INVESTMENT INCOME:
 Real estate income, net:
  Rental income                  $ 308,948,225    $ 253,839,662    $ 192,894,812   $ 129,523,631   $  78,404,412
                                 -------------    -------------    -------------   -------------   -------------
  Real estate property level
   expenses and taxes:
   Operating expenses               67,604,266       52,274,213       39,876,941      27,177,841      17,192,385
   Real estate taxes                38,410,380       29,408,054       22,604,315      15,631,453       8,755,526
                                 -------------    -------------    -------------   -------------   -------------
    Total real estate property
    level expenses and taxes       106,014,646       81,682,267       62,481,256      42,809,294      25,947,911
                                 -------------    -------------    -------------   -------------   -------------
    Real estate income, net        202,933,579      172,157,395      130,413,556      86,714,337      52,456,501
Income from real estate
 joint ventures                     14,125,306        2,392,594          756,133              --              --
Dividends and interest              26,437,901       33,687,343       31,334,291      24,932,733      23,943,728
                                 -------------    -------------    -------------   -------------   -------------
   Total investment income         243,496,786      208,237,332      162,503,980     111,647,070      76,400,229
Expenses                            23,304,336       17,191,929       13,424,566       9,278,410       6,274,594
                                 -------------    -------------    -------------   -------------   -------------
   Investment income, net          220,192,450      191,045,403      149,079,414     102,368,660      70,125,635
Net realized and unrealized
 gain on investments              (106,424,480)     (23,485,614)      54,147,449       9,834,743       7,864,659
                                 -------------    -------------    -------------   -------------   -------------
Net increase in net assets
 resulting from operations
 before minority interest and
 discontinued operations           113,767,970      167,559,789      203,226,863     112,203,403      77,990,294
Minority interest                   (1,484,585)        (811,789)              --       1,364,619      (3,487,991)
Discontinued operations              3,958,653        2,470,985        2,215,831       2,375,745       2,109,359
Participant transactions           346,079,345      657,326,121      486,196,949     383,171,774     333,936,510
                                 -------------    -------------    -------------   -------------   -------------
Net increase in net assets       $ 462,321,383    $ 826,545,106    $ 691,639,643   $ 499,115,541   $ 410,548,172
                                 =============    =============    =============   =============   =============

                                                                     JULY 3, 1995
                                                                    (COMMENCEMENT
                                        YEAR ENDED DECEMBER 31,     OF OPERATIONS)
                                    ------------------------------  TO DECEMBER 31,
                                         1997             1996            1995
----------------------------------------------------------------------------------
INVESTMENT INCOME:
 Real estate income, net:
  Rental income                     $  41,686,852    $   9,504,481   $     165,762
                                    -------------    -------------   -------------
  Real estate property level
   expenses and taxes:
   Operating expenses                   8,843,562        1,995,822          29,173
   Real estate taxes                    4,234,044        1,053,703          14,659
                                    -------------    -------------   -------------
    Total real estate property
    level expenses and taxes           13,077,606        3,049,525          43,832
                                    -------------    -------------   -------------
    Real estate income, net            28,609,246        6,454,956         121,930
Income from real estate
 joint ventures                                --               --              --
Dividends and interest                 16,486,279        6,027,486       2,828,900
                                    -------------    -------------   -------------
   Total investment income             45,095,525       12,482,442       2,950,830
Expenses                                3,526,545        1,155,796         310,433
                                    -------------    -------------   -------------
   Investment income, net              41,568,980       11,326,646       2,640,397
Net realized and unrealized
 gain on investments                   18,147,053        3,330,539          35,603
                                    -------------    -------------   -------------
Net increase in net assets
 resulting from operations
 before minority interest and
 discontinued operations               59,716,033       14,657,185       2,676,000
Minority interest                      (1,881,178)              --              --
Discontinued operations                 2,236,545        1,125,730              --
Participant transactions              356,052,262      233,653,793     117,582,345
                                    -------------    -------------   -------------
Net increase in net assets          $ 416,123,662    $ 249,436,708   $ 120,258,345
                                    =============    =============   =============


                                                                             DECEMBER 31,
                                          -------------------------------------------------------------------------------------
                                                2002             2001             2000             1999             1998
-------------------------------------------------------------------------------------------------------------------------------
Total assets                              $3,870,532,278   $3,270,384,450   $2,423,100,402   $1,719,457,715   $1,229,603,431
Total liabilities and minority interest      194,543,718       56,717,273       35,978,331       23,975,287       33,236,544
                                          --------------   --------------   --------------   --------------   --------------
Total net assets                          $3,675,988,560   $3,213,667,177   $2,387,122,071   $1,695,482,428   $1,196,366,887
                                          ==============   ==============   ==============   ==============   ==============
Accumulation units outstanding                20,346,696       18,456,445       14,604,673       11,487,360        8,833,911
                                          ==============   ==============   ==============   ==============   ==============
Accumulation unit value                   $       173.90   $       168.16   $       158.21   $       142.97   $       132.17
                                          ==============   ==============   ==============   ==============   ==============

                                                             DECEMBER 31,
                                          ------------------------------------------------
                                                1997             1996             1995
------------------------------------------------------------------------------------------
Total assets                              $  815,760,825   $  426,372,007   $  143,177,421
Total liabilities and minority interest       29,942,110       56,676,954       22,919,076
                                          --------------   --------------   --------------
Total net assets                          $  785,818,715   $  369,695,053   $  120,258,345
                                          ==============   ==============   ==============
Accumulation units outstanding                 6,313,015        3,295,786        1,172,498
                                          ==============   ==============   ==============
Accumulation unit value                   $       122.30   $       111.11   $       102.57
                                          ==============   ==============   ==============

QUARTERLY SELECTED FINANCIAL INFORMATION

The following is selected financial information for the Account for each full quarter within the past two calendar years:


                                                            2002
                                                            ----
                                                FOR THE THREE MONTHS ENDED
                              ---------------------------------------------------------------
                                 MARCH 31         JUNE 30       SEPTEMBER 30      DECEMBER 31
---------------------------------------------------------------------------------------------
Investment income, net        $ 47,812,962     $ 54,419,265     $ 55,532,867     $ 62,427,356
Net realized gain (loss)
  on investments                 4,320,393        3,091,947        1,428,243       (1,914,498)
Net unrealized gain (loss)
  on investments               (29,088,106)     (20,049,625)     (30,606,185)     (33,606,649)
Minority interest                 (119,166)        (521,681)          42,020         (885,758)
Discontinued operations          2,181,256        1,777,397               --               --
                              ------------     ------------     ------------     ------------
Net increase in net assets
  resulting from operations   $ 25,107,339     $ 38,717,303     $ 26,396,945     $ 26,020,451
                              ============     ============     ============     ============
Total return                          0.77%            1.13%            0.75%            0.72%
                              ============     ============     ============     ============

                                                           2001
                                                           ----
                                                FOR THE THREE MONTHS ENDED
                              ---------------------------------------------------------------
                                 MARCH 31         JUNE 30       SEPTEMBER 30      DECEMBER 31
---------------------------------------------------------------------------------------------
Investment income, net        $ 44,988,150     $ 47,346,855     $ 49,788,149     $ 48,922,249
Net realized gain (loss)
  on investments                   978,396          514,453          759,534       (3,522,087)
Net unrealized gain (loss)
  on investments                (4,436,522)      11,549,836       (8,110,459)     (21,218,765)
Minority interest                       --         (448,023)        (213,578)        (150,188)
Discontinued operations            276,485          585,167          697,453          911,880
                              ------------     ------------     ------------     ------------
Net increase in net assets
  resulting from operations   $ 41,806,509     $ 59,548,288     $ 42,921,099     $ 24,943,089
                              ============     ============     ============     ============
Total return                          1.67%            2.21%            1.46%            0.82%
                              ============     ============     ============     ============



|12| PROSPECTUS  TIAA Real Estate Account

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE FOLLOWING DISCUSSION AND ANALYSIS OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ TOGETHER WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND NOTES CONTAINED IN THIS PROSPECTUS.

      As of December 31, 2002, the TIAA Real Estate Account owned a total of 77 real estate properties, representing 92.56% of the Account's total investment portfolio. These included 30 office properties (three of which are held in joint venture), 17 industrial properties (including one development joint venture project), 22 apartment complexes, and 8 retail properties (including the three joint ventures that each own a regional mall in which the Account owns an approximately 50% partnership interest). The following chart breaks down the Account's real estate assets by region and property type, based on the market values of the properties as stated in the consolidated financial statements:

                            EAST       MIDWEST     SOUTH        WEST       TOTAL
                            (26)        (12)        (21)        (18)        (77)
--------------------------------------------------------------------------------

OFFICE (30)                 34.0%        6.2%       8.4%        3.7%       52.3%

INDUSTRIAL (17)              3.1%        1.4%       5.2%        6.5%       16.2%

RESIDENTIAL (22)             6.3%        0.9%       7.2%        8.0%       22.4%

RETAIL (8)                   0.4%        0.4%       6.2%        2.1%        9.1%
                           -----       -----      -----       -----       -----

TOTAL (77)                  43.8%        8.9%      27.0%       20.3%      100.0%


( ) NUMBER OF PROPERTIES IN PARENTHESES.

The following table lists the Account's 10 largest properties by market value as of December 31, 2002:


                                                                    PROPERTY          MARKET VALUE          PERCENT OF
PROPERTY NAME                                  STATE                  TYPE              (000,000)           NET ASSETS
----------------------------------------------------------------------------------------------------------------------
Mellon Financial Center at One Boston Place      MA                 Office               $261.9*               7.12%*
780 Third Avenue                                 NY                 Office               $178.5                4.86%
701 Brickell                                     FL                 Office               $172.1                4.68%
1801 K Street, N.W.                              DC                 Office               $162.6                4.42%
Ten & Twenty Westport Road                       CT                 Office               $140.0                3.81%
Dallas Industrial Portfolio                      TX                 Industrial           $136.0                3.70%
Ontario Industrial Portfolio                     CA                 Industrial           $108.0                2.94%
Morris Corporate Center III                      NJ                 Office               $ 92.4                2.51%
The Legacy at Westwood Apartments                CA                 Residential          $ 85.1                2.31%
The Florida Mall**                               FL                 Retail               $ 85.0                2.31%

* THIS AMOUNT REFLECTS THE MARKET VALUE OF THE PROPERTY AS STATED IN THE CONSOLIDATED FINANCIAL STATEMENTS, WHICH INCLUDES MINORITY INTERESTS. THE MARKET VALUE OF THE ACCOUNT'S INTEREST IN THE PROPERTY IS $131.6 MILLION, WHICH REPRESENTS 3.58% OF THE ACCOUNT'S NET ASSETS.


** THIS PROPERTY IS HELD IN JOINT VENTURE AND IS SUBJECT TO DEBT. THE MARKET VALUE REFLECTS THE ACCOUNT'S INTEREST IN THE JOINT VENTURE AFTER DEBT.


      The Account closed 19 transactions in 2002 in the total net amount of $1.1 billion. It purchased 16 properties: seven office properties, including two joint ventures, four apartment properties, four retail properties and one industrial property for a total of $1.1 billion. In addition, the Account made a commitment of $25 million for one real estate-related fund investment and sold two properties (one office and one industrial) for a total of $26 million. The Account continues to pursue suitable real estate properties for acquisition.

      As of December 31, 2002, the Account also held investments in real estate investment trusts (REITs), representing 2.87% of the portfolio, commercial mortgage backed securities (CMBS), representing 1.16% of the portfolio, real estate limited partnerships, representing 0.31% of the portfolio and commercial paper and government bonds, representing 3.10% of the portfolio.


REAL ESTATE MARKET OUTLOOK IN GENERAL


We believe the outlook for the commercial real estate market is clouded by persistent weakness in the U.S. economy and the uncertainties of international events. These uncertainties make businesses cautious about hiring and making new space commitments. Of positive note are the continued growth in U.S. GDP (gross domestic product, a basic economic indicator), the ongoing improvement in business productivity, and an increase in hiring by temporary help firms, which often precedes full-time hiring. In addition, office and warehouse construction have declined sharply, which should ultimately improve supply/demand fundamentals when employment growth resumes. Nonetheless, the timing and strength of the economic recovery are not predictable.


RESULTS OF OPERATIONS


WHEN REVIEWING THIS DISCUSSION, IT IS IMPORTANT TO NOTE THAT WHEN THE ACCOUNT OWNS A CONTROLLING INTEREST (OVER 50%) IN A JOINT VENTURE, CONSISTENT WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP), THE ACCOUNT'S CONSOLIDATED FINANCIAL STATEMENTS AND ALL FINANCIAL DATA DISCUSSED IN THE REPORT REFLECT 100% OF THE MARKET VALUE OF THE JOINT VENTURE'S ASSETS. THE INTERESTS OF THE OTHER JOINT VENTURE PARTNERS ARE REFLECTED AS MINORITY INTERESTS IN THE ACCOUNT'S CONSOLIDATED FINANCIAL STATEMENTS. WHEN THE ACCOUNT DOES NOT HAVE A CONTROLLING INTEREST IN A JOINT VENTURE, THEN ONLY THE ACCOUNT'S NET INVESTMENT IN THE JOINT VENTURE IS RECORDED BY THE ACCOUNT.



                                       TIAA Real Estate Account  PROSPECTUS |13|

      NOTE ALSO THAT ALL OF THE ACCOUNT'S PROPERTIES ARE APPRAISED AND REVALUED ON A QUARTERLY BASIS, IN ACCORDANCE WITH THE VALUATION POLICIES DESCRIBED IN
NOTE 1 TO THE CONSOLIDATED FINANCIAL STATEMENTS. UNTIL A PROPERTY IS SOLD, THESE CHANGES IN PROPERTY VALUES ARE RECORDED AS UNREALIZED GAINS OR LOSSES. UPON THE SALE OF A PROPERTY, THE DIFFERENCE BETWEEN THE ACCOUNT'S THEN CURRENT COST FOR THE PROPERTY (ORIGINAL PURCHASE PRICE PLUS THE COST OF ANY CAPITAL IMPROVEMENTS
MADE) AND THE SALE PRICE IS RECORDED AS A REALIZED GAIN OR LOSS.


YEAR ENDED DECEMBER 31, 2002 COMPARED TO
YEAR ENDED DECEMBER 31, 2001

RESULTS FROM CONTINUING OPERATIONS


The Account's total net return was 3.41% for the year ended December 31, 2002 and 6.29% for 2001. The substantial decline in the Account's overall performance on a year-to-year basis reflects the continuing effects of the economic recession, which began in early 2001, and persisted throughout 2002. The decline in the 2002 performance of the Account's real estate and real estate-related assets from its 2001 performance had a negative impact on the Account's total net return. The real estate properties owned by the Account experienced continued declines in value due to deteriorating market conditions. The negative impact of the recessionary economy was reflected in lower market rental rates, higher vacancies, and increased leasing costs and tenant concessions. In 2002, the Account's real estate properties, however, continued to produce strong income returns, and at year end 2002, the non-residential property portfolio was 92% occupied overall with only 10% of the non-residential property portfolio's square footage up for renewal or re-leasing in 2003.

      The modest returns produced by the REIT markets in 2002, as well as the low interest rates earned by its short-term holdings, also negatively affected the Account's overall performance.

      The Account's net investment income after deduction of all expenses was 15.26% higher for the year ended December 31, 2002 compared to the same period in 2001 primarily due to a 14.39% increase in total net assets and an 49.16% increase in the Account's real estate holdings over the same period.


      The Account's real estate holdings, including joint venture investments, generated approximately 89% and 84% of the Account's total investment income (before deducting Account level expenses) during 2002 and 2001, respectively. The remaining portion of the Account's total investment income was generated by marketable securities investments.

      Gross real estate rental income increased approximately 22% in the year ended December 31, 2002 over the same period in 2001. This increase was primarily due to the increase in the number of properties owned by the Account from 65 properties as of December 31, 2001 to 77 properties (including joint ventures) as of December 31, 2002. Income from real estate joint ventures was $14,125,306 vs. $2,392,594, respectively for the same periods. This increase was due to an increase in the number of joint venture partnership interests owned by the Account in the year ended December 31, 2002. Interest income on the Account's marketable securities investments decreased from $24,490,376 for 2001 to $13,546,694 for 2002 due to a decline in short-term rates from 2001 to 2002 and the decrease in the amount of non-real estate assets held by the Account. Dividend income on the Account's REIT investments increased from $9,196,967 for the year ended December 31, 2001 to $12,891,207 for the year ended December 31, 2002.

      Total property level expenses for the year ended December 31, 2002 and 2001 were $106,014,646, and $81,682,267, respectively. In both years ended 2002 and 2001, 64% of the total expenses represented operating expenses and 36% represented real estate taxes. The 30% increase in property level expenses during 2002 reflected the increased number of properties in the Account, as well as an increase in operating expenses.


      The Account also incurred expenses for the years ended December 31, 2002 and 2001 of $9,495,736 and $5,896,729, respectively, for investment advisory services, $10,390,705 and $8,470,496, respectively, for administrative and distribution services and $3,417,895 and $2,824,704, respectively, for the mortality and expense risk charges and the liquidity guarantee charges. Such expenses increased primarily as a result of the larger net asset base in the Account and increased costs associated with managing and administering a larger account. The expenses for investment advisory services for the year ended December 31, 2001 also were substantially lower than those in 2002 since they included adjustments related to fourth quarter 2000 expenses.

      The Account had net realized and unrealized losses on investments of $106,424,480 and $23,485,614 for the years ended December 31, 2002 and 2001, respectively. The unrealized losses were primarily due to the continued decrease in the aggregate market value of the Account's real estate holdings amounting to $94,447,265 during 2002, as compared to unrealized losses of $26,611,066 during 2001. The Account's marketable securities in the year ended December 31, 2002 had net realized and unrealized losses totaling $6,195,855 and net realized and unrealized gains of $5,231,736 for the year ended December 31, 2001. For the year ended December 31, 2002, the Account's investments in other real estate-related investments had net unrealized losses of $5,781,360 as compared to net unrealized gains of $2,002,837 for the year ended December 31, 2001.


RESULTS FROM DISCONTINUED OPERATIONS


      In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS ("SFAS No. 144"). The Account adopted SFAS No. 144 as of January 1, 2002. During the year ended December 31, 2002, the Account sold two real estate properties. In accordance with SFAS No. 144, the investment income and realized gain for the years ended December 31, 2002, 2001, and 2000 relating to those properties were removed from continuing operations in the accompanying financial statements and classified as discontinued operations. The income from the two properties, one sold on January 31, 2002 and one sold on April 30, 2002, for the year ended December 31, 2002 consisted of rental income of $643,564 less operating expenses of $68,031 and real estate taxes of $ 74,076, resulting in net investment income of $501,457. The income from these two properties sold in 2002 for the full year ended December 31, 2001 consisted of rental income of $2,915,653 less operating expenses of $182,266 and real estate taxes of $262,402, resulting in net investment income of $2,470,985. The net investment income represents income for the properties for one month and four months, respectively, for the year ended December 31, 2002 and twelve months in 2001. At the time of sale, the properties had a cost of $22,592,804 and the proceeds of sale were $26,050,000, resulting in a net realized gain of $3,457,196.




YEAR ENDED DECEMBER 31, 2001 COMPARED TO
YEAR ENDED DECEMBER 31, 2000

      The Account's total net return was 6.29% for the year ended December 31, 2001 and 10.66% for 2000. The 2001 performance of each of the Account's asset types, i.e., real estate, REITs and commercial paper, declined as compared to 2000, with the decline in the value of the Account's real estate having the largest impact. The Account's net investment income, after deducting all expenses, was $191,045,403 for the year ended December 31, 2001 and $149,079,414 for 2000, a 28% increase. This increase was the result of a 35% increase in net assets and an increase in the Account's real estate holdings from December 31, 2000 to December 31, 2001. The Account had net realized and unrealized losses on investments of $23,485,614 for the year ended December 31, 2001, compared with the net realized and unrealized gains on


|14| PROSPECTUS TIAA Real Estate Account its investments of $54,147,449 for 2000. This difference was primarily due to the decrease of $26,611,066 in the aggregate market value of the Account's real estate holdings during 2001, as compared to 2000, during which the Account's holdings experienced a $22,257,781 market value increase. The Account's net realized losses in 2001 were primarily due to the sale of certain properties identified as sales candidates because they no longer met the Account's investment objectives or were located in markets that were experiencing declining economic conditions. The Account's investments in marketable securities had modest realized and unrealized gains in 2001 totaling $5,231,736, as compared to substantial net gains of $22,145,715 in 2000.


      The Account's real estate holdings, including real estate joint ventures, generated approximately 84% of the Account's total investment income (before deducting Account level expenses) during 2001 compared with 81% during 2000. The remaining portion of the Account's total investment income was generated by investments in marketable securities.

      Gross real estate rental income was $253,839,662 for the year ended December 31, 2001 and $192,894,812 for the same period in 2000. This increase was primarily due to the increase in the number of properties owned by the Account, from 60 properties at the end of 2000 to 65 properties at the end of 2001. Interest income on the Account's short-term investments for 2001 and 2000 totaled $24,490,376 and $24,294,579, respectively. Dividend income on the Account's REIT investments totaled $9,196,967 and $7,039,712, respectively, for the same periods.

      Total property level expenses for the years ended December 31, 2001 and 2000 were $81,682,267 and $62,481,256, respectively. For both years, 64% of total expenses represented operating expenses and 36% represented real estate taxes. The increase in property level expenses during 2001 reflected the increased number of properties in the Account.

      The Account incurred expenses for the years ended December 31, 2001 and 2000 of $5,896,729 and $6,924,202, respectively, for investment advisory services, $8,470,496 and $4,392,882, respectively, for administrative and distribution services, and $2,824,704 and $2,107,482, respectively, for mortality and expense risk charges and liquidity guarantee charges. Such expenses generally increased as a result of the larger net asset base in the Account. The expenses for investment advisory services in 2001, however, decreased because they included an expense adjustment credit in the first quarter of 2001 to reflect a change in the way certain investment expenses were allocated to the Account.

LIQUIDITY AND CAPITAL RESOURCES


At year end 2002 and 2001, the Account's liquid assets (i.e., its REITs, CMBSs, commercial paper, government securities and cash) had a value of $271,568,803 and $853,769,802, respectively. The decline in the Account's liquid assets was primarily due to the Account's increased investment in real estate.

      During 2002, the Account received $395,464,695 in premiums and $64,698,804 in net participants transfers from the TIAA and CREF Accounts, while for the same time period in 2001, the Account received $254,149,962 in premiums and $486,614,583 in net participant transfers from other TIAA and CREF accounts. The slowdown in net participant transfers into the Account in 2002 is contrasted against the unprecedented volume of net participant's transfers in 2001. Real estate properties costing approximately $1.1 billion and $538.4 million were purchased during 2002 and 2001, respectively. In 2002, the Account also received approximately $26 million in proceeds from the sale of one office and one industrial property. The Account's liquid assets, exclusive of the REITs, will continue to be available to purchase additional suitable real estate properties and to meet expense needs and redemption requests (i.e., cash withdrawals or transfers). In the unlikely event that the Account's liquid assets and its cash flow from operating activities and participant transactions are not sufficient to meet its cash needs, including redemption requests, TIAA's general account will purchase liquidity units in accordance with TIAA's liquidity guarantee to the Account.

      The Account, under certain conditions more fully described in the Account's prospectus, may borrow money and assume or obtain a mortgage on a property -- i.e., to make leveraged real estate investments. Also, to meet any short-term cash needs, the Account may obtain a line of credit whose terms may require that the Account secure a loan with one or more of its properties. The Account's total borrowings may not exceed 20% of the Account's total net asset value.


EFFECTS OF INFLATION AND INCREASING OPERATING EXPENSES

Inflation, along with increased insurance and security costs, may increase property operating expenses in the future. We anticipate that these increases in operating expenses will generally be billed to tenants either through contractual lease provisions in office, industrial, and retail properties or through rent increases in apartment complexes. However, depending on how long any vacant space in a property remains unleased, the Account may not be able to recover the full amount of such increases in operating expenses.

CRITICAL ACCOUNTING POLICIES

THE CONSOLIDATED FINANCIAL STATEMENTS OF THE ACCOUNT AND ITS SUBSIDIARIES ARE PREPARED IN CONFORMITY WITH ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES.

      In preparing the Account's consolidated financial statements, management is required to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Management bases its estimates on historical experience and assumptions that are believed to be reasonable under the circumstances -- the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.


      Management believes that the following policies relating to the valuation of the Account's assets reflected in the Account's consolidated financial statements affect the significant judgments, estimates and assumptions used in preparing its financial statements:

      VALUATION OF REAL ESTATE PROPERTIES: Investments in real estate properties are stated at fair value, as determined in accordance with procedures approved by the Investment Committee of the Board of Trustees. Fair value for real estate properties is defined as the most probable price for which a property will sell in a competitive market under all conditions requisite to a fair sale. Determining fair value involves subjective judgment because the actual market value of real estate can be determined only by negotiation between the parties in a sales transaction. The Account's properties are initially valued at their respective purchase prices (including acquisition costs). Subsequently, independent appraisers value each real estate property at least once a year. TIAA's appraisal staff performs a valuation of each real estate property on a quarterly basis and updates the property value if it believes that the value of the property has changed since the previous valuation or appraisal. The appraisals are performed in accordance with Uniform Standards of Professional Appraisal Practices (USPAP), the real estate appraisal industry standards created by The Appraisal Foundation. Real estate appraisals are estimates of property values based on a professional's opinion.


      VALUATION OF MORTGAGES: Mortgages are initially valued at their face amount. Fixed rate mortgages thereafter are valued quarterly by discounting payments of principal and interest to their present value using a rate at


                                       TIAA Real Estate Account  PROSPECTUS |15|
which commercial lenders would make similar mortgage loans. Floating variable rate mortgages are generally valued at their face amount, although the value may be adjusted as market conditions dictate.


      VALUATION OF REAL ESTATE JOINT VENTURES: Real estate joint ventures are valued based on the Account's equity in the net assets of the underlying entity. The underlying entity values its real estate holdings at fair value.

      VALUATION OF SECURITIES: Equity securities listed or traded on any United States national securities exchange are valued at the last sale price as of the close of the principal securities exchange on which such securities are traded or, if there is no sale, at the mean of the last bid and asked prices on such exchange. Debt instruments and short-term money market instruments for which market quotations are readily available are value based on the most recent bid price or the equivalent quoted yield for such securities (or those of comparable maturity, quality and type). All securities and limited partnership interests for which market quotations are not readily available are valued at fair value as determined in good faith under the direction of the Investment Committee of the Board of Trustees and in accordance with the responsibilities of the Board as a whole.


FORWARD-LOOKING STATEMENTS

Some statements in this report which are not historical facts may be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about our expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or management's present expectations.


      Caution should be taken not to place undue reliance on management's forward-looking statements, which represent management's views only as of the date this report is filed. Neither management nor the Account undertake any obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future events or otherwise.


VALUING THE ACCOUNT'S ASSETS

We value the Account's assets as of the close of each valuation day by taking the sum of:

o the value of the Account's cash, cash equivalents, and short-term and other debt instruments

o     the value of the Account's other securities investments and other assets

o the value of the individual real properties and other real estate-related investments owned by the Account

o an estimate of the net operating income accrued by the Account from its properties and other real estate-related investments and then reducing it by the Account's liabilities, including the daily investment management fee and certain other expenses attributable to operating the Account. See "Expense Deductions," page 17.


VALUING REAL ESTATE INVESTMENTS

VALUING REAL PROPERTY: Individual real properties will be valued initially at their purchase prices. (Prices include all expenses related to purchase, such as acquisition fees, legal fees and expenses, and other closing costs.) We could use a different value in appropriate circumstances.

      After this initial valuation, an independent appraiser, approved by the independent fiduciary, will value properties at least once a year. The independent fiduciary can require additional appraisals if it believes that a property has changed materially or otherwise to assure that the Account is valued correctly.

      Quarterly, we will conduct an internal review of each of the Account's properties. We'll adjust a valuation if we believe that the value of the property has changed since the previous valuation. We'll continue to use the revised value to calculate the Account's net asset value until the next review or appraisal. However, we can adjust the value of a property in the interim to reflect what we believe are actual changes in property value.

      The Account's net asset value will include the current value of any note receivable (an amount that someone else owes the Account) from selling a real estate-related investment. We'll estimate the value of the note by applying a discount rate appropriate to then-current market conditions.


      Development properties initially will be valued at the Account's cost, and the value will be adjusted as additional development costs are incurred. Once a property receives a certificate of occupancy, within one year from the initial funding by the Account, or the property is substantially leased, whichever is earlier, the property will be appraised by an independent appraiser, approved by the independent fiduciary. We may also have the properties independently appraised earlier if circumstances warrant.


      Because of the nature of real estate assets, the Account's net asset value won't necessarily reflect the true or realizable value of its real estate assets (i.e., what the Account would get if it sold them).

      VALUING REAL PROPERTY ENCUMBERED BY DEBT: In general, when we value an Account property subject to a mortgage, the Account's net asset value will include the value of the Account's interest in the property (with the property valued as described above), less the face amount of the outstanding balance of the debt. We can adjust the property valuation if we determine that the existing debt could have a material affect on how much the Account would receive if it were to sell the property, looking at such factors as whether the debt is pre-payable, the remaining term on the debt, and then-current interest rates.

      VALUING CONVENTIONAL MORTGAGES: Individual mortgage loans made by the Account will be valued initially at their face amount. Thereafter, quarterly, we'll value the Account's fixed interest mortgage loans by discounting payments of principal and interest to their present value (using a rate at which commercial lenders would make similar mortgage loans). We'll also use this method for foreign mortgages with conventional terms. We can adjust the mortgage value more frequently if circumstances require it. Floating variable rate mortgages will generally be valued at their face amount, although we may adjust these values as market conditions dictate.

      VALUING PARTICIPATING MORTGAGES: Individual mortgages will initially be valued at their face amount. Thereafter, quarterly, we'll estimate the values of the participating mortgages by making various assumptions about occupancy rates, rental rates, expense levels, and other things. We'll use these assumptions to project the cash flow and anticipated sale proceeds from each investment over the term of the loan, or sometimes over a shorter period. To calculate sale proceeds, we'll assume that the real property underlying each investment will be sold at the end of the period used in the valuation at a price based on market assumptions for the time of the projected sale. We'll then discount the estimated cash flows and sale proceeds to their present value (using rates appropriate to then-current market conditions).

      NET OPERATING INCOME: The Account usually receives operating income from its investments intermittently, not daily. In fairness to participants, we estimate the Account's net operating income rather than applying it when we actually receive it, and assume that the Account has earned (accrued) a proportionate amount of that estimated amount daily. You bear the risk that, until we adjust the estimates when we receive actual income reports, the Account could be under- or over-valued.

      Every year, we prepare a month-by-month estimate of the revenues and expenses (estimated net operating income) for each of the Account's proper-

|16| PROSPECTUS TIAA Real Estate Account ties. Each day, we add the appropriate fraction of the estimated net operating income for the month to the Account's net asset value.

      Every month, the Account receives a report of the actual operating results for the prior month for each property (actual net operating income). We then recognize the actual net operating income on the accounting records of the Account and adjust the outstanding daily accrued receivable accordingly. As the Account actually receives cash from a property, we'll adjust the daily accrued receivable and other accounts appropriately.

      ADJUSTMENTS: We can adjust the value of an investment if we believe events or market conditions (such as a borrower's or tenant's default) have affected how much the Account could get if it sold the investment. We may not always be aware of each event that might require a valuation adjustment, and because our evaluation is based on subjective factors, we may not in all cases make adjustments where changing conditions could affect the value of an investment.

      The independent fiduciary will need to approve adjustments to any valuation of one or more properties that

o     is made within three months of the annual independent appraisal or

o     results in an increase or decrease of:

o more than 6 percent of the value of any of the Account's properties since the last independent annual appraisal

o     more than 2 percent in the value of the Account since the prior month or

o     more than 4 percent in the value of the Account within any quarter.

      RIGHT TO CHANGE VALUATION METHODS: If we decide that a different valuation method would reflect the value of a real estate-related investment more accurately, we may use that method if the independent fiduciary consents. Changes in TIAA's valuation methods could change the Account's net asset value and change the values at which participants purchase or redeem Account interests.


VALUING OTHER INVESTMENTS
(INCLUDING CERTAIN REAL ESTATE-RELATED INVESTMENTS)

DEBT SECURITIES AND MONEY MARKET INSTRUMENTS: We value debt securities (excluding money market instruments) for which market quotations are readily available based on the most recent bid price or the equivalent quoted yield for such securities (or those of comparable maturity, quality and type). We derive these values utilizing an independent pricing service, except when we believe the prices do not accurately reflect the security's fair value. We value money market instruments with maturities of one year or less in the same manner as debt securities, or derive them from a pricing matrix that has various types of money market instruments along one axis and various maturities along the other. All debt securities may also be valued at fair value as determined in good faith by the Investment Committee of the TIAA Board of Trustees.


      EQUITY SECURITIES: We value equity securities (including REITs) listed or traded on the New York Stock Exchange or the American Stock Exchange at their last sale price on the valuation day. If no sale is reported that day, we use the mean of the closing bid and asked prices. Equity securities listed or traded on any other exchange are valued in a comparable manner on the principal exchange where traded.

      We value equity securities traded on the NASDAQ Stock Market's National Market at their last sale price on the valuation day. If no sale is reported that day, we use the mean of the closing bid and asked prices. Other U.S. over-the-counter equity securities are valued at the mean of the closing bid and asked prices.


      MORTGAGE-BACKED SECURITIES: We value mortgage-backed securities in the same manner in which we value debt securities, as described above.


      FOREIGN SECURITIES: To value investments traded on a foreign exchange or in foreign markets, we use their closing values under the generally accepted valuation method in the country where traded, as of the valuation date. We convert this to U.S. dollars at the exchange rate in effect on the valuation day.


      INVESTMENTS LACKING CURRENT MARKET QUOTATIONS: We value securities or other assets for which current market quotations are not readily available at fair value as determined in good faith under the direction of the Investment Committee of TIAA's Board of Trustees and in accordance with the responsibilities of TIAA's Board as a whole. In evaluating fair value for the Account's interest in certain commingled investment vehicles, the Account will generally look to the value periodically assigned to interests by the issuer. When possible, the Account will seek to have input in formulating the issuer's valuation methodology.


EXPENSE DEDUCTIONS

Deductions are made each valuation day from the net assets of the Account for various services required to manage investments, administer the Account and the contracts, and to cover certain risks borne by TIAA. Services are performed at cost by TIAA and TIAA-CREF Individual & Institutional Services, Inc. ("Services"), a subsidiary of TIAA. Because services are provided at cost, we expect that expense deductions will be relatively low. TIAA guarantees that in the aggregate, the expense charges will never be more than 2.50% of average net assets per year.

      The current annual expense deductions are:

                       PERCENT OF
TYPE OF EXPENSE        NET ASSETS    SERVICES
DEDUCTION              ANNUALLY      PERFORMED
--------------------------------------------------------------------------------

Investment             0.265%        For TIAA's investment advice,portfolio
Management                           accounting, custodial services, and similar
                                     services, including independent fiduciary and appraisal fees

Administration         0.280%        For Services' administrative services, such
                                     as allocating premiums and paying annuity income

Distribution           0.045%        For Services' expenses related to
                                     distributing the  annuity contracts

Mortality and          0.070%        For TIAA's bearing certain mortality and
Expense Risk                         expense risks

Liquidity Guarantee    0.030%        For TIAA's liquidity guarantee

--------------------------------------------------------------------------------

TOTAL ANNUAL           0.690%        FOR TOTAL SERVICES TO THE ACCOUNT
EXPENSE DEDUCTION

      After the end of every quarter, we reconcile how much we deducted as discussed above with the expenses the Account actually incurred. If there is a difference, we add it to or deduct it from the Account in equal daily installments over the remaining days in the quarter. Since our at-cost deductions are based on projections of Account assets and overall expenses, the size of any adjusting payments will be directly affected by how different our projections are from the Account's actual assets or expenses. While our projections of Account asset size (and resulting expense fees) are based on our best estimates, the size of the Account's assets can be affected by many factors, including premium growth, participant transfers into or out of the Account, and any changes in the value of portfolio holdings. Historically, the adjusting payments have generally been small and have resulted in both upward and downward adjustments to the Account's expense deductions for the following quarter.

      TIAA's board can revise the deduction rates from time to time to keep deductions as close as possible to actual expenses.

      Currently there are no deductions from premiums or withdrawals, but we might change this in the future. Property expenses, brokers' commissions, transfer taxes, and other portfolio expenses are charged directly to the Account.


                                       TIAA Real Estate Account  PROSPECTUS |17|

EMPLOYER PLAN FEE WITHDRAWALS

Your employer may, in accordance with the terms of your plan, and with TIAA's approval, withdraw amounts from your Real Estate Account accumulation under your GRA or GSRA contract to pay fees associated with the administration of the plan. TIAA reserves the right to suspend or reinstate its approval for a plan to make such withdrawals. The amount and the effective date of an employer plan fee withdrawal will be in accordance with the terms of your plan. TIAA will determine all values as of the end of the effective date. An employer plan fee withdrawal cannot be revoked after its effective date. Each employer plan fee withdrawals will be made on a pro-rata basis from all your available TIAA and CREF accounts. An employer plan fee withdrawal reduces the accumulation from which it is paid by the amount withdrawn.


THE CONTRACTS

      TIAA offers the Real Estate Account as a variable option for the annuity contracts described below. Some employer plans may not offer the Real Estate Account as an option for RA, GRA, GSRA, or Keogh contracts. The Account is not available in California.

RA (RETIREMENT ANNUITY) AND GRA (GROUP RETIREMENT ANNUITY)

RA and GRA contracts are used mainly for employee retirement plans. RA contracts are issued directly to you. GRA contracts, which are group contracts, are issued through an agreement between your employer and TIAA.

      Depending on the terms of your plan, RA and GRA premiums can be paid by your employer, you, or both. If you're paying some of or the entire periodic premium, your contributions can be in either pre-tax dollars by salary reduction or after-tax dollars by payroll deduction. You can also transfer funds from another investment choice under your employer's plan to your contract. For RAs only, you can make contributions directly to TIAA. Ask your employer for more information about these contracts.

SRA (SUPPLEMENTAL RETIREMENT ANNUITY) AND GSRA (GROUP SUPPLEMENTAL RETIREMENT ANNUITY)

These are for voluntary tax-deferred annuity (TDA) plans and 401(k) plans. SRA contracts are issued directly to you. GSRA contracts, which are group contracts, are issued through an agreement between your employer and TIAA. Your employer pays premiums in pre-tax dollars through salary reduction. Although you can't pay premiums directly, you can transfer amounts from other TDA plans.

CLASSIC IRA

Classic IRAs are individual contracts issued directly to you. You and your spouse can each open a Classic IRA with an annual contribution of up to $3,000 or by rolling over funds from another IRA or retirement plan, if you meet our eligibility requirements. If you are age 50 or older, you may contribute up to $3,500. The combined limit for your contributions to a Classic IRA and a Roth IRA for a single year is $3,000, or $3,500 if you are age 50 or older, excluding rollovers. We can't issue you a joint contract.

ROTH IRA

Roth IRAs are also individual contracts issued directly to you. You or your spouse can each open a Roth IRA with an annual contribution up to $3,000 or with a rollover from another IRA or a Classic IRA issued by TIAA if you meet our eligibility requirements. If you are age 50 or older you may contribute up to $3,500. The combined limit for your contributions to a Classic IRA and a Roth IRA for a single year is $3,000, or $3,500 if you are age 50 or older, excluding rollovers. We can't issue you a joint contract.

      Classic and Roth IRAs may together be referred to as "IRAs" in this prospectus.

GA (GROUP ANNUITY) AND INSTITUTIONALLY-OWNED GSRA

These are used exclusively for employee retirement plans and are issued directly to your employer or your plan's trustee. Your employer pays premiums directly to TIAA (you can't pay the premiums directly to TIAA) and your employer or the plan's trustee may control the allocation of contributions and transfers to and from these contracts. If a GA or GSRA contract is issued pursuant to your plan, the rules relating to transferring and withdrawing your money, receiving any annuity income or death benefits, and the timing of payments may be different, and are determined by your plan. Ask your employer or plan administrator for more information.

KEOGHS

TIAA also offers contracts for Keogh plans. If you are a self-employed individual who owns an unincorporated business, you can use our Keogh contracts for a Keogh plan, and cover common law employees, subject to our eligibility requirements.

IRA AND KEOGH ELIGIBILITY

You or your spouse can set up a TIAA Classic or Roth IRA or a Keogh if you're a current or retired employee or trustee of an eligible institution, or if you own a TIAA or CREF annuity or a TIAA individual insurance contract. To be considered a retired employee for this purpose, an individual must be at least 55 years old and have completed at least three years of service at an eligible institution. In the case of partnerships, at least half the partners must be eligible individuals and the partnership itself must be primarily engaged in education or research. Eligibility may be restricted by certain income limits on opening Roth IRA contracts.

STARTING OUT

We'll issue you a TIAA contract when we receive your completed application or enrollment form. Your premiums will be credited to the Real Estate Account as of the business day we receive them.

      If we receive premiums from your employer before your application or enrollment form, we'll generally invest the money in the CREF Money Market Account until we receive your form. (Some employer plans may require that we send such premiums back to the employer.) We'll transfer the appropriate amount from the CREF Money Market Account and credit it to the Real Estate Account as of end of the business day we receive your completed form.


      If the allocation instructions on your application or enrollment form are incomplete, violate plan restrictions, or total more than 100 percent, we'll invest premiums remitted by your employer in the CREF Money Market Account. If your allocation instructions total less than 100 percent, we'll credit the percentage that is not allocated to a specific account to the CREF Money Market Account. The balance with be invested as you instructed. After we receive a complete and correct application, we'll follow your allocation instructions for future premiums. However, any amounts that we credited to the CREF Money Market Account before we received correct instructions will be transferred to the Real Estate Account only on request, and will be credited as of the business day we receive that request.


      TIAA doesn't restrict the amount or frequency of premiums to your RA, GRA, and IRA contracts, although we may in the future. Your employer's retirement plan may limit your premium amounts, while the Internal Revenue Code limits the total annual premiums you may invest in plans qualified for favorable tax treatment. If you pay premiums directly to an RA or IRA, the premiums and any earnings are not subject to your employer's plan.

      In most cases (subject to any restriction we may impose, as described in this prospectus), TIAA will accept premiums to a contract at any time during your accumulation period. Once your first premium has been paid, your

|18| PROSPECTUS  TIAA Real Estate Account

TIAA contract can't lapse or be forfeited for nonpayment of premiums. TIAA can stop accepting premiums to contracts at any time.

      Note that we cannot accept money orders or travelers checks. In addition, we will not accept a third-party check where the relationship of the payor to the account owner cannot be identified from the face of the check.


CHOOSING AMONG THE TIAA AND CREF ACCOUNTS

You can allocate all or part of your premiums to the Real Estate Account, unless your employer's plan precludes that choice. You can also allocate premiums to TIAA's traditional annuity or any of the CREF variable investment accounts, if the account is available under your employer's plan.

      You can change your allocation choices for future premiums by

o     writing to our home office

o using the TIAA-CREF Web Center's account access feature at www.tiaa-cref.org or

o     calling our Automated Telephone Service (24 hours a day) at 800-842-2252

THE RIGHT TO CANCEL YOUR CONTRACT

You can cancel your contract up to 30 days after you first receive it, unless we have begun making annuity payments from it. If you already had a TIAA contract prior to investing in the Real Estate Account, you have no 30-day right to cancel the contract. To cancel, mail or deliver the contract with a signed Notice of Cancellation (available by contacting TIAA) to our home office. We'll cancel the contract, then send the entire current accumulation to whomever sent the premiums. You bear the investment risk during this period (although some states require us to send back your entire premium without accounting for investment results).

DETERMINING THE VALUE OF YOUR INTEREST IN THE ACCOUNT--ACCUMULATION UNITS

When you pay premiums or make transfers to the Real Estate Account, you buy accumulation units. When you take a cash withdrawal, transfer from the Account, or apply funds to begin annuity income, the number of your accumulation units decrease. We calculate how many accumulation units to credit by dividing the amount you applied to the Account by its accumulation unit value at the end of the business day when we received your premium or transfer. To determine how many accumulation units to subtract for cash withdrawals and transfers, we use the accumulation unit value for the end of the business day when we receive your transaction request and all required information and documents (unless you ask for a later date).

      The accumulation unit value reflects the Account's investment experience (i.e., the real estate net operating income accrued, as well as dividends, interest and other income accrued), realized and unrealized capital gains and losses, as well as Account expense charges.

      CALCULATING ACCUMULATION UNIT VALUES: We calculate the Account's accumulation unit value at the end of each valuation day. To do that, we multiply the previous day's value by the net investment factor for the Account. The net investment factor is calculated as A divided by B, where A and B are defined as:


      A. The value of the Account's net assets at the end of the current valuation period, less premiums received during the current valuation period.

      B. The value of the Account's net assets at the end of the previous valuation period, plus the net effect of transactions made at the start of the current valuation period.


HOW TO TRANSFER AND WITHDRAW YOUR MONEY

Generally TIAA allows you to move your money to or from the Real Estate Account in the following ways:

o from the Real Estate Account to a CREF investment account or TIAA's traditional annuity

o to the Real Estate Account from a CREF investment account or TIAA's traditional annuity (transfers from TIAA's traditional annuity under RA and GRA contracts are subject to restrictions)

o     from the Real Estate Account to other companies

o     to the Real Estate Account from other companies/plans

o     by withdrawing cash

o     by setting up a program of automatic withdrawals or transfers

      These transactions generally must be for at least $1,000 at a time (or your entire Account accumulation, if less). These options may be limited by the terms of your employer's plan or by current tax law. Transfers and cash withdrawals are currently free. TIAA can place restrictions on transfers or charge fees for transfers and withdrawals in the future.


      Transfers and cash withdrawals are effective at the end of the business day we receive your request and all required documentation. You can also choose to have transfers and withdrawals take effect at the close of any future business day or the last calendar day of the current or any future month, even if it's not a business day. If you request a transfer at any time other than during a business day, it will be effective at the close of the next business day. For any transfers to TIAA's traditional annuity, the crediting rate will be the rate in effect at the close of business of the first day that you participate in TIAA's traditional annuity, which is the next business day after the effective date of the transfer.


      To request a transfer or to withdraw cash:

o     write to TIAA's home office at 730 Third Avenue, New York, NY 10017-3206

o     call us at 800 842-2252 or

o for internal transfers, using the TIAA-CREF Web Center's account access feature at www.tiaa-cref.org

      You may be required to complete and return certain forms to effect these transactions. We can suspend or terminate your ability to transact by telephone, over the Internet, or by fax at any time, for any reason.


      Before you transfer or withdraw cash, make sure you understand the possible federal and other income tax consequences. See "Taxes," page 23.


TRANSFERS TO AND FROM OTHER TIAA-CREF ACCOUNTS

Once every calendar quarter you can transfer some or all of your accumulation in the Real Estate Account to TIAA's traditional annuity, to one of the CREF accounts or to mutual funds offered under the terms of your plan. Transfers to certain CREF accounts may be restricted by your employer's plan.

      You can also transfer some or all of your accumulation in TIAA's traditional annuity, in your CREF accounts or in the mutual funds offered under the terms of your plan to the Real Estate Account, if your employer's plan offers the Account. Transfers from TIAA's traditional annuity to the Real Estate Account under RA and GRA contracts are subject to restrictions under the terms of those contracts.

      Because excessive transfer activity can hurt Account performance and other participants, we may further limit how often you transfer or otherwise modify the transfer privilege.

TRANSFERS TO OTHER COMPANIES

Generally you may transfer funds from the Real Estate Account to a company other than TIAA or CREF, subject to certain tax restrictions. This right may be


                                       TIAA Real Estate Account  PROSPECTUS |19|
limited by your employer's plan. If your employer participates in our special transfer services program, we can make automatic monthly transfers from your RA or GRA contract to another company, and the $1,000 minimum will not apply to these transfers.

TRANSFERS FROM OTHER COMPANIES/PLANS

Subject to your employer's plan, you can usually transfer or rollover money from another 403(b) or 401(a)/403(a) and governmental 457(b) retirement plan to your TIAA contract. You may also rollover before-tax amounts in a Classic IRA to 403(b) plans, 401(a)/403(a) plans or eligible governmental 457(b) plans, provided such employer plans agree to accept the rollover. Similarly, you may be able to rollover funds from 401(a), 403(a), 403(b) and governmental 457(b) plans to a TIAA Classic IRA. Funds in a private 457(b) plan can be transferred to another private 457(b) plan only. Accumulations in private 457(b) plans may not be rolled over to a qualified plan (e.g., a 401(a) plan), a 403(b) plan, a governmental 457(b) plan or an IRA.

WITHDRAWING CASH

You may withdraw cash from your SRA, GSRA, IRA, or Keogh Real Estate Account accumulation at any time during the accumulation period, provided federal tax law permits it (see below). Cash withdrawals from your RA or GRA accumulation may be limited by the terms of your employer's plan and federal tax law. Normally, you can't withdraw money from a contract if you've already begun receiving lifetime annuity income.

      Current federal tax law restricts your ability to make cash withdrawals from your accumulation under most voluntary salary reduction agreements. Withdrawals are generally available only if you reach age 59 1/2, leave your job, become disabled, or die, or if your employer terminates its retirement plan. If your employer's plan permits, you may also be able to withdraw money if you encounter hardship, as defined by the IRS, but hardship withdrawals can be from contributions only, not investment earnings. You may be subject to a 10 percent penalty tax if you make a withdrawal before you reach age 59 1/2, unless an exception applies to your situation.

      Under current federal tax law, you are not permitted to withdraw from 457(b) plans earlier than the calendar year in which you reach age 70 1/2 or leave your job or are faced with an unforeseeable emergency (as defined by law). There are generally no early withdrawal tax penalties if you withdraw under any of these circumstances (i.e., no 10% tax on distributions prior to age 59 1/2).

      Special rules and restrictions apply to Classic and Roth IRAs.

SYSTEMATIC WITHDRAWALS AND TRANSFERS

If your employer's plan allows, you can set up a program to make cash withdrawals or transfers automatically by specifying that we withdraw or transfer from your Real Estate Account accumulation any fixed number of accumulation units, dollar amount, or percentage of accumulation until you tell us to stop or until your accumulation is exhausted. Currently, the program must be set up so that at least $100 is automatically withdrawn or transferred at a time.


WITHDRAWALS TO PAY ADVISORY FEES

You can set up a program to have monies withdrawn directly from your retirement plan or IRA accumulations to pay your financial advisor, if your employer's plan allows. We reserve the right to determine the eligibility of financial advisors for this type of fee reimbursement. You will be required to complete and return certain forms to effect these withdrawals, including how and from which accounts you want these monies to be withdrawn. Before you set up this program, make sure you understand the possible tax consequences of these withdrawals. See the discussion under "Taxes" below.


POSSIBLE RESTRICTIONS ON PREMIUMS AND TRANSFERS TO THE ACCOUNT

From time to time we may stop accepting premiums for and/or transfers into the Account. We might do so if, for example, we can't find enough appropriate real estate-related investment opportunities at a particular time. Whenever reasonably possible, we will notify you before we decide to restrict premiums and/or transfers. However, because we may need to respond quickly to changing market conditions, we reserve the right to stop accepting premiums and/or transfers at any time without prior notice.

      If we decide to stop accepting premiums into the Account, amounts that would otherwise be allocated to the Account will be allocated to the CREF Money Market Account instead, unless you give us other allocation instructions. We will not transfer these amounts out of the CREF Money Market Account when the restriction period is over, unless you request that we do so. However, we will resume allocating premiums to the Account on the date we remove the restrictions.


ADDITIONAL LIMITATIONS

Federal laws designed to counter terrorism and prevent money laundering might, in certain circumstances, require us to block a participant's ability to make certain transactions and thereby refuse to accept a premium or any request for transfers or withdrawals, until instructions are received from the appropriate regulator. We may also be required to provide additional information about you and your contract to government regulators.


MARKET TIMING POLICY

There are participants who may try to profit from transferring money back and forth among the CREF accounts, the Real Estate Account, and mutual funds available under the terms of your plan, in an effort to "time" the market. As money is shifted in and out of these accounts, we incur transaction costs, including, among other things, expenses for buying and selling securities. These costs are borne by all participants, including long-term investors who do not generate the costs. To discourage this market-timing activity, participants who make more than three transfers out of any CREF account (other than the CREF Money Market Account) in a calendar month will be advised that if this transfer frequency continues, we will suspend their ability to make telephone, fax and Internet transfers.


      We have the right to modify our policy at any time without advance notice.


RECEIVING ANNUITY INCOME

THE ANNUITY PERIOD IN GENERAL

You can receive an income stream from all or part of your Real Estate Account accumulation. Unless you opt for a lifetime annuity, generally you must be at least age 59 1/2 to begin receiving annuity income payments from your annuity contract free of a 10 percent early distribution penalty tax. Your employer's plan may also restrict when you can begin income payments. Under the minimum distribution rules of the Internal Revenue Code, you generally must begin receiving some payments from your contract shortly after you reach the later of age 70 1/2 or you retire. Also, you can't begin a one-life annuity after you reach age 90, nor may you begin a two-life annuity after either you or your annuity partner reach age 90.

      Your income payments may be paid out from the Real Estate Account through a variety of income options. You can pick a different income option for different portions of your accumulation, but once you've started payments you usually can't change your income option or annuity partner for that payment stream.

      Usually income payments are monthly. You can choose quarterly, semi-annual, and annual payments as well. (TIAA has the right to not make pay-


|20| PROSPECTUS TIAA Real Estate Account ments at any interval that would cause the initial payment to be less than $100.) We'll send your payments by mail to your home address or, on your request, by mail or electronic funds transfer to your bank.

      Your initial income payments are based on the value of your accumulation on the last valuation day before the annuity starting date. Your payments change after the initial payment based on the Account's investment experience and the income change method you choose.


      There are two income change methods for annuity payments: annual and monthly. Under the annual income change method, payments from the Account change each May 1, based on the net investment results during the prior year (April 1 through March 31). Under the monthly income change method, payments from the Account change every month, based on the net investment results during the previous month. For the formulas used to calculate the amount of annuity payments, see page 22. The total value of your annuity payments may be more or less than your total premiums.


ANNUITY STARTING DATE

Generally, you pick an annuity starting date when you first apply for a TIAA contract but you can change this date at any time prior to the day before that annuity starting date. Ordinarily, annuity payments begin on your annuity starting date, provided we have received all documentation necessary for the income option you've picked. If something's missing, we'll defer your annuity starting date until we receive it. Your first annuity check may be delayed while we process your choice of income options and calculate the amount of your initial payment. Any premiums received within 70 days after payments begin may be used to provide additional annuity income. Premiums received after 70 days will remain in your accumulating annuity contract until you give us further instructions. Ordinarily, your first annuity payment can be made on any business day between the first and twentieth of any month.

INCOME OPTIONS

Both the number of annuity units you purchase and the amount of your income payments will depend on which income option you pick. Your employer's plan, tax law and ERISA may limit which income options you can use to receive income from an RA or GRA, GSRA or Keogh. Ordinarily you'll choose your income options shortly before you want payments to begin, but you can make or change your choice any time before your annuity starting date.

      All Real Estate Account income options provide variable payments, and the amount of income you receive depends in part on the investment experience of the Account. The current options are:

o One-Life Annuity with or without Guaranteed Period: Pays income as long as you live. If you opt for a guaranteed period (10, 15 or 20 years) and you die before it's over, income payments will continue to your beneficiary until the end of the period. If you don't opt for a guaranteed period, all payments end at your death--so that it's possible for you to receive only one payment if you die less than a month after payments start.

o Annuity for a Fixed Period: Pays income for any period you choose from 5 to 30 years.

o Two-Life Annuities: Pays income to you as long as you live, then continues at either the same or a reduced level for the life of your annuity partner. There are three types of two-life annuity options, all available with or without a guaranteed period--Full Benefit to Survivor, Two-Thirds Benefit to Survivor, and a Half-Benefit to Annuity Partner. Under the Two-Thirds Benefit to Survivor option, payments to you will be reduced upon the death of your annuity partner.

o Minimum Distribution Option ("MDO") Annuity: Generally available only if you must begin annuity payments under the Internal Revenue Code minimum distribution requirements. (Some employer plans allow you to elect this option earlier--contact TIAA for more information.) The option pays an amount designed to fulfill the distribution requirements under federal tax law. You must apply your entire accumulation under a contract if you want to use the MDO annuity. It is possible that income under the MDO annuity will cease during your lifetime. Prior to age 90, you can apply any remaining part of an accumulation applied to the MDO annuity to any other income option for which you're eligible. Using an MDO won't affect your right to take a cash withdrawal of any accumulation not yet distributed.

      For any of the income options described above, current federal tax law says that your guaranteed period can't exceed the joint life expectancy of you and your beneficiary or annuity partner.

      Other income options may become available in the future, subject to the terms of your retirement plan and relevant federal and state laws. For more information about any annuity option, please contact us.


      RECEIVING LUMP SUM PAYMENTS (RETIREMENT TRANSITION BENEFIT): If your employer's plan allows, you may be able to receive a single sum payment of up to 10 percent of the value of any part of an RA or GRA accumulation being converted to annuity income on the annuity starting date. Of course, if your employer's plan allows cash withdrawals, you can take a larger amount (up to 100 percent) of your Real Estate Account accumulation as a cash payment. The retirement transition benefit will be subject to current federal income tax requirements and possible early distribution penalties. See "Taxes," page 23.


      If you haven't picked an income option when the annuity starting date arrives for your RA, GRA, SRA or GSRA contract, TIAA usually will assume you want the ONE-LIFE ANNUITY WITH 10-YEAR GUARANTEED PERIOD if you're unmarried, paid from TIAA's traditional annuity. If you're married, we may assume for you a SURVIVOR ANNUITY WITH HALF-BENEFIT TO ANNUITY PARTNER WITH A 10-YEAR GUARANTEED PERIOD, with your spouse as your annuity partner, paid from TIAA's traditional annuity. If you haven't picked an income option when the annuity starting date arrives for your IRA, we may assume you want the minimum distribution option annuity.

TRANSFERS DURING THE ANNUITY PERIOD

After you begin receiving annuity income, you can transfer all or part of the future annuity income payable once each calendar quarter (i) from the Real Estate Account into a "comparable annuity" payable from a CREF account or TIAA's traditional annuity, or (ii) from a CREF account into a comparable annuity payable from the Real Estate Account. Comparable annuities are those which are payable under the same income option, and have the same first and second annuitant, and remaining guaranteed period.

      We'll process your transfer on the business day we receive your request. You can also choose to have a transfer take effect at the close of any future business day, or the last calendar day of the current or any future month, even if it's not a business day. Transfers under the annual income payment method will affect your annuity payments beginning on the May 1 following the March 31 which is on or after the effective date of the transfer. Transfers under the monthly income payment method and all transfers into TIAA's traditional annuity will affect your annuity payments beginning with the first payment due after the monthly payment valuation day that is on or after the transfer date. You can switch between the annual and monthly income change methods, and the switch will go into effect on the following March 31.

ANNUITY PAYMENTS

      The amount of annuity payments we pay you or your beneficiary (annuitant) will depend upon the number and value of the annuity units payable. The number of annuity units is first determined on the day before the annuity starting date. The amount of the annuity payments will change according to the income change method chosen.


                                       TIAA Real Estate Account  PROSPECTUS |21|

      Under the annual income change method, the value of an annuity unit for payments is redetermined on March 31 of each year--the payment valuation day. Annuity payments change beginning May 1. The change reflects the net investment experience of the Real Estate Account. The net investment experience for the twelve months following each March 31 revaluation will be reflected in the following year's value.

      Under the monthly income change method, the value of an annuity unit for payments is determined on the payment valuation day, which is the 20th day of the month preceding the payment due date or, if the 20th is not a business day, the preceding business day. The monthly changes in the value of an annuity unit reflect the net investment experience of the Real Estate Account.

      The formulas for calculating the number and value of annuity units payable are described below.

      CALCULATING THE NUMBER OF ANNUITY UNITS PAYABLE: When a participant or a beneficiary converts the value of all or a portion of his or her accumulation into an income-paying contract, the number of annuity units payable from the Real Estate Account under an income change method is determined by dividing the value of the Account accumulation to be applied to provide the annuity payments by the product of the annuity unit value for that income change method and an annuity factor. The annuity factor as of the annuity starting date is the value of an annuity in the amount of $1.00 per month beginning on the first day such annuity units are payable, and continuing for as long as such annuity units are payable.

      The annuity factor will reflect interest assumed at the effective annual rate of 4 percent, and the mortality assumptions for the person(s) on whose life (lives) the annuity payments will be based. Mortality assumptions will be based on the then-current settlement mortality schedules for this Account. Annuitants bear no mortality risk under their contracts--actual mortality experience will not reduce annuity payments after they have started. TIAA may change the mortality assumptions used to determine the number of annuity units payable for any future accumulations converted to provide annuity payments.

      The number of annuity units payable under an income change method under your contract will be reduced by the number of annuity units you transfer out of that income change method under your contract. The number of annuity units payable will be increased by any internal transfers you make to that income change method under your contract.

      VALUE OF ANNUITY UNITS: The Real Estate Account's annuity unit value is calculated separately for each income change method for each business day and for the last calendar day of each month. The annuity unit value for each income change method is determined by updating the annuity unit value from the previous valuation day to reflect the net investment performance of the Account for the current valuation period relative to the 4 percent assumed investment return. In general, your payments will increase if the performance of the Account is greater than 4 percent and decrease if the value is less than 4 percent. The value is further adjusted to take into account any changes expected to occur in the future at revaluation either once a year or once a month, assuming the Account will earn the 4 percent assumed investment return in the future.

      The initial value of the annuity unit for a new annuitant is the value determined as of the day before annuity payments start.

      For participants under the annual income change method, the value of the annuity unit for payments remains level until the following May 1. For those who have already begun receiving annuity income as of March 31, the value of the annuity unit for payments due on and after the next succeeding May 1 is equal to the annuity unit value determined as of such March 31.

      For participants under the monthly income change method, the value of the annuity unit for payments changes on the payment valuation day of each month for the payment due on the first of the following month.

      TIAA reserves the right, subject to approval by the Board of Trustees, to modify the manner in which the number and/or value of annuity units is calculated in the future.

DEATH BENEFITS

AVAILABILITY; CHOOSING BENEFICIARIES


TIAA may pay death benefits if you or your annuity partner dies during the accumulation or annuity period. When you purchase your annuity contract, you name one or more beneficiaries to receive the death benefit if you die. You can change your beneficiaries anytime before you die, and, unless you instruct otherwise, your annuity partner can do the same after your death.


YOUR SPOUSE'S RIGHTS

      Your choice of beneficiary for death benefits may, in some cases, be subject to the consent of your spouse. Similarly, if you are married at the time of your death, federal law may require a portion of the death benefit be paid to your spouse even if you have named someone else as beneficiary. If you die without having named any beneficiary, any portion of your death benefit not payable to your spouse will go to your estate.

AMOUNT OF DEATH BENEFIT

      If you die during the accumulation period, the death benefit is the amount of your accumulation. If you and your annuity partner die during the annuity period while payments are still due under a fixed-period annuity or for the remainder of a guaranteed period, the death benefit is the value of the remaining guaranteed payments.

METHODS OF PAYMENT OF DEATH BENEFITS

      Generally, you can choose for your beneficiary the method we'll use to pay the death benefit, but few participants do this. If you choose a payment method, you can also block your beneficiaries from changing it. Most people leave the choice to their beneficiaries. We can block any choice if its initial payment is less than $25. Beginning in late 2001 or 2002, if death occurs while your contract is in the accumulation stage, in most cases we'll pay the death benefit using the TIAA-CREF Savings & Investment Plan. We won't do this if you preselected another option or if the beneficiary elects another option. Some beneficiaries aren't eligible for the TIAA-CREF Savings & Investment Plan. If your beneficiary isn't eligible and doesn't specifically tell us to start paying death benefits within a year of your death, we can start making payments to them over five years using the fixed-period annuity method of payment.

      PAYMENTS DURING THE ACCUMULATION PERIOD: Currently, the available methods of payment for death benefits from funds in the accumulation period are:

o SINGLE-SUM PAYMENT, in which the entire death benefit is paid to your beneficiary at once;

o ONE-LIFE ANNUITY WITH OR WITHOUT GUARANTEED PERIOD, in which the death benefit is paid monthly for the life of the beneficiary or through the guaranteed period;

o     ANNUITY FOR A FIXED PERIOD OF 2 TO 30 YEARS;

o ACCUMULATION-UNIT DEPOSIT OPTION, which pays a lump sum at the end of a fixed period, ordinarily two to five years, during which period the accumulation units deposited participate in the Account's investment experience (generally the death benefit value must be at least $5,000); and

o MINIMUM DISTRIBUTION OPTION, which automatically pays income according to the Internal Revenue Code's minimum distribution requirements. It operates in much the same way as the MDO annuity income option. It's possible, under this method, that your beneficiary won't receive income for life.

      Death benefits are usually paid monthly (unless you chose a single-sum method of payment), but your beneficiary can switch them to quarterly, semi-annual, or annual payments.

      PAYMENTS DURING THE ANNUITY PERIOD: If you and your annuity partner die during the annuity period, your beneficiary can choose to receive any remaining guaranteed periodic payments due under your contract. Alternatively, your beneficiary can choose to receive the commuted value of


|22| PROSPECTUS TIAA Real Estate Account those payments in a single sum unless you have indicated otherwise. The amount of the commuted value will be different than the total of the periodic payments that would otherwise be paid.

      Ordinarily, death benefits are subject to federal estate tax. Generally, if taken as a lump sum, death benefits would be taxed like complete withdrawals. If taken as annuity benefits, death benefits would be taxed like annuity payments. For more information on death benefits, see the discussion under "Taxes" below, or for further detail, contact TIAA.

TAXES

This section offers general information concerning federal taxes. It doesn't cover every situation. Tax treatment varies depending on the circumstances, and state and local taxes may also be involved. For complete information on your personal tax situation, check with a qualified tax advisor.

HOW THE REAL ESTATE ACCOUNT IS TREATED FOR TAX PURPOSES

The Account is not a separate taxpayer for purposes of the Internal Revenue Code--its earnings are taxed as part of TIAA's operations. Although TIAA is not expected to owe any federal income taxes on the Account's earnings, if TIAA does incur taxes attributable to the Account, it may make a corresponding charge against the Account.

TAXES IN GENERAL

During the accumulation period, Real Estate Account premiums paid in before-tax dollars, employer contributions and earnings attributable to these amounts are not taxed until they're withdrawn. Annuity payments, single-sum withdrawals, systematic withdrawals, and death benefits are usually taxed as ordinary income. Premiums paid in after-tax dollars aren't taxable when withdrawn, but earnings attributable to these amounts are taxable. Death benefits are usually also subject to federal estate and state estate or inheritance taxation. Generally, transfers between qualified retirement plans are not taxed.

      Generally, contributions you can make under an employer's plan are limited by federal tax law. Employee voluntary salary reduction contributions to 403(b) and 401(k) plans are limited to $12,000 per year ($14,000 per year if you are age 50 or older). Certain long-term employees may be able to defer up to $15,000 per year in a 403(b) plan ($17,000 per year if you are age 50 or older). Contributions to Classic and Roth IRAs, other than rollover contributions, cannot generally exceed $3,000 per year ($3,500 per year for taxpayers age 50 or older).

      The maximum contribution limit to a 457(b) non-qualified deferred compensation plan for employees of state and local governments for 2002 is $12,000 ($14,000 if you are age 50 or older). Special catch up rules may permit a higher contribution in one or more of the last three years prior to an individual's normal retirement age under the plan.

EARLY DISTRIBUTIONS

If you want to withdraw funds or begin receiving income from any 401(a), 403(a), or 403(b) retirement plan or an IRA before you reach age 59 1/2, you may have to pay a 10 percent early distribution tax on the taxable amount. Distributions from a Roth IRA generally are not taxed, except that, once aggregate distributions exceed contributions to the Roth IRA, income tax and a 10% penalty tax may apply to distributions made (1) before age 59 1/2 (subject to certain exceptions) or (2) during the five taxable years starting with the year in which the first contribution is made to any Roth IRA. A 10 percent penalty tax may apply to amounts attributable to a conversion from an IRA if they are distributed during the five taxable years beginning with the year in which the conversion was made. You won't have to pay this tax in certain circumstances. Early distributions from 457(b) plans are not subject to a 10% penalty tax unless, in the case of a governmental 457(b) plan, the distribution includes amounts rolled over to the plan from an IRA, 401(a)/403(a), or 403(b) plan. Consult your tax advisor for more information.

MINIMUM DISTRIBUTION REQUIREMENTS

In most cases, payments must begin by April 1 of the year after the year you reach age 70 1/2 or if later, by retirement. For Classic IRAs, and with respect to 5 percent or more owners of the business covered by a Keogh plan, payments must begin by April 1 of the year after you reach age 70 1/2. Under the terms of certain retirement plans, the plan administrator may direct us to make the minimum distributions required by law even if you do not elect to receive them. In addition, if you don't begin distributions on time, you may be subject to a 50 percent excise tax on the amount you should have received but did not. Roth IRAs are generally not subject to these rules and do not require that any distributions be made prior to your death.

WITHHOLDING ON DISTRIBUTIONS

If we send an "eligible rollover" distribution directly to you, federal law requires us to withhold 20 percent from the taxable portion. If we roll over such a distribution directly to an IRA or employer plan, we do not withhold any federal income tax. The 20 percent withholding also does not apply to certain "non-eligible" distributions such as payments from IRAs, hardships withdrawals, lifetime annuity payments, substantially equal periodic payments over your life expectancy or over 10 or more years, or minimum distribution payments.

      For the taxable portion of non-eligible rollover distributions, we will usually withhold federal income taxes unless you tell us not to and you are eligible to avoid withholding. However, if you tell us not to withhold but we don't have your taxpayer identification number on file, we still are required to deduct taxes. These rules also apply to distributions from governmental 457(b) plans. In general, all amounts received under a private 457(b) plan are taxable and are subject to federal income tax withholding as wages. Nonresident aliens who pay U.S. taxes are subject to different withholding rules.


SPECIAL RULES FOR WITHDRAWALS TO PAY ADVISORY FEES

If you have arranged for us to pay advisory fees to your financial advisor from your accumulations, those partial withdrawals generally will not be treated as taxable distributions as long as:

o     the payment is for expenses that are ordinary and necessary;

o     the payment is made from a Section 401 or 403 retirement plan or an IRA;
      and

o     with respect to payments from retirement plans (not IRAs):

      o your financial advisor's payment is only made from the accumulations in your retirement plan, and not directly by you or anyone else, under the agreement with your financial advisor; and

      o once advisory fees begin to be paid from your retirement plan, you continue to pay those fees solely from your plan and not from any other source.


POSSIBLE TAX LAW CHANGES

Although the likelihood of legislative changes is uncertain, there is always the possibility that the tax treatment of your contract could change by legislation or otherwise. Consult a tax adviser with respect to legislative developments and their effect on your contract.


      We have the right to modify the contract in response to legislative changes that could otherwise diminish the favorable tax treatment that annuity contract owners currently receive. We make no guarantee regarding the tax status of any contract and do not intend the above discussion as tax advice.



                                       TIAA Real Estate Account  PROSPECTUS |23|

GENERAL MATTERS

MAKING CHOICES AND CHANGES

You may have to make certain choices or changes (e.g., changing your income option, making a cash withdrawal) by written notice satisfactory to us and received at our home office or at some other location that we have specifically designated for that purpose. When we receive a notice of a change in beneficiary or other person named to receive payments, we'll execute the change as of the date it was signed, even if the signer has died in the meantime. We execute all other changes as of the date received.

TELEPHONE AND INTERNET TRANSACTIONS

You can use our Automated Telephone Service (ATS) or the TIAA-CREF Web Center's account access feature to check your account balances, transfer to TIAA's traditional annuity or CREF, and/or allocate future premiums among the Real Estate Account, TIAA's traditional annuity, and CREF. You will be asked to enter your Personal Identification Number (PIN) and social security number for both systems. (You can establish a PIN by calling us.) Both will lead you through the transaction process and will use reasonable procedures to confirm that instructions given are genuine. If we use such procedures, we are not responsible for incorrect or fraudulent transactions. All transactions made over the ATS and Internet are electronically recorded.

      To use the ATS, you need a touch-tone phone. The toll free number for the ATS is 800 842-2252. To use the Internet, go to the account access feature of the TIAA-CREF Web Center at http://www.tiaa-cref.org.

      We can suspend or terminate your ability to transact by telephone, over the Internet, or by fax at any time, for any reason.

VOTING RIGHTS

You don't have the right to vote on the management and operation of the Account directly; however, you may send ballots to advise the TIAA Board of Overseers about voting for nominees for the TIAA Board of Trustees.

ELECTRONIC PROSPECTUS

If you received this prospectus electronically and would like a paper copy, please call 800 842-2733, extension 5509, and we will send it to you. Under certain circumstances where we are legally required to deliver a prospectus to you, we cannot send you a prospectus electronically unless you've consented.

HOUSEHOLDING

To lower costs and eliminate duplicate documents sent to your home, we may begin mailing only one copy of the Account's prospectus, prospectus supplements or any other required documents to your household, even if more than one participant lives there. If you would prefer to continue receiving your own copy of any of these documents, you may call us toll-free at 800 842-2733, extension 5509, or write us.

MISCELLANEOUS POLICIES

IF YOU'RE MARRIED: If you're married, you may be required by law or your employer's plan to get advance written consent from your spouse before we make certain transactions for you. If you're married at your annuity starting date, you may also be required by law or your employer's plan to choose an income option that provides survivor annuity income to your spouse, unless he or she waives that right in writing. There are limited exceptions to the waiver requirement.

      TEXAS OPTIONAL RETIREMENT PROGRAM RESTRICTIONS: If you're in the Texas Optional Retirement Program, you or your beneficiary can redeem some or all of your accumulation only if you retire, die, or leave your job in the state's public institutions of higher education.

      ASSIGNING YOUR CONTRACT: Generally, neither you nor your beneficiaries can assign your ownership of a TIAA retirement contract to anyone else.

      OVERPAYMENT OF PREMIUMS: If your employer mistakenly sends more premiums on your behalf than you're entitled to under your employer's retirement plan or the Internal Revenue Code, we'll refund them to your employer as long as we're requested to do so (in writing) before you start receiving annuity income. Any time there's a question about premium refunds, TIAA will rely on information from your employer. If you've withdrawn or transferred the amounts involved from your accumulation, we won't refund them.

      ERRORS OR OMISSIONS: We reserve the right to correct any errors or omissions on any form, report, or statement that we send you.

      PAYMENT TO AN ESTATE, GUARDIAN, TRUSTEE, ETC.: We reserve the right to pay in one sum the commuted value of any benefits due an estate, corporation, partnership, trustee, or other entity not a natural person. Neither TIAA nor the Account will be responsible for the conduct of any executor, trustee, guardian, or other third party to whom payment is made.

      BENEFITS BASED ON INCORRECT INFORMATION: If the amounts of benefits provided under a contract were based on information that is incorrect, benefits will be recalculated on the basis of the correct data. If the Account has overpaid or underpaid, appropriate adjustments will be made.

      PROOF OF SURVIVAL: We reserve the right to require satisfactory proof that anyone named to receive benefits under a contract is living on the date payment is due. If we have not received this proof after we request it in writing, the Account will have the right to make reduced payments or to withhold payments entirely until such proof is received.

DISTRIBUTOR

The annuity contracts are offered continuously by TIAA-CREF Individual & Institutional Services, Inc. (Services), which is registered with the SEC as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. (NASD). Teachers Personal Investors Services, Inc. (TPIS), which is also registered with the SEC and is a member of the NASD, may participate in the distribution of the contracts on a limited basis. Services and TPIS are direct or indirect subsidiaries of TIAA. As already noted, distribution costs are covered by a deduction from the assets of the Account; no commissions are paid for distributing the contracts. Anyone distributing the contracts must be a registered representative of Services or TPIS, whose main offices are both at 730 Third Avenue, New York, NY 10017-3206.

STATE REGULATION

TIAA, the Real Estate Account, and the contracts are subject to regulation by the New York Insurance Department (NYID) as well as by the insurance regulatory authorities of certain other states and jurisdictions.

      TIAA and the Real Estate Account must file with the NYID both quarterly and annual statements. The Account's books and assets are subject to review and examination by the NYID at all times, and a full examination into the affairs of the Account is made at least every five years. In addition, a full examination of the Real Estate Account operations is usually conducted periodically by some other states.

LEGAL MATTERS

All matters involving state law and relating to the contracts, including TIAA's right to issue the contracts, have been passed upon by Charles H. Stamm, Executive Vice President and General Counsel of TIAA. Sutherland Asbill & Brennan LLP, Washington, D.C., have passed upon legal matters relating to the federal securities laws.


|24| PROSPECTUS  TIAA Real Estate Account

EXPERTS


Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule at December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002 as set forth in their reports. Ernst & Young LLP has also audited the historical summary of gross income and direct operating expenses for the year ended December 31, 2001 of BRE/One Boston LLC, the company which owns One Boston Place. Friedman, Alpren & Green LLP, independent auditors, have audited the (i) statement of revenues and certain expenses of 20 Chapel Street, Brookline, MA (Longwood Towers) for the year ended December 31, 2001; (ii) statement of revenues and certain expenses of 9201, 9210, 9231 Corporate Blvd., Rockville, MD for the year ended December 31, 2001; and (iii) statement of revenues and certain expenses of Oak Brook Regency Towers, Oak Brook, IL for the year ended December 31, 2001. We've included these financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's and Friedman, Alpren & Green LLP's respective reports, given on the authority of such firms as experts in accounting and auditing.


ADDITIONAL INFORMATION

INFORMATION AVAILABLE AT THE SEC


The Account has filed with the SEC a registration statement under the Securities Act of 1933, which contains this prospectus and additional information related to the offering described in this prospectus. The Account also files annual, quarterly, and current reports, along with other information, with the SEC, as required by the Securities Exchange Act of 1934. You may read and copy the full registration statement, and any reports and information filed with the SEC for the Account, at the SEC's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. This information can also be obtained through the SEC's website on the Internet (http://www.sec.gov).


OTHER REPORTS TO PARTICIPANTS

TIAA will mail to each participant in the Real Estate Account periodic reports providing information relating to their accumulations in the Account, including premiums paid, number and value of accumulations, and withdrawals or transfers during the period, as well as such other information as may be required by applicable law or regulations.

      Further information may be obtained from TIAA at 730 Third Avenue, New York, NY 10017-3206.


CUSTOMER COMPLAINTS

Customer complaints may be directed to our Participant Relations Unit, P.O. Box 1259, Charlotte, NC 28201-1259, telephone 800-842-2776.


FINANCIAL STATEMENTS

The consolidated financial statements of the TIAA Real Estate Account, financial statements of certain properties purchased by the Account and condensed unaudited financial statements of TIAA follow. The full audited financial statements of TIAA, which are incorporated into this prospectus by reference, are available upon request by calling 800 842-2733 extension 5509.


      The financial statements of TIAA should be distinguished from the consolidated financial statements of the Account and should be considered only as bearing on the ability of TIAA to meet its obligations under the contracts. They should not be considered as bearing upon the assets held in the Account.


INDEX TO FINANCIAL STATEMENTS

TIAA REAL ESTATE ACCOUNT                                                    Page

AUDITED CONSOLIDATED FINANCIAL STATEMENTS:
Report of Management Responsibility                                           26
Report of the Audit Committee                                                 26
Consolidated Statements of Assets and Liabilities                             27
Consolidated Statements of Operations                                         28
Consolidated Statements of Changes in Net Assets                              29
Consolidated Statements of Cash Flows                                         29
Notes to Consolidated Financial Statements                                    30
Report of Independent Auditors                                                33
Consolidated Statement of Investments                                         33


PROFORMA CONDENSED FINANCIAL STATEMENTS:
Proforma Condensed Statement of Assets and Liabilities                        35
Proforma Condensed Statement of Operations                                    36
Notes to Proforma Condensed Financial Statements                              36

PROPERTY FINANCIAL STATEMENTS:
20 CHAPEL STREET, BROOKLINE, MA (LONGWOOD TOWERS)
  Independent Auditors' Report                                                37
  Statement of Revenues and Certain Expenses                                  37
  Notes to Statement of Revenues and Certain Expenses                         37
9201, 9210, 9231 CORPORATE BLVD., ROCKVILLE, MD
  Independent Auditors' Report                                                38
  Statement of Revenues and Certain Expenses                                  38
  Notes to Statement of Revenues and Certain Expenses                         38
OAK BROOK REGENCY TOWERS, OAK BROOK, IL
  Independent Auditors' Report                                                40
  Statement of Revenues and Certain Expenses                                  40
  Notes to Statement of Revenues and Certain Expenses                         40
BRE/ ONE BOSTON LLC(ONE BOSTON PLACE)
  Independent Auditors' Report                                                41
  Historical Summary of Gross Income and Direct Operating Expenses            41
  Notes to Financial Statements                                               41


TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA


Condensed Unaudited Statutory-Basis Financial Statements                      42
Supplemental Information to Condensed Unaudited Statutory-
  Basis Financial Statements                                                  43



                                       TIAA Real Estate Account  PROSPECTUS |25|

REPORT OF MANAGEMENT RESPONSIBILITY

To the Participants of the TIAA Real Estate Account:

      The accompanying consolidated financial statements of the TIAA Real Estate Account ("Account") of Teachers Insurance and Annuity Association of America ("TIAA") are the responsibility of TIAA's management. They have been prepared in accordance with accounting principles generally accepted in the United States and have been presented fairly and objectively in accordance with such principles.

      TIAA has established and maintains a strong system of internal controls and disclosure controls designed to provide reasonable assurance that assets are properly safeguarded and transactions are properly executed in accordance with management's authorization, and to carry out the ongoing responsibilities of management for reliable financial statements. In addition, TIAA's internal audit personnel provide a continuing review of the internal controls and operations of TIAA, including its separate account operations, and the chief audit executive regularly reports to the Audit Committee of the TIAA Board of Trustees.

      The accompanying consolidated financial statements have been audited by the independent auditing firm of Ernst & Young LLP. To maintain auditor independence and avoid even the appearance of conflict of interest, it continues to be the Account's policy that any management advisory or consulting services be obtained from a firm other than the external financial audit firm. The independent auditors' report, which follows the notes to consolidated financial statements, expresses an independent opinion on the fairness of presentation of these consolidated financial statements.

      The Audit Committee of the TIAA Board of Trustees, consisting entirely of trustees who are not officers of TIAA, meets regularly with management, representatives of Ernst & Young LLP and internal audit personnel to review matters relating to financial reporting, internal controls and auditing. In addition to the annual audit of the Account's consolidated financial statements by the independent auditing firm, the New York State Insurance Department and other state insurance departments perform periodic examinations of the Account's operations.


                                                    /s/ Herbert M. Allison

                                                         Chairman, President and
                                                         Chief Executive Officer


                                                    /s/ Richard L. Gibbs

                                                    Executive Vice President and
                                                    Principal Accounting Officer

REPORT OF THE AUDIT COMMITTEE

To the Participants of the TIAA Real Estate Account:

      The TIAA Audit Committee oversees the financial reporting process of the TIAA Real Estate Account ("Account") on behalf of TIAA's Board of Trustees. The Audit Committee operates in accordance with a formal written charter (copies are available upon request) which describes the Audit Committee's responsibilities. All members of the Audit Committee ("Committee") are independent, as defined under the listing standards of the New York Stock Exchange.

      Management has the primary responsibility for the Account's consolidated financial statements, development and maintenance of a strong system of internal controls and disclosure controls, and compliance with applicable laws and regulations. In fulfilling its oversight responsibilities, the Committee reviewed and approved the audit plans of the internal auditing group and the independent auditing firm in connection with their respective audits of the Account. The Committee also meets regularly with the internal and independent auditors, both with and without management present, to discuss the results of their examinations, their evaluation of internal controls, and the overall quality of financial reporting. The committee has direct responsibility for the appointment, compensation and oversight of the independent auditing firm. As required by its charter, the Committee will evaluate rotation of the external financial audit firm whenever circumstances warrant, but in no event will the evaluation be later than between their fifth and tenth year of service.

      The Committee reviewed and discussed the accompanying audited consolidated financial statements with management, including a discussion of the quality and appropriateness of the accounting principles and financial reporting practices followed, the reasonableness of significant judgments, and the clarity and completeness of disclosures in the consolidated financial statements. The Committee has also discussed the audited consolidated financial statements with Ernst & Young LLP, the independent auditing firm responsible for expressing an opinion on the conformity of these audited consolidated financial statements with generally accepted accounting principles.

      The discussion with Ernst & Young LLP focused on their judgments concerning the quality and appropriateness of the accounting principles and financial reporting practices followed by the Account, the clarity and completeness of the consolidated financial statements and related disclosures, and other significant matters, such as any significant changes in accounting policies, internal controls, management judgments and estimates, and the nature of any uncertainties or unusual transactions. In addition, the Committee discussed with Ernst & Young LLP the auditors' independence from management and the Account and has received a written disclosure regarding such independence, as required by the Independence Standards Board.

      Based on the review and discussions referred to above, the Committee has approved the release of the accompanying audited consolidated financial statements for publication and filing with appropriate regulatory authorities.

Willard T. Carleton, Audit Committee Chair
Leonard S. Simon, Audit Committee Member
Rosalie J. Wolf, Audit Committee Member

March 19, 2003


|26| PROSPECTUS  TIAA Real Estate Account

TIAA REAL ESTATE ACCOUNT
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

                                                                      DECEMBER 31, 2002    DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------
ASSETS
Investments, at value:
 Real estate properties (cost: $3,321,279,641 and $2,276,414,478)       $3,281,332,364       $2,330,914,466
 Mortgages (cost: $- and $7,265,887)                                                --            7,265,887
 Other real estate related investments, including joint ventures
   (cost: $249,182,234 and $30,925,755)                                    246,906,005           34,430,886
 Marketable securities:
  Real estate related (cost: $163,146,056 and $301,967,699)                153,137,369          305,250,475
  Other (cost: $117,786,465 and $548,265,288)                              117,934,570          548,243,870
Cash                                                                           496,864              275,457
Other                                                                       70,725,106           44,003,409
                                                                        --------------       --------------
 TOTAL ASSETS                                                            3,870,532,278        3,270,384,450
                                                                        --------------       --------------

LIABILITIES
Accrued real estate property level expenses and taxes                       43,795,572           39,595,315
Security deposits held                                                      11,718,245            8,767,676
Other                                                                              868              618,289
                                                                        --------------       --------------
 TOTAL LIABILITIES                                                          55,514,685           48,981,280
                                                                        --------------       --------------

MINORITY INTEREST IN SUBSIDIARIES                                          139,029,033            7,735,993
                                                                        --------------       --------------

NET ASSETS
 Accumulation Fund                                                       3,538,288,326        3,103,639,556
 Annuity Fund                                                              137,700,234          110,027,621
                                                                        --------------       --------------
 TOTAL NET ASSETS                                                       $3,675,988,560       $3,213,667,177
                                                                        ==============       ==============

NUMBER OF ACCUMULATION UNITS OUTSTANDING--Notes 6 and 7                     20,346,696           18,456,445
                                                                        ==============       ==============

NET ASSET VALUE, PER ACCUMULATION UNIT--Note 6                          $       173.90       $       168.16
                                                                        ==============       ==============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                                       TIAA Real Estate Account  PROSPECTUS |27|

TIAA REAL ESTATE ACCOUNT
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                   YEARS ENDED DECEMBER 31,
                                                                       -------------------------------------------------
                                                                            2002              2001              2000
------------------------------------------------------------------------------------------------------------------------
INVESTMENT INCOME
 Real estate income, net:
  Rental income                                                        $ 308,948,225     $ 253,839,662     $ 192,894,812
                                                                       -------------     -------------     -------------
  Real estate property level expenses and taxes:
   Operating expenses                                                     67,604,266        52,274,213        39,876,941
   Real estate taxes                                                      38,410,380        29,408,054        22,604,315
                                                                       -------------     -------------     -------------
               Total real estate property level expenses and taxes       106,014,646        81,682,267        62,481,256
                                                                       -------------     -------------     -------------

                                           Real estate income, net       202,933,579       172,157,395       130,413,556
 Income from real estate joint ventures                                   14,125,306         2,392,594           756,133
 Interest                                                                 13,546,694        24,490,376        24,294,579
 Dividends                                                                12,891,207         9,196,967         7,039,712
                                                                       -------------     -------------     -------------
                                                      TOTAL INCOME       243,496,786       208,237,332       162,503,980
                                                                       -------------     -------------     -------------

 Expenses -- Note 2:
  Investment advisory charges                                              9,495,736         5,896,729         6,924,202
  Administrative and distribution charges                                 10,390,705         8,470,496         4,392,882
  Mortality and expense risk charges                                       2,430,240         1,987,604         1,414,888
  Liquidity guarantee charges                                                987,655           837,100           692,594
                                                                       -------------     -------------     -------------
                                                    TOTAL EXPENSES        23,304,336        17,191,929        13,424,566
                                                                       -------------     -------------     -------------

                                            INVESTMENT INCOME, NET       220,192,450       191,045,403       149,079,414
                                                                       -------------     -------------     -------------

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
 Net realized gain (loss) on:
  Real estate properties                                                          --        (4,109,121)        8,382,660
  Marketable securities                                                    6,926,085         2,839,417          (106,726)
                                                                       -------------     -------------     -------------

                           Net realized gain (loss) on investments         6,926,085        (1,269,704)        8,275,934
                                                                       -------------     -------------     -------------
 Net change in unrealized appreciation (depreciation) on:
  Real estate properties                                                 (94,447,265)      (26,611,066)       22,257,781
  Other real estate related investments                                   (5,781,360)        2,002,837         1,361,293
  Marketable securities                                                  (13,121,940)        2,392,319        22,252,441
                                                                       -------------     -------------     -------------

                             Net change in unrealized appreciation
                                     (depreciation) on investments      (113,350,565)      (22,215,910)       45,871,515
                                                                       -------------     -------------     -------------

            NET REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS      (106,424,480)      (23,485,614)       54,147,449
                                                                       -------------     -------------     -------------

                         NET INCREASE IN NET ASSETS RESULTING FROM
                             CONTINUING OPERATIONS BEFORE MINORITY
                              INTEREST AND DISCONTINUED OPERATIONS       113,767,970       167,559,789       203,226,863

 Minority interest in net increase in net assets resulting
   from operations                                                        (1,484,585)         (811,789)               --
                                                                       -------------     -------------     -------------

                         NET INCREASE IN NET ASSETS RESULTING FROM
                         OPERATIONS BEFORE DISCONTINUED OPERATIONS       112,283,385       166,748,000       203,226,863
                                                                       -------------     -------------     -------------
 Discontinued operations -- Note 3:
  Investment income from discontinued operations                             501,457         2,470,985         2,215,831
  Realized gain from discontinued operations                               3,457,196                --                --
                                                                       -------------     -------------     -------------
 Net increase in net assets resulting from discontinued operations         3,958,653         2,470,985         2,215,831
                                                                       -------------     -------------     -------------

              NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS     $ 116,242,038     $ 169,218,985     $ 205,442,694
                                                                       =============     =============     =============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


|28| PROSPECTUS  TIAA Real Estate Account

TIAA REAL ESTATE ACCOUNT
CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS

                                                                                 YEARS ENDED DECEMBER 31,
                                                                     -------------------------------------------------
                                                                          2002              2001              2000
----------------------------------------------------------------------------------------------------------------------
FROM OPERATIONS
 Investment income, net                                             $  220,192,450    $  191,045,403    $  149,079,414
 Net realized gain (loss) on investments                                 6,926,085        (1,269,704)        8,275,934
 Net change in unrealized appreciation (depreciation)
   on investments                                                     (113,350,565)      (22,215,910)       45,871,515
 Minority interest in net increase in net assets resulting
   from operations                                                      (1,484,585)         (811,789)               --
 Discontinued operations                                                 3,958,653         2,470,985         2,215,831
                                                                    --------------    --------------    --------------
                                      NET INCREASE IN NET ASSETS
                                        RESULTING FROM OPERATIONS      116,242,038       169,218,985       205,442,694
                                                                    --------------    --------------    --------------

FROM PARTICIPANT TRANSACTIONS
 Premiums                                                              395,464,695       254,149,962       161,668,073
 Net transfers from (to) TIAA                                         (158,282,438)       (6,241,427)       36,271,547
 Net transfers from CREF Accounts                                      222,981,242       492,856,010       343,338,864
 Annuity and other periodic payments                                   (18,024,403)      (13,710,081)       (9,924,802)
 Withdrawals and death benefits                                        (96,059,751)      (69,728,343)      (45,156,733)
                                                                    --------------    --------------    --------------
                             NET INCREASE IN NET ASSETS RESULTING
                                    FROM PARTICIPANT TRANSACTIONS      346,079,345       657,326,121       486,196,949
                                                                    --------------    --------------    --------------
                                       NET INCREASE IN NET ASSETS      462,321,383       826,545,106       691,639,643

NET ASSETS
 Beginning of year                                                   3,213,667,177     2,387,122,071     1,695,482,428
                                                                    --------------    --------------    --------------
 End of year                                                        $3,675,988,560    $3,213,667,177    $2,387,122,071
                                                                    ==============    ==============    ==============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

TIAA REAL ESTATE ACCOUNT
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                  YEARS ENDED DECEMBER 31,
                                                                     -------------------------------------------------
                                                                          2002              2001              2000
----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net increase in net assets resulting from operations                $ 116,242,038     $ 169,218,985     $ 205,442,694
 Adjustments to reconcile net increase in net assets resulting from operations to net cash used in operating activities:
  Increase in investments                                             (573,204,724)     (836,986,805)     (702,336,424)
  Increase in other assets                                             (26,721,697)      (10,737,652)       (1,207,996)
  Increase in accrued real estate property level expenses
   and taxes                                                             1,713,246        15,199,279         5,970,708
  Increase in security deposits held                                     2,950,569         1,949,704         1,268,013
  Increase (decrease) in other liabilities                               1,869,590        (1,117,817)        1,736,106
  Increase in minority interest                                        131,293,040         4,707,776         3,028,217
                                                                     -------------     -------------     -------------
                            NET CASH USED IN OPERATING ACTIVITIES     (345,857,938)     (657,766,530)     (486,098,682)
                                                                     -------------     -------------     -------------

CASH FLOWS FROM PARTICIPANT TRANSACTIONS
 Premiums                                                              395,464,695       254,149,962       161,668,073
 Net transfers from (to) TIAA                                         (158,282,438)       (6,241,427)       36,271,547
 Net transfers from CREF Accounts                                      222,981,242       492,856,010       343,338,864
 Annuity and other periodic payments                                   (18,024,403)      (13,710,081)       (9,924,802)
 Withdrawals and death benefits                                        (96,059,751)      (69,728,343)      (45,156,733)
                                                                     -------------     -------------     -------------
                    NET CASH PROVIDED BY PARTICIPANT TRANSACTIONS      346,079,345       657,326,121       486,196,949
                                                                     -------------     -------------     -------------
                                  NET INCREASE (DECREASE) IN CASH          221,407          (440,409)           98,267

CASH
 Beginning of year                                                         275,457           715,866           617,599
                                                                     -------------     -------------     -------------
 End of year                                                         $     496,864     $     275,457     $     715,866
                                                                     =============     =============     =============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                                       TIAA Real Estate Account  PROSPECTUS |29|

TIAA REAL ESTATE ACCOUNT
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SIGNIFICANT ACCOUNTING POLICIES

      The TIAA Real Estate Account ("Account") is a segregated investment account of Teachers Insurance and Annuity Association of America ("TIAA") and was established by resolution of TIAA's Board of Trustees on February 22, 1995, under the insurance laws of the State of New York, for the purpose of funding variable annuity contracts issued by TIAA. The Account holds various properties in wholly-owned and majority-owned subsidiaries which are consolidated for financial statement purposes. The investment objective of the Account is a favorable long-term rate of return primarily through rental income and capital appreciation from real estate investments owned by the Account. The Account also invests in publicly-traded securities and other instruments to maintain adequate liquidity for operating expenses, capital expenditures and to make benefit payments. The financial statements were prepared in accordance with accounting principles generally accepted in the United States which may require the use of estimates made by management. Actual results may vary from those estimates. The following is a summary of the significant accounting policies consistently followed by the Account.

      BASIS OF PRESENTATION: The accompanying consolidated financial statements include the Account and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

      VALUATION OF REAL ESTATE PROPERTIES: Investments in real estate properties are stated at fair value, as determined in accordance with procedures approved by the Investment Committee of the TIAA Board of Trustees and in accordance with the responsibilities of the Board as a whole; accordingly, the Account does not record depreciation. Fair value for real estate properties is defined as the most probable price for which a property will sell in a competitive market under all conditions requisite to a fair sale. Determination of fair value involves subjective judgement because the actual market value of real estate can be determined only by negotiation between the parties in a sales transaction. Real estate properties owned by the Account are initially valued at their respective purchase prices (including acquisition costs). Subsequently, independent appraisers value each real estate property at least once a year. The independent fiduciary, The Townsend Group, must approve all independent appraisers used by the Account. The independent fiduciary can also require additional appraisals if it believes that a property's value has changed materially or otherwise to assure that the Account is valued correctly. TIAA's appraisal staff performs a valuation review of each real estate property on a quarterly basis and updates the property value if it believes that the value of the property has changed since the previous valuation review or appraisal. The independent fiduciary reviews all appraisals and approves any valuation adjustments which exceed certain prescribed limits before such adjustments are reconciled by the Account. TIAA continues to use the revised value to calculate the Account's net asset value until the next valuation review or appraisal.

      VALUATION OF MORTGAGES: Mortgages are initially valued at their face amount. Fixed rate mortgages are, thereafter, valued quarterly by discounting payments of principal and interest to their present value using a rate at which commercial lenders would make similar mortgage loans. Floating variable rate mortgages are generally valued at their face amount, although the value may be adjusted as market conditions dictate.

      VALUATION OF REAL ESTATE JOINT VENTURES: Real estate joint ventures are stated at the Account's equity in the net assets of the underlying entity, which value their real estate holdings at fair value.

      VALUATION OF MARKETABLE SECURITIES: Equity securities listed or traded on any United States national securities exchange are valued at the last sale price as of the close of the principal securities exchange on which such securities are traded or, if there is no sale, at the mean of the last bid and asked prices on such exchange. Short-term money market instruments are stated at market value. Portfolio securities and limited partnership interests for which market quotations are not readily available are valued at fair value as determined in good faith under the direction of the Investment Committee of the TIAA Board of Trustees and in accordance with the responsibilities of the Board as a whole.

      ACCOUNTING FOR INVESTMENTS: Real estate transactions are accounted for as of the date on which the purchase or sale transactions for the real estate properties close (settlement date). Rent from real estate properties consists of all amounts earned under tenant operating leases, including base rent, recoveries of real estate taxes and other expenses and charges for miscellaneous services provided to tenants. Rental income is recognized in accordance with the billing terms of the lease agreements. The Account bears the direct expenses of the real estate properties owned. These expenses include, but are not limited to, fees to local property management companies, property taxes, utilities, maintenance, repairs, insurance and other operating and administrative costs. An estimate of the net operating income earned from each real estate property is accrued by the Account on a daily basis and such estimates are adjusted as soon as actual operating results are determined. Realized gains and losses on real estate transactions are accounted for under the specific identification method.

      Securities transactions are accounted for as of the date the securities are purchased or sold (trade date). Interest income is recorded as earned and includes accrual of discount and amortization of premium. Dividend income is recorded on the ex-dividend date. Realized gains and losses on securities transactions are accounted for on the average cost basis.

      FEDERAL INCOME TAXES: Based on provisions of the Internal Revenue Code, the Account is taxed as a segregated asset account of TIAA. The Account should incur no material federal income tax attributable to the net investment experience of the Account.

      RECENT ACCOUNTING PRONOUNCEMENTS: In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS ("SFAS No. 144"). SFAS No. 144 provides accounting guidance for financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. It also supersedes the accounting and reporting of APB Opinion No. 30 "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" related to the disposal of a segment of a business. The Account adopted SFAS No. 144 as of January 1, 2002.

      RECLASSIFICATIONS: Certain amounts in the 2001 and 2000 consolidated financial statements have been reclassified to conform with the 2002 presentation.

NOTE 2--MANAGEMENT AGREEMENTS

      Investment advisory services for the Account are provided by TIAA employees, under the direction of TIAA's Board of Trustees and its Investment Committee, pursuant to investment management procedures adopted by TIAA for the Account. TIAA's investment management decisions for the Account are also subject to review by the Account's independent fiduciary. TIAA also provides all portfolio accounting and related services for the Account.

      Distribution and administrative services for the Account are provided by TIAA-CREF Individual & Institutional Services, Inc. ("Services") pursuant to a Distribution and Administrative Services Agreement with the Account. Services, a wholly-owned subsidiary of TIAA, is a registered broker-dealer and member of the National Association of Securities Dealers, Inc.


|30| PROSPECTUS  TIAA Real Estate Account

      TIAA also provides a liquidity guarantee to the Account, for a fee, to ensure that sufficient funds are available to meet participant transfer and cash withdrawal requests in the event that the Account's cash flows and liquid investments are insufficient to fund such requests. TIAA also receives a fee for assuming certain mortality and expense risks.

      The services provided by TIAA and Services are provided at cost. TIAA and Services receive payments from the Account on a daily basis according to formulas established each year with the objective of keeping the payments as close as possible to the Account's actual expenses. Any differences between actual expenses and the amounts paid are adjusted quarterly.

NOTE 3--REAL ESTATE PROPERTIES

      Had the Account's real estate properties which were purchased during the year ended December 31, 2002 been acquired at the beginning of the year (January 1, 2002), rental income and real estate property level expenses and taxes for the year ended December 31, 2002 would have increased by approximately $92,211,000 and $40,363,000, respectively and income from real estate joint ventures would have increased by $5,469,000. In addition, interest income for the year ended December 31, 2002 would have decreased by approximately $23,477,000. Accordingly, the total proforma effect on the Account's net investment income for the year ended December 31, 2002 would have been an increase of approximately $33,840,000, if the real estate properties acquired during the year ended December 31, 2002 had been acquired at the beginning of the year.

      During the year ended December 31, 2002 the Account sold two real estate properties. The income for these properties during 2002 (prior to the sale) consisted of rental income of $643,564 less operating expenses of $68,031 and real estate taxes of $74,076 resulting in net investment income of $501,457. At the time of sale, the properties had a cost basis of $22,592,804 and the proceeds of sale were $26,050,000, resulting in a realized gain of $3,457,196.

NOTE 4--LEASES

      The Account's real estate properties are leased to tenants under operating lease agreements which expire on various dates through 2046. Aggregate minimum annual rentals for the properties owned, excluding short-term residential leases, are as follows:

YEARS ENDING DECEMBER 31,
--------------------------------------------------------------------------------
2003                                                              $  318,638,000
2004                                                                 287,959,000
2005                                                                 248,748,000
2006                                                                 200,419,000
2007                                                                 167,190,000
Thereafter                                                           584,414,000
                                                                  --------------
TOTAL                                                             $1,807,368,000

      Certain leases provide for additional rental amounts based upon the recovery of actual operating expenses in excess of specified base amounts.

NOTE 5--INVESTMENT IN JOINT VENTURES

      The Account owns several real estate properties through joint ventures and receives distributions and allocations of profits and losses from the joint ventures based on the Account's ownership interest percentages. Several of these joint ventures have mortgages payable on the properties owned. The Account's allocated portion of the mortgages payable at December 31, 2002 is $192,588,252. The Accounts' equity in the joint ventures at December 31, 2002 is $235,169,675. A condensed summary of the financial position and results of operations of the joint ventures is shown below.

                                         DECEMBER 31, 2002     DECEMBER 31, 2001
--------------------------------------------------------------------------------
ASSETS
 Real estates properties                    $851,578,413         $ 56,686,326
 Other assets                                 32,997,030            1,435,578
                                            ------------         ------------
   Total assets                             $884,575,443         $ 58,121,904
                                            ============         ============

LIABILITIES AND EQUITY
 Mortgages payable, including
  accrued interest                          $385,456,582         $         --
 Other liabilities                            15,040,756              708,502
                                            ------------         ------------
  Total liabilities                          400,497,338              708,502
EQUITY                                       484,078,105           57,413,402
                                            ------------         ------------
  Total liabilities and equity              $884,575,443         $ 58,121,904
                                            ============         ============

                                             YEAR ENDED            YEAR ENDED
                                         DECEMBER 31, 2002     DECEMBER 31, 2001
--------------------------------------------------------------------------------


OPERATING REVENUES AND EXPENSES
 Revenues                                   $ 93,708,332         $  6,461,814
 Expenses                                     54,386,720            2,240,630
                                            ------------         ------------
  Excess of revenues over expenses          $ 39,321,612         $  4,221,184
                                            ============         ============



                                       TIAA Real Estate Account  PROSPECTUS |31|

NOTE 6--CONDENSED CONSOLIDATED FINANCIAL INFORMATION

      Selected condensed consolidated financial information for an Accumulation Unit of the Account is presented below.

                                                                                YEARS ENDED DECEMBER 31,
                                                     -----------------------------------------------------------------------------
                                                         2002             2001             2000            1999            1998
----------------------------------------------------------------------------------------------------------------------------------
PER ACCUMULATION UNIT DATA:
 Rental income                                       $    14.537      $    14.862      $    14.530     $    12.168     $    10.425
 Real estate property level expenses and taxes             4.988            4.754            4.674           3.975           3.403
                                                     -----------      -----------      -----------     -----------     -----------
                          Real estate income, net          9.549           10.108            9.856           8.193           7.022
 Income from real estate joint ventures                    0.665            0.130            0.056              --              --
 Dividends and interest                                    1.244            1.950            2.329           2.292           3.082
                                                     -----------      -----------      -----------     -----------     -----------
                                     Total income         11.458           12.188           12.241          10.485          10.104
 Expense charges (1)                                       1.097            0.995            0.998           0.853           0.808
                                                     -----------      -----------      -----------     -----------     -----------
                           Investment income, net         10.361           11.193           11.243           9.632           9.296
 Net realized and unrealized
  gain (loss) on investments                              (4.621)          (1.239)           3.995           1.164           0.579
                                                     -----------      -----------      -----------     -----------     -----------
 Net increase in Accumulation Unit Value                   5.740            9.954           15.238          10.796           9.875
 Accumulation Unit Value:
 Beginning of year                                       168.160          158.206          142.968         132.172         122.297
                                                     -----------      -----------      -----------     -----------     -----------
  End of year                                        $   173.900      $   168.160      $   158.206     $   142.968     $   132.172
                                                     ===========      ===========      ===========     ===========     ===========
 Total return                                               3.41%            6.29%           10.66%           8.17%           8.07%
 Ratios to Average Net Assets:
  Expenses (1)                                              0.67%            0.61%            0.67%           0.63%           0.64%
 Investment income, net                                     6.34%            6.81%            7.50%           7.13%           7.34%
 Portfolio turnover rate:
  Real estate properties                                    0.93%            4.61%            3.87%           4.46%              0%
  Securities                                               52.08%           40.62%           32.86%          27.68%          24.54%
 Thousands of Accumulation Units
  outstanding at end of year                              20,347           18,456           14,605          11,487           8,834

(1) EXPENSE CHARGES PER ACCUMULATION UNIT AND THE RATIO OF EXPENSES TO AVERAGE NET ASSETS EXCLUDE REAL ESTATE PROPERTY LEVEL EXPENSES AND TAXES. IF THE REAL ESTATE PROPERTY LEVEL EXPENSES AND TAXES WERE INCLUDED, THE EXPENSE CHARGE PER ACCUMULATION UNIT FOR THE YEAR ENDED DECEMBER 31, 2002 WOULD BE $6.085 ($5.749, $5.672, $4.828 AND $4.211 FOR THE YEARS ENDED DECEMBER 31,
      2001, 2000, 1999 AND 1998, RESPECTIVELY), AND THE RATIO OF EXPENSES TO AVERAGE NET ASSETS FOR THE YEAR ENDED DECEMBER 31, 2002 WOULD BE 3.72% (3.50%, 3.79%, 3.58% AND 3.32% FOR THE YEARS ENDED DECEMBER 31, 2001,
      2000, 1999 AND 1998, RESPECTIVELY).

NOTE 7--ACCUMULATION UNITS

      Changes in the number of Accumulation Units outstanding were as follows:

                                            FOR THE YEARS ENDED DECEMBER 31,
                                      ------------------------------------------

                                          2002             2001           2000
--------------------------------------------------------------------------------

ACCUMULATION UNITS:

 Credited for premiums                  2,310,355       1,542,511      1,074,708
 Credited (cancelled) for transfers,
  net disbursements and amounts
  applied to the Annuity Fund            (420,104)      2,309,261      2,042,605
 Outstanding:
  Beginning of year                    18,456,445      14,604,673     11,487,360
                                      -----------     -----------    -----------
  End of year                          20,346,696      18,456,445     14,604,673
                                      ===========     ===========    ===========


|32| PROSPECTUS  TIAA Real Estate Account

REPORT OF INDEPENDENT AUDITORS

To the Participants of the TIAA Real Estate Account and the
Board of Trustees of Teachers Insurance and Annuity Association of America:


      We have audited the accompanying consolidated statements of assets and liabilities, including the statement of investments as of December 31, 2002, of the TIAA Real Estate Account ("Account") of Teachers Insurance and Annuity Association of America ("TIAA") as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in net assets and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of TIAA's management. Our responsibility is to express an opinion on these financial statements based on our audits.


      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Account at December 31, 2002 and 2001, and the consolidated results of its operations and the changes in its net assets and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.


      As discussed in Note 1 to the consolidated financial statements, TIAA Real Estate Account adopted Statement of Financial Accounting Standard No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.


New York, New York                                   /s/ Ernst & Young LLP
February 7, 2003

TIAA REAL ESTATE ACCOUNT
CONSOLIDATED STATEMENT OF INVESTMENTS

DECEMBER 31, 2002

REAL ESTATE PROPERTIES--86.37%


LOCATION / DESCRIPTION                                                  VALUE
--------------------------------------------------------------------------------
ARIZONA:
  Biltmore Commerce Center -- Office building                       $ 28,394,213
CALIFORNIA:
  9 Hutton Centre-- Office building                                   19,425,493
  88 Kearny Street-- Office building                                  65,083,257
  Cabot Industrial Portfolio-- Industrial building                    41,586,565
  Eastgate Distribution Center-- Industrial building                  15,200,000
  Kenwood Mews Apartments-- Apartments                                22,700,000
  Larkspur Courts-- Apartments                                        55,014,500
  The Legacy at Westwood Apartments-- Apartments                      85,075,210
  Northpoint Commerce Center-- Industrial building                    37,972,054
  Ontario Industrial Portfolio-- Industrial building                 108,000,000
  Regents Court Apartments-- Apartments                               49,567,031
  Westcreek Apartments-- Apartments                                   18,686,112
  Westwood Marketplace-- Shopping Center                              74,026,411
COLORADO:
  The Lodge at Willow Creek-- Apartments                              31,000,000
  Monte Vista-- Apartments                                            20,499,262
CONNECTICUT:
  Ten & Twenty Westport Road-- Office building                       140,000,000
FLORIDA:
  701 Brickell-- Office building                                     172,088,618
  Doral Pointe Apartments-- Apartments                                43,507,416
  Golfview Apartments-- Apartments                                    26,240,000
  The Fairways of Carolina-- Apartments                               16,100,000
  The Greens at Metrowest Apartments-- Apartments                     13,900,000
  Maitland Promenade One-- Office building                            37,600,000
  Plantation Grove-- Shopping center                                   8,200,000
  The Pointe on Tampa Bay-- Office building                           41,239,643
  Quiet Waters at Coquina Lakes-- Apartments                          17,600,000
  Royal St. George-- Apartments                                       17,100,000
  Sawgrass Office Portfolio-- Office building                         45,000,000
  South Florida Apartment Portfolio-- Apartments                      46,800,000
  Westinghouse Facility-- Industrial building                          5,300,000
GEORGIA:
  Alexan Buckhead-- Apartments                                        45,739,570
  Atlanta Industrial Portfolio-- Industrial building                  38,400,000
ILLINOIS:
  Chicago Industrial Portfolio-- Industrial building                  40,100,000
  Columbia Center III-- Office building                               33,800,000
  Oak Brook Regency Towers-- Office building                          66,602,200
  Parkview Plaza-- Office building                                    50,315,694
  Rolling Meadows-- Shopping center                                   12,850,000
KENTUCKY:
  IDI Kentucky Portfolio -- Industrial building                       50,200,000
MARYLAND:
  Corporate Boulevard-- Office building                               68,020,401
  FEDEX Distribution Facility-- Industrial building                    7,500,000
  Longview Executive Park-- Office building                           24,990,805
MASSACHUSETTS:
  Batterymarch Park II-- Office building                              15,000,000
  Longwood Towers-- Apartments                                        80,202,248
  Mellon Financial Center at One Boston Place-- Office building      261,896,938
  Needham Corporate Center-- Office building                          26,500,000



                                       TIAA Real Estate Account  PROSPECTUS |33|

LOCATION / DESCRIPTION                                                VALUE
-----------------------------------------------------------------------------
MICHIGAN:
  Indian Creek Apartments-- Apartments                         $   17,700,000
MINNESOTA:
  Interstate Crossing-- Industrial building                         6,304,905
  River Road Distribution Center-- Industrial building              4,150,000
Nevada:
  UPS Distribution Facility-- Industrial building                  11,500,000
NEW JERSEY:
  10 Waterview Boulevard-- Office building                         27,000,000
  371 Hoes Lane-- Office building                                  10,817,795
  Konica Photo Imaging Headquarters-- Industrial building          17,900,000
  Morris Corporate Center III-- Office building                    92,400,000
  South River Road Industrial-- Industrial building                32,800,000
NEW YORK:
  780 Third Avenue-- Office building                              178,500,000
  The Colorado-- Apartments                                        55,702,614
NORTH CAROLINA:
  The Lynnwood Collection -- Shopping center                        7,983,285
  The Millbrook Collection -- Shopping center                       7,000,000
OHIO:
  Bent Tree Apartments-- Apartments                                13,400,000
  BISYS Fund Services Building-- Office building                   34,700,000
  Columbus Portfolio-- Office building                             23,600,000
  Northmark Business Center-- Office building                       8,000,000
OREGON:
  Five Centerpointe-- Office building                              16,002,154
PENNSYLVANIA:
  Lincoln Woods Apartments -- Apartments                           24,676,180
TEXAS:
  Butterfield Industrial Park-- Industrial building                 4,500,000(1)
  Dallas Industrial Portfolio-- Industrial building               136,034,954
  The Legends at Chase Oaks-- Apartments                           26,000,000
UTAH:
  Landmark at Salt Lake City (Building #4)-- Industrial
    building                                                       12,700,000
VIRGINIA:
  Ashford Meadows Apartments-- Apartments                          62,000,000
  Fairgate at Ballston-- Office building                           30,700,000
  Monument Place-- Office building                                 33,500,000
WASHINGTON DC:
  1015 15th Street-- Office building                               51,600,000
  1801 K Street, N.W.-- Office building                           162,636,836
  The Farragut Building-- Office building                          46,500,000
                                                               --------------

TOTAL REAL ESTATE PROPERTIES
  (Cost $3,321,279,641)                                         3,281,332,364
-----------------------------------------------------------------------------
(1) LEASEHOLD INTEREST ONLY

OTHER REAL ESTATE RELATED INVESTMENTS--6.50%

REAL ESTATE JOINT VENTURE--6.19%
-----------------------------------------------------------------------------
  Florida Mall Association, Ltd.
   The Florida Mall (49.975% Account Interest) *               $   84,997,624
  Teachers REA IV, LLC, which owns
   Tyson's Executive Plaza II (50% Account Interest)               25,632,730
  West Dade County Associates
  Miami International Mall (49.950% Account Interest) *            57,322,356
  West Town Mall Joint Venture
  West Town Mall (49.932% Account Interest) *                      67,216,965
                                                               --------------

TOTAL REAL ESTATE JOINT VENTURE
  (Cost $237,492,256)                                             235,169,675

-----------------------------------------------------------------------------

*THE MARKET VALUE REFLECTS THE ACCOUNT'S INTEREST IN THE JOINT VENTURE AFTER DEBT. LOCATION / DESCRIPTION VALUE

LOCATION / DESCRIPTION                                                VALUE
-----------------------------------------------------------------------------

LIMITED PARTNERSHIPS-- 0.31%
  MONY/Transwestern Mezzanine Realty Partners L.P.
   (19.76% Account Interest)                                     $  6,457,921
  Essex Apartment Value Fund, L.P. (10% Account Interest)           5,278,409
                                                                 ------------

TOTAL LIMITED PARTNERSHIP
  (Cost $11,689,978)                                               11,736,330
-----------------------------------------------------------------------------

TOTAL OTHER REAL ESTATE RELATED INVESTMENTS
  (Cost $249,182,234)                                             246,906,005
-----------------------------------------------------------------------------

MARKETABLE SECURITIES--7.13%

REAL ESTATE RELATED--4.03%

REAL ESTATE INVESTMENT TRUSTS--2.87%

-----------------------------------------------------------------------------
SHARES     ISSUER                                                     VALUE
-----------------------------------------------------------------------------
   75,600  Alexandria Real Estate Equities, Inc.                    3,220,560
  210,000  Apartment Investment & Management Co                     7,870,800
  335,325  Archstone-Smith Trust                                    7,893,551
  125,700  Avalonbay Communities, Inc.                              4,919,898
  306,800  Boston Properties, Inc                                  11,308,648
  154,500  Chateau Communities, Inc                                 3,553,500
  500,000  Equity Office Properties Trust.                         12,490,000
  463,800  Equity Residential Properties Trust Co.                 11,400,204
  125,000  Heritage Property Investment .                           3,121,250
  114,700  Hilton Hotels Corp                                       1,457,837
  222,800  Host Marriott Corp (New).                                1,971,780
  230,750  Kimco Realty Corp.                                       7,070,180
   47,100  Manufactured Home Communities, Inc.                      1,395,573
   56,000  Mills Corp.                                              1,643,040
  290,000  Mission West Properties, Inc.                            2,871,000
  180,000  Post Properties, Inc.                                    4,302,000
  180,000  Prologis Trust                                           4,527,000
  184,700  Public Storage, Inc.                                     5,967,657
  230,000  Reckson Associates Realty Corp                           4,841,500
  160,900  Simon Property Group, Inc.                               5,481,863
   43,700  Sun Communities, Inc                                     1,598,109
                                                                  -----------

TOTAL REAL ESTATE INVESTMENT TRUSTS
  (Cost $117,775,472)                                             108,905,950
                                                                  -----------

COMMERCIAL MORTGAGE BACKED SECURITIES--1.16%
-----------------------------------------------------------------------------
PRINCIPAL    ISSUER, CURRENT RATE AND MATURITY DATE                  VALUE
-----------------------------------------------------------------------------
$10,000,000  GSMS 2001-- Rock A2FL
              1.799% 05/03/11                                    $  9,473,810
10,000,000   MSDW Capital
              1.830% 02/03/11                                       9,669,950
8,000,000    MSDWC 2001-- FRMA C
              2.001% 07/12/16                                       7,780,528
2,378,141    MSDWC 2001-- XLF A1
              1.940% 10/07/13                                       2,378,386
10,000,000   Opryland Hotel Trust
              1.840% 04/01/04                                       9,983,850
5,000,000    Trize 2001 -- TZHA A3FL
              1.790% 03/15/13                                       4,944,895
                                                                 ------------

TOTAL COMMERCIAL MORTGAGE BACKED SECURITIES
  (Cost $45,370,584)                                               44,231,419
                                                                 ============

TOTAL REAL ESTATE RELATED
 (Cost $163,146,056)                                              153,137,369
                                                                 ============


|34| PROSPECTUS  TIAA Real Estate Account

OTHER--3.10%

COMMERCIAL PAPER--2.94%
-----------------------------------------------------------------------------
PRINCIPAL    ISSUER, CURRENT AND MATURITY DATE                        VALUE
-----------------------------------------------------------------------------
$25,000,000  General Electric Capital Corp
              1.260% 01/09/03                                    $ 24,991,500
10,000,000   Merck, Inc
              1.200% 01/02/03                                       9,999,267
1,800,000    Pharmacia Corp
              1.180% 01/02/03                                       1,799,868
25,000,000   Royal Bank of Scotland PLC
              1.320% 01/09/03                                      24,991,500
25,000,000   Salomon Smith Barney Holdings, Inc
              1.150% 01/02/03                                      24,998,167
25,000,000   UBS Finance (Delaware) Inc
              1.200% 01/02/03                                      24,998,168
                                                                 ------------
TOTAL COMMERCIAL PAPER
  (Amortized cost $111,783,643)                                   111,778,470
-----------------------------------------------------------------------------

GOVERNMENT BONDS--0.16%
-----------------------------------------------------------------------------
PRINCIPAL    ISSUER, CUOUPON AND MATURITY DATE                       VALUE
-----------------------------------------------------------------------------
 $5,610,798  Treasury Inflation Indexed
              3.625% 01/15/08                                       6,156,100
                                                               --------------

TOTAL GOVERNMENT BONDS
   (Cost $6,002,822)                                                6,156,100
                                                               --------------

TOTAL OTHER
   (Cost $117,786,465)                                            117,934,570
                                                               --------------

TOTAL MARKETABLE SECURITIES
   (Cost $280,932,521)                                            271,071,939
                                                               --------------

TOTAL INVESTMENTS--100.00%
   (Cost $3,851,394,396)                                       $3,799,310,308
                                                               ==============


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


-----------------------------------------------------------------------------


TIAA REAL ESTATE ACCOUNT
PROFORMA CONDENSED STATEMENT OF ASSETS AND LIABILITIES (UNAUDITED) DECEMBER 31, 2002

                                                                 HISTORICAL             ADJUSTMENTS                   PROFORMA
---------------------------------------------------------------------------------------------------------------------------------
ASSETS
   Investments, at value:
     Real estate properties, mortgages and other real
       estate related investments                              $3,528,238,369          $  18,035,865(a)            $3,546,274,234
     Marketable securities                                        271,071,939             18,035,865(a)               253,036,074
   Cash                                                               496,864                     --                      496,864
   Other                                                           70,725,106                     --                   70,725,106
                                                               --------------          -------------               --------------
                                            TOTAL ASSETS        3,870,532,278                     --                3,870,532,278
                                                               --------------          -------------               --------------
LIABILITIES
   Accrued real estate property level expenses and taxes           43,795,572                     --                   43,795,572
   Security deposits held                                          11,718,245                     --                   11,718,245
   Other                                                                  868                     --                          868
                                                               --------------          -------------               --------------
                                       TOTAL LIABILITIES           55,514,685                     --                   55,514,685
                                                               --------------          -------------               --------------
                                       MINORITY INTEREST          139,029,033                     --                  139,029,033
                                                               --------------          -------------               --------------
NET ASSETS
   Accumulation Fund                                            3,538,288,326                     --                3,538,288,326
   Annuity Fund                                                   137,700,234                     --                  137,700,234
                                                               --------------          -------------               --------------
                                        TOTAL NET ASSETS       $3,675,988,560                     --               $3,675,988,560
                                                               ==============          =============               ==============

SEE NOTES TO PROFORMA CONDENSED FINANCIAL STATEMENTS.



                                       TIAA Real Estate Account  PROSPECTUS |35|

TIAA REAL ESTATE ACCOUNT
PROFORMA CONDENSED STATEMENT OF OPERATIONS (UNAUDITED)
FOR THE YEAR ENDED DECEMBER 31, 2002

                                                                  HISTORICAL           ADJUSTMENTS             PROFORMA
-------------------------------------------------------------------------------------------------------------------------
INVESTMENT INCOME
   Real estate income, net:
     Rental income                                               $308,948,225          $93,519,897 (b)       $402,468,122
                                                                 ------------          -----------           ------------
     Real estate property level expenses and taxes:
       Operating expenses                                          67,604,266           25,849,504 (b)         93,453,770
       Real estate taxes                                           38,410,380           14,879,258 (b)         53,289,638
                                                                 ------------          -----------           ------------
     Total real estate property level expenses and taxes          106,014,646           40,728,762            146,743,408
                                                                 ------------          -----------           ------------
   Real estate income, net                                        202,933,579           52,791,135            255,724,714
   Income from real estate joint venture                           14,125,306            5,469,000 (b)         19,594,306
   Interest and dividends                                          26,437,901          (24,183,757)(c)          2,254,144
                                                                 ------------          -----------           ------------
TOTAL INCOME                                                      243,496,786           34,076,378            277,573,164

EXPENSES                                                           23,304,336            1,844,000 (d)         25,148,336
                                                                 ------------          -----------           ------------
INVESTMENT INCOME--NET                                            220,192,450           32,232,378            252,424,828

NET REALIZED AND UNREALIZED LOSS ON INVESTMENTS                  (106,424,480)                  --           (106,424,480)
                                                                 ------------          -----------           ------------
NET INCREASE IN NET ASSETS RESULTING FROM
OPERATIONS BEFORE MINORITY INTEREST                               113,767,970           32,232,378            146,000,348

Minority interest in net increase in net assets
  resulting from operations                                        (1,484,585)                  --             (1,484,585)
Discontinued operations                                             3,958,653                   --              3,958,653
                                                                 ------------          -----------           ------------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS             $116,242,038          $32,232,378           $148,474,416
                                                                 ============          ===========           ============

SEE NOTES TO PROFORMA CONDENSED FINANCIAL STATEMENTS.

TIAA REAL ESTATE ACCOUNT
NOTES TO PROFORMA CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1--PURPOSE AND ASSUMPTIONS

As required by the Securities and Exchange Commission under Regulation S-X
Article 11-01(5), these proforma condensed financial statements of the TIAA Real Estate Account (OAccountO) have been prepared because the Account has made significant purchases of real estate properties during the period January 1, 2002 through the date of this prospectus. Various assumptions have been made in order to prepare these proforma condensed financial statements. The proforma condensed statement of assets and liabilities has been prepared assuming real estate properties purchased during the period January 1, 2003 through the date of this prospectus were purchased as of December 31, 2002. The proforma condensed statement of operations has been prepared assuming all real estate properties purchased during the period January 1, 2002 through the date of this prospectus were purchased as of January 1, 2002.

NOTE 2--PROFORMA ADJUSTMENTS

The following proforma adjustments were made in preparing the proforma condensed financial statements to reflect the purpose described in Note 1.

PROFORMA CONDENSED STATEMENT OF ASSETS AND LIABILITIES:

(a) To record the cost of properties purchased during the period January 1, 2003 through the date of this prospectus, assuming such properties were purchased as of December 31, 2002.

PROFORMA CONDENSED STATEMENT OF OPERATIONS:

(b) To record the rental income and real estate property level expenses of the real estate properties and joint ventures purchased during the period January 1, 2002 through the date of this prospectus, assuming such properties were owned for the period January 1, 2002 through December 31, 2002.

(c) To record the decrease in interest and dividend income from having less cash to invest in marketable securities, assuming the real estate properties purchased during the period January 1, 2002 through the date of this prospectus had been purchased as of January 1, 2002.

(d) To record additional investment advisory charges which would have been incurred during 2002, assuming the real estate properties purchased during the period January 1, 2002 through the date of this prospectus had been purchased as of January 1, 2002.



|36| PROSPECTUS  TIAA Real Estate Account

                   20 CHAPEL STREET, BROOKLINE, MASSACHUSETTS


INDEPENDENT AUDITORS' REPORT

To the Management of Teachers Insurance and Annuity Association

      We have audited the accompanying statement of revenues and certain expenses of the property located at 20 Chapel Street, Brookline, Massachusetts (the "Property"), as described in Note 1, for the year ended December 31, 2001. This financial statement is the responsibility of the property owner's management. Our responsibility is to express an opinion on this financial statement based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X, and, as described in Note 1, is not intended to be a complete presentation of the Property's revenues and expenses.

      In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


                                             /s/ Friedman, Alpren & Green LLP

October 17, 2002

20 CHAPEL STREET, BROOKLINE, MASSACHUSETTS

STATEMENT OF REVENUES AND CERTAIN EXPENSES
(IN THOUSANDS)

YEAR ENDED DECEMBER 31, 2001 (AUDITED) AND
EIGHT MONTHS ENDED AUGUST 31, 2002 (UNAUDITED)

                                              YEAR ENDED      EIGHT MONTHS ENDED
                                           DECEMBER 31, 2001   AUGUST 31, 2002
                                               (AUDITED)         (UNAUDITED)
--------------------------------------------------------------------------------
REVENUES
 Apartment rental income                         $6,518            $4,363
 Other rental income                                614               390
 Commercial rental income                           119                78
                                                 ------            ------
                                                  7,251             4,831
                                                 ------            ------

CERTAIN EXPENSES
 Business Office                                     96                53
 Marketing                                           50                61
 Repairs and Maintenance                            713               405
 Payroll                                            650               456
 Utilities                                          489               326
 Real Estate Taxes                                  474               314
 Insurance                                           52                49
 Other operating expenses                             3                 1
                                                 ------            ------
                                                  2,527             1,665
                                                 ------            ------
   Excess of revenues over certain
    expenses                                     $4,724            $3,166
                                                 ======            ======

               THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS
                         COMBINED FINANCIAL STATEMENT.


NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES


1 -- ORGANIZATION AND BASIS OF PRESENTATION

      The property, a residential complex located at 20 Chapel Street, Brookline, Massachusetts, is owned by Avalon Bay Communities, Inc. It has 268 units, a 278-space Parking garage, a commercial space and laundry facilities on the premises. The Property's accounting records are maintained in accordance with generally accepted accounting principles.

      The accompanying financial statement is presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statement is not representative of the actual operations for the periods presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the acquired property, have been excluded. Expenses excluded consist of interest, depreciation and amortization, asset management fees, leasing expenses and certain other expenses not directly related to the future operations of the Property.

      The statement of revenues and certain expenses for the eight months ended August 31, 2002 is unaudited. However, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses for the interim period, on the basis described above, have been included. The results for such an interim period are not necessarily indicative of the results for an entire year.

2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

      The preparation of the financial statement in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

      Avalon Bay Communities, Inc. prepares records that combine certain expenses of the Property, excluding real estate taxes, with those of another property. For purposes of this report, the Property has allocated its share of total certain expenses, excluding real estate taxes, based on its proportion of total square feet.

3 -- OPERATING LEASES

      A commercial space in the Property is rented to a tenant under an operating lease. Approximate minimum future rentals required under this lease at December 31, 2001 are as follows:

YEAR ENDING DECEMBER 31,
--------------------------------------------------------------------------------
2002                                                                    $103,382
2003                                                                     105,966
2004                                                                     108,615
2005                                                                      18,555
                                                                        --------
                                                                        $336,518
                                                                        ========


                                       TIAA Real Estate Account  PROSPECTUS |37|

          9201, 9210 AND 9231 CORPORATE BOULEVARD, ROCKVILLE, MARYLAND


INDEPENDENT AUDITORS' REPORT

To the Management of Teachers Insurance and Annuity Association

      We have audited the accompanying statement of revenues and certain expenses of the properties located at 9201, 9210 and 9231 Corporate Boulevard, Rockville, Maryland (the "Properties"), as described in Note 1, for the year ended December 31, 2001. This financial statement is the responsibility of the property owner's management. Our responsibility is to express an opinion on this financial statement based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note 1, is not intended to be a complete presentation of the Property's revenues and expenses.

      In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Properties for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


                                            /s/ Friedman, Alpren & Green LLP

August 2, 2002

9201, 9210 AND 9231 CORPORATE BOULEVARD, ROCKVILLE, MARYLAND

STATEMENT OF REVENUES AND CERTAIN EXPENSES
(IN THOUSANDS)

YEAR ENDED DECEMBER 31, 2001 (AUDITED) AND
SIX MONTHS ENDED JUNE 30, 2002 (UNAUDITED)

                                               YEAR ENDED      SIX MONTHS ENDED
                                           DECEMBER 31, 2001    JUNE 30, 2002
                                               (AUDITED)         (UNAUDITED)
-------------------------------------------------------------------------------
REVENUES
 Base rent                                       $6,588            $3,874
 Escalations                                        170                72
 Utility                                            369               188
 Miscellaneous                                       24                25
                                                 ------            ------
                                                  7,151             4,159
                                                 ------            ------

EXPENSES
 Administrative                                     492               211
 Operating                                        1,056               451
 Maintenance                                      1,122               524
 Real estate taxes                                  429               217
                                                 ------            ------
                                                  3,099             1,403
                                                 ------            ------

   Excess of revenues over certain
    expenses                                     $4,052            $2,756
                                                 ======            ======

               THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS
                         COMBINED FINANCIAL STATEMENT.


NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES


1 -- ORGANIZATION AND BASIS OF PRESENTATION


      The Properties, located at 9201 (Building Two), 9210 (Building Six) and 9231 (Building Three) Corporate Boulevard, Rockville, Maryland, are part of Shady Grove Executive Center. The Properties are currently owned by Shady Grove Associates II, LLC (a Maryland limited liability company). Prior to October 30, 2001, the Properties were owned by Shady Grove Associates II (a Massachusetts joint venture).


      Building Two contains approximately 102,000 square feet of office space. The General Services Administration leases the entire building under a 10-year lease expiring in November 2005 and requiring base rent payments of approximately $1,884,000 a year, plus additional charges under escalation provisions, which are determined annually based on changes in the Consumer Price Index.

      Building Three contains approximately 122,000 square feet of office space. As of December 31, 2001, the building was fully leased to two tenants, Lockheed Martin Corporation ("Lockheed") and Manugistics, Inc. ("Manugistics"). Manugistics leased approximately 42% of the building under a lease that expired on July 31, 2002. Lockheed's original lease, which expired on December 31, 2001, was for the balance of the building. Lockheed extended its lease for a period of six years, to December 31, 2007. In addition, on August 1, 2002, Lockheed signed a lease, also to expire on December 31, 2007, for the space previously occupied by Manugistics. The current base rent under the new Lockheed lease is approximately $3,170,000 a year. The lease requires additional rent based on increases in operating expenses and real estate taxes over base period amounts.

      Building Six contains approximately 107,000 square feet of office space and, as of June 30, 2002, is approximately 93% leased to 14 tenants. The three largest tenants occupy approximately 56% of the building. The current base rent for these three tenants is approximately $1,576,000 a year, which represents approximately 60% of the base rent. The leases also contain provisions for additional rent based on increases in operating expenses and real estate taxes over base period amounts.

      The accompanying financial statement is presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statement is not representative of the actual operations for the periods presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the acquired Properties, have been excluded. Expenses excluded consist of interest, depreciation and amortization, asset management fees, leasing expenses and certain other expenses not directly related to the future operations of the Properties.

      The statement of revenues and certain expenses for the six months ended June 30, 2002 is unaudited. However, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses for the interim period, on the basis described above, have been included. The results for such an interim period are not necessarily indicative of the results for an entire year.


|38| PROSPECTUS  TIAA Real Estate Account

9201, 9210 AND 9231 CORPORATE BOULEVARD, ROCKVILLE, MARYLAND


2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

      The preparation of the financial statement in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

REVENUE RECOGNITION

      Rental income from leases with scheduled rent increases is recognized on a straight-line basis over the lease term. Escalation rents based on payments for real estate taxes and operating expenses are estimated and accrued.

3 -- RELATED PARTY TRANSACTIONS

      Management services are provided to the Properties by affiliates of the owners. For the year ended December 31, 2001 and six months ended June 30, 2002, management fees of approximately $215,000 and $119,000, respectively, are included in administrative expenses in the accompanying statement of revenues and certain expenses.

4 -- OPERATING LEASES

      Office space in the Properties is rented to tenants under various operating leases. Approximate minimum future rentals required under these leases at December 31, 2001 (including leases entered into from January 1, 2002 through August 2, 2002) are as follows:

YEAR ENDING DECEMBER 31,                                          (IN THOUSANDS)
--------------------------------------------------------------------------------
2002                                                                     $ 7,595
2003                                                                       7,876
2004                                                                       7,840
2005                                                                       7,059
2006                                                                       4,345
Thereafter                                                                 4,949
                                                                         -------
                                                                         $39,664
                                                                         =======


                                       TIAA Real Estate Account  PROSPECTUS |39|

                  OAK BROOK REGENCY TOWERS, OAK BROOK, ILLINOIS


INDEPENDENT AUDITORS' REPORT

To the Management of Teachers Insurance and Annuity Association

      We have audited the accompanying statement of revenues and certain expenses of Oak Brook Regency Towers, Oak Brook, Illinois (the "Property"), as described in Note 1, for the year ended December 31, 2001. This financial statement is the responsibility of the property owner's management. Our responsibility is to express an opinion on this financial statement based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Securities and Exchange Commission Regulation S-X and, as described in Note 1, is not intended to be a complete presentation of the Property's revenues and expenses.

      In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


                                             /s/ Friedman, Alpren & Green LLP

October 17, 2002

OAK BROOK REGENCY TOWERS, OAK BROOK, ILLINOIS

STATEMENT OF REVENUES AND CERTAIN EXPENSES
(IN THOUSANDS)

YEAR ENDED DECEMBER 31, 2001 (AUDITED) AND
NINE MONTHS ENDED SEPTEMBER 30, 2002 (UNAUDITED)

                                            YEAR ENDED        NINE MONTHS ENDED
                                        DECEMBER 31, 2001    SEPTEMBER 30, 2002
                                             (AUDITED)          (UNAUDITED)
-------------------------------------------------------------------------------
REVENUES
 Base rent                                     $6,462              $4,879
 Expense reimbursements                         2,564               2,043
 Lease cancellation                                --                 125
 Miscellaneous                                    169                 129
                                               ------              ------
                                                9,195               7,176
                                               ------              ------

CERTAIN EXPENSES
 Administrative                                   269                 191
 Operating                                      1,162                 937
 Maintenance                                      961                 815
 Real estate taxes                                575                 443
                                               ------              ------

                                                2,967               2,386
                                               ------              ------
   Excess of revenues over certain
    expenses                                   $6,228              $4,790
                                               ======              ======

               THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS
                         COMBINED FINANCIAL STATEMENT.


NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES


1 -- ORGANIZATION AND BASIS OF PRESENTATION

      Oak Brook Regency Towers consists of two 13-story office buildings located at 1415 - 1515 West 22nd Street, Oak Brook, Illinois. The Property is owned by WHOBT Real Estate Limited Partnership (a Delaware limited partnership) and contains approximately 402,000 square feet of office space and, as of December 31, 2001, was approximately 90% occupied.

      The accompanying financial statement is presented in conformity with Rule 3-14 of Securities and Exchange Commission Regulation S-X. Accordingly, the financial statement is not representative of the actual operations for the periods presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the acquired Property, have been excluded. Expenses excluded consist of interest, depreciation and amortization, asset management fees, leasing expenses and certain other expenses not directly related to the future operations of the Property.

      The statement of revenues and certain expenses for the nine months ended September 30, 2002 is unaudited. However, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses for the interim period, on the basis described above, have been included. The results for such an interim period are not necessarily indicative of the results for an entire year.

2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

      Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported revenues and expenses.

REVENUE RECOGNITION

      Rental income from leases with scheduled rent increases is recognized on a straight-line basis over the lease term. Additional rents are based on tenants' allocable shares of real estate taxes and operating expenses, which have been estimated and accrued.

3 -- MAJOR TENANT

      One tenant leases approximately 14% of the Property's square footage. Rent from this tenant represented approximately 15% of the total revenues for the year ended December 31, 2001 and for the nine months ended September 30, 2002.

4 -- OPERATING LEASES

      Office space in the property is leased to tenants under operating leases. Approximate minimum future rentals required under these leases at December 31, 2001, giving effect to leases entered into from January 1, 2002 through October 17, 2002, are as follows:

YEAR ENDING DECEMBER 31,                                          (IN THOUSANDS)
--------------------------------------------------------------------------------
2002                                                                     $ 6,216
2003                                                                       5,685
2004                                                                       4,606
2005                                                                       3,130
2006                                                                       1,502
Thereafter                                                                   826
                                                                         -------
                                                                         $21,965
                                                                         =======


|40| PROSPECTUS  TIAA Real Estate Account

BRE/ONE BOSTONLLC

REPORT OF INDEPENDENT AUDITORS

To the Board of Trustees Teachers Insurance and Annuity Association

      We have audited the accompanying Historical Summary of Gross Income and Direct Operating Expenses (the "Historical Summary") for an Office Building (the "Property") owned by BRE/One Boston LLC for the year ended December 31, 2001. This Historical Summary is the responsibility of the Property's management. Our responsibility is to express an opinion on the Historical Summary based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Summary is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Historical Summary. An audit also includes assessing the basis of accounting used and significant estimates made by management, as well as evaluating the overall presentation of the Historical Summary. We believe that our audit provides a reasonable basis for our opinion.

      The accompanying Historical Summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Registration Statement on Form S-1 of Teachers Insurance and Annuity Association as described in Note 1, and are not intended to be a complete presentation of the Property's revenues and expenses.

      In our opinion, the Historical Summary referred to above presents fairly, in all material respects, the gross income and direct operating expenses described in Note 1 of the Property for the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.




                                             /s/ Ernst & Young LLP


Boston, Massachusetts
May 3, 2002


HISTORICAL SUMMARY OF GROSS INCOME AND DIRECT OPERATING
EXPENSES FOR AN OFFICE BUILDING OWNED BY BRE/ONE BOSTON LLC

FOR THE YEAR ENDED DECEMBER 31, 2001

GROSS INCOME
Rental                                                               $25,863,521
                                                                     -----------
Reimbursements from tenants                                            5,526,667
Other income                                                             640,490
                                                                     -----------
                                                                      32,030,678
                                                                     -----------
DIRECT OPERATING EXPENSES
Rental property operating expenses                                     6,540,839
Real estate taxes                                                      6,426,790
General and administrative                                             1,306,841
                                                                     -----------
                                                                      14,274,470
                                                                     -----------
Gross income in excess of direct operating expenses                  $17,756,208
                                                                     ===========

                             SEE ACCOMPANYING NOTES.

HISTORICAL SUMMARY OF GROSS INCOME AND
DIRECT OPERATING EXPENSES

NOTES TO FINANCIAL STATEMENTSDECEMBER 31, 2001

1 -- GENERAL INFORMATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


BRE/One Boston LLC (the "Company") owns and operates an office building located in Boston, Massachusetts (the "Property"). The Members are BRE/OBP LLC ("OBP") and Walton Boston Investors III, LLC. On March 26, 2002, Teachers Insurance and Annuity Association ("Teachers") entered into an agreement to acquire a 50% interest in the Property for approximately $130 million. The acquistion is scheduled to close on May 31, 2002.

      The accompanying Historical Summary of Gross Income and Direct Operating Expenses has been prepared in accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission for inclusion in the Registration Statement on Form S-1 of Teachers. Accordingly, certain historical expenses which may not be comparable to the expenses expected to be incurred in the proposed future operations of the Property have been excluded. Excluded expenses consist of depreciation and amortization, and interest expense not directly related to the future operations of the Property.

RENTAL INCOME

      Tenant leases are accounted for as operating leases. Rental income is recognized on a straight line basis over the term of the related leases. During 2001, the straight line adjustment was $1,079,263.

REIMBURSEMENTS FROM TENANT

Reimbursements from tenants, principally for increases in operating expenses and real estate taxes over base year amounts, are recognized when they become billable to tenants. In 2001, the Company recorded reimbursements from tenants totaling $318,662, which related to prior years.


2 -- LEASES


The Company leases space to tenants for varying terms for which minimum annual rents are received. The leases require fixed monthly payments over the terms of the leases and reimbursements from tenants based on increases in operating expenses and real estate taxes over base year amounts.

Future minimum rents to be received from existing tenants under noncancelable operating leases at December 31, 2001 approximate the following:


            Year:
               2002                          $  28,657,427
               2003                             27,018,511
               2004                             26,321,908
               2005                             20,722,185
               2006                             17,621,492
               Thereafter                       56,995,081
                                             -------------
                                             $ 177,336,604
                                             =============


During the year ended December 31, 2001, one tenant comprised approximately 19.5% of the rental income.


3 -- OTHER INCOME


Other income consists primarily of tenant service revenue of $248,646, antenna/roof rental of $236,563 and interest of $87,607.


4 -- RELATED PARTY TRANSACTIONS


The Property is managed by an affiliate of OBP. The management fee is based on a rate of 2% of Operating Revenues Received, as defined by the agreement. Property management fees included in general and administrative expenses approximated $621,800 for the year ended December 31, 2001.


                                       TIAA Real Estate Account  PROSPECTUS |41|

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

CONDENSED UNAUDITED FINANCIAL STATEMENTS

(These condensed unaudited financial statements have been derived from audited financial statements which are available upon request)

TIAA CONDENSED BALANCE SHEETS

                                                            (in thousands)
                                                             DECEMBER 31,
                                                    ----------------------------
                                                         2002            2001
--------------------------------------------------------------------------------
ASSETS
Bonds                                               $ 96,870,101    $ 87,013,371
Mortgages                                             23,968,793      22,815,136
Real estate                                            5,643,825       5,180,411
Stocks                                                 2,184,326       2,245,072
Other long-term investments                            3,789,471       3,264,552
Cash and short-term investments                        1,787,873       2,892,904
Investment income due and accrued                      1,420 194       1,339,451
Separate account assets                                4,357,873       4,228,544
Deferred federal income tax asset                        836,682              --
Other assets                                             971,313         673,657
                                                    ------------    ------------

                 TOTAL ASSETS                       $141,830,451    $129,653,098
                                                    ------------    ------------

LIABILITIES, CAPITAL AND CONTINGENCY RESERVES
Policy and contract reserves                        $116,913,443    $107,363,466
Dividends declared for the following year              2,460,410       2,364,877
Asset Valuation Reserve                                2,263,133       2,619,461
Interest Maintenance Reserve                             410,580         308,168
Separate account liabilities                           4,357,873       4,228,544
Securities lending collateral                          3,973,109       2,619,761
Other liabilities                                      2,165,212       1,497,738
                                                    ------------    ------------

            TOTAL LIABILITIES                        132,543,760     121,002,015
                                                    ------------    ------------
Capital (2,500 shares of $1,000 par value
 common stock issued and outstanding)
 and paid-in surplus                                       3,050           3,050
Contingency reserves:
For investment losses, annuity and insurance
 mortality, and other risks                            9,283,641       8,648,033
                                                    ------------    ------------

           TOTAL CAPITAL AND
         CONTINGENCY RESERVES                          9,286,691       8,651,083
                                                    ------------    ------------

   TOTAL LIABILITIES, CAPITAL
     AND CONTINGENCY RESERVES                       $141,830,451    $129,653,098
                                                    ============    ============

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

TIAA CONDENSED UNAUDITED STATEMENTS OF OPERATIONS

                                                          (in thousands)
                                                FOR THE YEARS ENDED DECEMBER 31,
                                                --------------------------------
                                                      2002           2001
--------------------------------------------------------------------------------
INCOME
Insurance and annuity premiums, deposits,
and other considerations                           $ 4,744,018   $ 3,878,895
Transfers from CREF, net                             2,166,726     1,402,316
Annuity dividend additions                           3,244,248     3,059,734
Net investment income                                9,324,726     8,819,579
                                                   -----------   -----------

                 TOTAL INCOME                      $19,479,718   $17,160,524
                                                   -----------   -----------

DISTRIBUTION OF INCOME
Policy and contract benefits                       $ 3,396,516   $ 3,065,338
Dividends to policyholders                           4,928,434     4,766,809
Increase in policy and contract reserves             9,495,679     7,463,548
Operating expenses                                     469,952       412,789
Transfers to separate accounts, net                    309,186       615,228
Other, net                                              56,633        20,499
Federal income tax expense (benefit)                   (20,855)       26,784
Increase in contingency reserves from operations       844,173      789,5290
                                                   -----------   -----------

 TOTAL DISTRIBUTION OF INCOME                      $19,479,718   $17,160,524
                                                   -----------   -----------
Net Income:
Increase in contingency reserves from operations   $   844,173   $   789,529
Net realized capital (losses) less capital gains
 taxes, after transfers to Interest
 Maintenance Reserve                                (1,816,327)     (204,291)
                                                   -----------   -----------

                   NET INCOME                      $  (972,154)  $   585,238
                                                   ===========   ===========

CHANGES IN CAPITAL AND
 CONTINGENCY RESERVES:
Net income                                         $  (972,154)  $   585,238
Net unrealized capital gains (losses)
 on investments                                        350,449      (574,266)
Transfers to (from) the Asset Valuation Reserve        356,328       251,073
Cumulative effect of change in
 accounting principles:
Deferred federal income tax asset                    4,111,351            --
Other                                                       --       375,325
Decrease/(increase) in non-admitted assets:
Deferred federal income tax asset                   (3,274,669)           --
Other                                                   69,318       (59,749)
Change in contingency reserves as a result
 of reinsurance                                         62,739            --
Other, net                                             (67,754)      (23,943)
                                                   -----------   -----------

    NET CHANGE IN CAPITAL AND
         CONTINGENCY RESERVES                          635,608       553,678

      CAPITAL AND CONTINGENCY
RESERVES AT BEGINNING OF YEAR                        8,651,083     8,097,405
                                                   -----------   -----------

     CAPITAL AND CONTINGENCY
      RESERVES AT END OF YEAR                      $ 9,286,691   $ 8,651,083
                                                   ===========   ===========



|42| PROSPECTUS  TIAA Real Estate Account

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

SUPPLEMENTAL INFORMATION TO
CONDENSED UNAUDITED FINANCIAL STATEMENTS

      VALUATION OF INVESTMENTS: Bonds and short-term investments (debt securities with maturities of one year or less at the time of acquisition) not in default are generally stated at amortized cost; (net of any other than temporary impairments) and all other bonds and short-term investments at the lower of amortized cost (net of any other than temporary impairments) or market value. Medium to highest quality preferred stocks at cost; common stocks at market value; preferred stock investments at the lower of amortized cost or market value. For loan-backed bonds and structured securities not in default are stated at amortized cost (net of any other than temporary impairments). The retrospective adjustment method is used to value all loan-backed and structured securities except for interest only securities that have recognized losses, which are valued using the prospective method. Estimated future cash flows and expected payments are used in calculating amortization for the loan-backed and structured securities. Loan -backed and structured securities in default are valued at the lower of amortized cost (net of any other than temporary impairments) or undiscounted estimated future cash flows. Anticipated prepayments are based on life-to-date prepayment speeds, using historical cash flows and internal estimates. Mortgages are stated at amortized cost and directly-owned real estate at depreciated cost (net of encumbrances). Investments in wholly-owned subsidiaries, real estate limited partnerships and securities limited partnerships are stated at TIAA's equity in the net admitted assets of the underlying entities. Policy loans are stated at outstanding principal amounts. Separate account assets are generally stated at market value. Seed money investments in the TIAA-CREF Mutual Funds, TIAA-CREF Institutional Mutual Funds and TIAA-CREF Life Funds are stated at market value. All investments are stated net of impairments which are considered to be other than temporary, which are determined on an individual basis. Depreciation of real estate investments is generally computed over a 40-year period on the straight-line method.

ADDITIONAL INFORMATION:

                                                         2002             2001
------------------------------------------------------------------------------------
As a percentage of total bond investments:
  Below investment grade bonds                               10.2%              8.2%

As a percentage of total mortgage investments:
  Total mortgage investments in California                   19.2%             18.7%
  Total mortgage investments in office buildings             42.4%             42.0%
  Total mortgage investments in shopping centers             25.8%             25.4%

As a percentage of total real estate investments:
  Two states with highest real estate
   investment                                     California 14.6%  California 13.0%

                                                      Florida 8.7%      Florida 7.2%

  Total real estate investments
   in office buildings                                       68.7%             73.9%

      DERIVATIVE INSTRUMENTS: TIAA has filed a Derivatives Use Plan with the New York State Insurance Department. This plan details TIAA's derivative policy objectives, strategies and controls, and any restrictions placed on various derivative types. The plan also specifies the procedures and systems that TIAA has established to evaluate, monitor and report on the derivative portfolio in terms of valuation, effectiveness and counterparty credit quality. TIAA uses derivative instruments for hedging and asset replication purposes. TIAA enters into derivative directly with counterparties of high credit quality (i.e., rated AA or better at time of inception) and monitors counterparty credit quality on an ongoing basis. At December 31, 2002 and 2001, TIAA had outstanding foreign currency swap contracts with a total notional value of approximately $1,725,300,000 and $1,421,600,000 respectively; foreign currency forward contracts with total notional value of approximately $391,700,000 and $234,700,000, respectively; interest rate swap contracts with a total notional value of approximately $681,400,000 and $565,900,000, respectively; swap options outstanding with a total notional value of $198,600,000 and $0, respectively; and interest rate cap contracts with a total notional value of approximately $149,500,000 and $75,700,000, respectively.



                                       TIAA Real Estate Account  PROSPECTUS |43|

APPENDIX A--MANAGEMENT OF TIAA

The Real Estate Account has no officers or directors. The Trustees and principal executive officers of TIAA, and their principal occupations during the last five years, are as follows:

TRUSTEES

      ELIZABETH E. BAILEY, 64 John C. Hower Professor of Public Policy and Management, Wharton School, University of Pennsylvania. Director, CSX Corporation and Philip Morris Companies, Inc.

      WILLARD T. CARLETON, 68. Donald R. Diamond Professor of Finance Emeritus, College of Business and Public Administration, University of Arizona.

      ROBERT C. CLARK, 59. Dean and Royall Professor of Law, Harvard Law School, Harvard University.

      ESTELLE A. FISHBEIN, 68. Vice President and General Counsel, Johns Hopkins University.

      RUTH SIMMS HAMILTON, 65. Professor, Department of Sociology, and Director, African Diaspora Research Project, Michigan State University.

      MARJORIE FINE KNOWLES, 63 Professor of Law, Georgia State University College of Law.

      ROBERT M. O'NEIL, 68. Professor of Law, University of Virginia and Director, Thomas Jefferson Center for the Protection of Free Expression.

      LEONARD S. SIMON, 66. Vice Chairman, Charter One Financial, Inc. Formerly, Chairman, President and Chief Executive Officer, RCSB Financial, Inc. and Chairman and Chief Executive Officer, Rochester Community Savings Bank.


      RONALD L. THOMPSON, 53. Chairman and Chief Executive Officer, Midwest Stamping Co. Board member, Ryerson Tull, Inc.

      PAUL R. TREGURTHA, 67. Chairman and Chief Executive Officer, Mormac Marine Group, Inc. and Moran Transportation Company, Inc.; Vice Chairman, Interlake Steamship Company and Lakes Shipping Company; Formerly, Chairman, Meridian Aggregates, L.P. Director, FPL Group, Inc. and Fleet Boston Financial.

      WILLIAM H. WALTRIP, 65. Chairman, Technology Solutions Company. Formerly, Chairman and Chief Executive Officer, Bausch & Lomb, Inc. Board member, Bausch & Lomb, Inc., Technology Solutions Company, Thomas & Betts Corporation, and Charles River Laboratories.

      ROSALIE J. WOLF, 61. Managing Director, Offit Hall Capital Management LLC and its predecessor company, Laurel Management Company LLC. Formerly, Treasurer and Chief Investment Officer, The Rockefeller Foundation. Board member, Airborne Express, Inc., the Sanford C. Bernstein Fund, Inc. and the North European Oil Royalty Trust.

OFFICER-TRUSTEES

      HERBERT M. ALLISON, JR., 59 . Chairman, President and Chief Executive Officer, TIAA. President and Chief Executive Officer, CREF. Formerly, President and Chief Executive Officer of Alliance for LifeLong Learning, Inc., 1999 -2002. President, Chief Operating Officer and Member of the Board of Directors of Merrill Lynch & Co., Inc., 1997-1999.

      MARTIN L. LEIBOWITZ, 66. Vice Chairman and Chief Investment Officer, TIAA and CREF.

OTHER OFFICERS

      RICHARD J. ADAMSKI, 61. Vice President and Treasurer, TIAA and CREF.

      RICHARD L. GIBBS, 56. Executive Vice President, Finance and Planning, TIAA and CREF.

      E. LAVERNE JONES, 54. Vice President and Corporate Secretary, TIAA and
CREF.

APPENDIX B--SPECIAL TERMS

      ACCUMULATION: The total value of your accumulation units in the Real Estate Account.

      ACCUMULATION PERIOD: The period that begins with your first premium and continues until the entire accumulation has been applied to purchase annuity income, transferred from the Account, or paid to you or a beneficiary.

      ACCUMULATION UNIT: A share of participation in the Real Estate Account for someone in the accumulation period. The Account's accumulation unit value changes daily.

      ANNUITY UNIT: A measure used to calculate the amount of annuity payments due a participant.

      BENEFICIARY: Any person or institution named to receive benefits if you die during the accumulation period or if you (and your annuity partner, if you have one) die before the guaranteed period of your annuity ends.

      BUSINESS DAY: Any day the New York Stock Exchange (NYSE) is open for trading. A business day ends at 4 p.m. eastern time, or when trading closes on the NYSE, if earlier.

      CALENDAR DAY: Any day of the year. Calendar days end at the same time as business days.

      COMMUTED VALUE: The present value of annuity payments due under an income option or method of payment not based on life contingencies. Present value is adjusted for investment gains or losses since the annuity unit value was last calculated.

      ELIGIBLE INSTITUTION: A nonprofit institution, including any governmental institution, organized in the United States.

      ERISA: The Employee Retirement Income Security Act of 1974, as amended.

      GENERAL ACCOUNT: All of TIAA's assets other than those allocated to the Real Estate Account or to other existing or future TIAA separate accounts.

      INCOME CHANGE METHOD: The method under which you choose to have your annuity payments revalued. Under the annual income change method, your payments are revalued once each year. Under the monthly income change method, your payments are revalued every month.

      SEPARATE ACCOUNT: An investment account legally separated from the general assets of TIAA, whose income and investment gains and losses are credited to or charged against its own assets, without regard to TIAA's other income, gains or losses.

      VALUATION DAY: Any day the NYSE is open for trading, as well as the last calendar day of each month. Valuation days end as of the close of all U.S. national exchanges where securities or other investments of the Account are principally traded. Valuation days that aren't business days will end at 4 p.m. eastern time.

      VALUATION PERIOD: The time from the end of one valuation day to the end of the next.


|44| PROSPECTUS  TIAA Real Estate Account